Exhibit 2.3

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

GREENROSE ACQUISITION CORP.,

FUTUREWORKS HOLDINGS, INC.

and

FUTUREWORKS LLC

Dated as of
March 12, 2021

i

2.25	Banks and Brokerage Accounts; Powers of Attorney	31
2.26	Significant Suppliers	31
2.27	Takeover Statutes	32
2.28	Product Warranties; Product Liability	32
2.29	Compliance with OFAC	32
2.30	Disclosure	32
2.31	No Other Representations or Warranties	32

Article 3 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		33
3.1	Organization and Qualification	33
3.2	Authorization	33
3.3	No Conflicts	34
3.4	Brokers	34
3.5	Trust Account; Sufficiency of Funds	34
3.6	Formation and Ownership of Merger Sub; No Prior Activities	35
3.7	Compliance with Laws, Orders and Permit	35
3.8	Capitalization and Parent Shares	36
3.9	SEC Reports; Financial Statements	37
3.10	Material Changes; Undisclosed Events, Liabilities or Developments	37
3.11	Litigation	38
3.12	OTCQX Compliance	38
3.13	Required Eligibility	38
3.14	Regulatory Redemption	39
3.15	Third Party Transactions	39
3.16	Company Representations and Warranties	39
3.17	Consolidated Return	39

Article 4 CONDUCT PRIOR TO THE EFFECTIVE TIME		39
4.1	Conduct of Business of the Company	39
4.2	No Solicitation.	41

Article 5 ADDITIONAL AGREEMENTS		42
5.1	Company Member Approval	42
5.2	Access to Information	43
5.3	Confidentiality	43
5.4	Expenses	44
5.5	Public Disclosure	44
5.6	Reasonable Efforts	45
5.7	Notification of Certain Matters	45
5.8	Delivery of Unit Ledger and Minute Books of the Company	46
5.9	Tax Matters	46
5.10	Employees and Contractors	48
5.12	Audited Financial Statements	49
5.13	Omitted.	49
5.14	Preparation of Proxy Statement; Special Meeting.	49
5.15	Trust Fund Disbursement	51

5.16	Waiver of Conflicts Regarding Representation; Attorney-Client Privilege	51
5.17	Waiver of Claims Against Trust Account	52
5.18	Company Indebtedness	53
5.19	Assigned Contracts	53
5.20	Escrow Fund	54

Article 6 CONDITIONS TO THE MERGER		54
6.1	Conditions to Obligations of Each Party to Effect the Merger	54
6.2	Additional Conditions to the Obligations of Parent and Merger Sub	55
6.3	Additional Conditions to Obligations of the Company	56

Article 7 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION		58
7.1	Survival of Representations, Warranties, Covenants and Agreements	58
7.2	Indemnification by Company Members	58
7.3	Indemnification by Parent	59
7.4	Limitations	60
7.5	Indemnification Procedures; Third Party Claims	61
7.6	No Contribution	66
7.7	Effect of Investigation	66
7.8	Exclusive Remedy	66

Article 8 TERMINATION, AMENDMENT AND WAIVER		66
8.1	Termination	66
8.2	Effect of Termination	68

Article 9 MISCELLANEOUS PROVISIONS		68
9.1	Subject to Approval of the MED	68
9.2	Notices	69
9.3	Entire Agreement	70
9.4	Third Party Beneficiaries	70
9.5	No Assignment; Binding Effect	70
9.6	Headings	70
9.7	Invalid Provisions	70
9.8	Governing Law	70
9.9	Waiver of Trial by Jury	71
9.10	Jurisdiction	71
9.11	Counterparts	71
9.12	Amendment and Modification	72
9.13	Extension; Waiver	72
9.14	Made Available	72
9.15	No Presumption Against Drafting Party	72

Article 10 DEFINITIONS		72
10.1	Definitions	72
10.2	Construction	89

TABLE OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Statement of Merger
Exhibit C	Calculation of Closing Working Capital Adjustment
Exhibit D	Form of Company Officer’s Certificate
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Assumption Agreement
Exhibit G	Form of Lock-Up Agreement
Exhibit H	Form of Registration Rights Agreement
Exhibit I	Form of Accredited Investor Certification
Exhibit J	Form of Parent Officer’s Certificate
Exhibit K	Form of Employment Agreement
Exhibit L	Form of Non-Competition Agreement

Company Disclosure Schedule

Section 2.1

Section 2.3(e)

Section 2.3(g)

Section 2.4(a)

Section 2.4(b)

Section 2.5

Section 2.8(b)

Section 2.8(c)

Section 2.11

Section 2.12(a)

Section 2.12(b)

Section 2.12(c)

Section 2.12(d)

Section 2.13(a)

Section 2.13(b)

Section 2.14(a)

Section 2.14(b)

Section 2.14(c)

Section 2.15(a)

Section 2.16(b)

Section 2.17(a)

Section 2.20(a)

Section 2.20(b)

Section 2.20(c)

Section 2.21(a)

Section 2.22

Section 2.23

Section 2.24

Section 2.25

Section 2.26(a)

Section 2.28(a)

Parent Disclosure Schedule

Section 3.4

Section 3.8(b)

Section 3.8(c)

Section 3.8(d)

Section 3.8(e)

Other Schedules

Schedule A-1	Company Employees with Knowledge
Schedule A-2	Parent Executives with Knowledge
Schedule 1.5	Officers of the Surviving Corporation
Schedule 5.14	Directors of Parent
Schedule 5.19	Assigned Contracts
Schedule 5.20	Yeomans Guaranty Contracts

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is effective as of March 12, 2021, by and among Greenrose Acquisition Corp., a Delaware corporation (“Parent”), Futureworks Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Futureworks LLC, a Colorado limited liability company (the “Company”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in Article 10.

RECITALS

WHEREAS, the managers or boards of directors, as applicable, of each of the Company, Parent and Merger Sub have each unanimously (i) determined that the merger of the Company with and into Merger Sub (the “Merger”) is advisable and fair to, and in the best interests of, their respective equity holders and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and the Colorado Corporations and Associations Act (the “CO Act”), as applicable;

WHEREAS, the Company Members have entered into that certain Joinder and Release of Liability Agreement on even date herewith (the “Joinder Agreement”), pursuant to which the Company Members (1) have agreed to be parties to this Agreement solely with respect to their indemnification obligations under Article 7 and the waiver of claims against the Trust Account in Section 5.17, as though a party hereto; (2) waived any and all claims by the Company Members against the Company arising prior to the Closing; (3) waived any rights of pre-emption, purchase option rights, investors’ rights, transfer restriction rights, rights of first notice, negotiation, offer or refusal, rights of approval or other similar rights or restrictions with respect to the Company and the Company Interests; and (4) waived any appraisal rights with respect to the Company Interests, in each case of subclauses (2) – (4) in connection with the Transactions under Applicable Laws, the Company Charter, applicable Contracts and otherwise; and

WHEREAS, Parent is entering into an (a) Agreement and Plan of Merger, with Shango Holdings Inc., a Nevada corporation, and the other parties thereto, (b)  Agreement and Plan of Merger, with Theraplant, LLC, a Connecticut limited liability company, and (c) an Asset Purchase Agreement with True Harvest, LLC, an Arizona limited liability company, and the other parties thereto (each such agreement, as amended, restated, supplemented or otherwise modified from time to time, collectively, the “Third Party Transactions”).

NOW, THEREFORE, in consideration of the premises, and the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties hereby agree as follows:

Article 1
THE MERGER

1.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and the provisions of Applicable Laws, the Company shall be merged with the Merger Sub, the separate corporate existence of the Company shall cease, and the Merger Sub shall continue as the surviving corporation and as a wholly-owned Subsidiary of Parent. For times and periods after the Effective Time, the surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation.”

1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger and the other Transactions contemplated hereunder (the “Closing”) will take place as promptly as reasonably practicable, but no later than two (2) Business Days following satisfaction or waiver of the conditions set forth in Article 6, remotely via the exchange of documents and signatures, unless another manner or time is agreed to by Parent and the Company. The date on which the Closing occurs is herein referred to as the “Closing Date.” The parties shall deliver the agreements, certificates, and other instruments and documents required to be delivered pursuant to Article 6 at or prior to the Closing. On the Closing Date, the parties shall cause the Merger to be consummated by filing (a) the Certificate of Merger, in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the DGCL, and (b) the Statement of Merger, in substantially the form attached hereto as Exhibit B (the “Statement of Merger”), with the Secretary of State of the State of Colorado in accordance with the CO Act (the time of acceptance by the Secretary of State of the State of Colorado of such filing or such later time as may be agreed to by the parties and set forth in such filing for the effectiveness of the Merger being referred to herein as the “Effective Time”).

1.3 Effect of the Merger on Constituent Corporations. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and the CO Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws of Surviving Corporation. At the Effective Time, by virtue of the Merger, the certificate of incorporation of the Surviving Corporation shall be amended and restated to be identical to the form of the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time; provided that such certificate of incorporation shall contain the provisions described in Section 3.14, and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with Applicable Laws. From and after the Effective Time, the bylaws of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended and restated to be identical to the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended, shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with Applicable Laws.

1.5 Directors and Officers of Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Surviving Corporation shall be as set forth on Schedule 1.5, each to hold office in accordance with the bylaws of the Surviving Corporation. In addition, unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the directors and officers, respectively, of each of the Company Subsidiaries immediately after the Effective Time, each to hold office as a director or officer of each such Company Subsidiary in accordance with the provisions of the Applicable Laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Company Subsidiary.

1.6 Aggregate Consideration. The aggregate consideration (the “Aggregate Consideration”) to be paid or issued by Parent in respect of all Company Interests shall be comprised of (a) Base Cash Consideration, minus (i) an amount equal to the Reagan Yeomans Indebtedness, minus (iii) the Escrow Cash, minus (iv) any Company Closing Transaction Expenses, and plus (v) an amount equal to the Closing Working Capital Adjustment, to the extent such amount is positive, or minus (v) the Closing Working Capital Adjustment, to the extent such amount is negative; (b) the Base Stock Consideration minus the Escrow Stock; (c) the amount released from the Escrow Fund to the Company Members pursuant to Section 7.5, if any; (d) the Post-Closing Working Capital Adjustment, to the extent such number is positive as determined in accordance with Section 1.11; and (e) the Earnout Payment, to the extent payable pursuant to Section 1.14.

1.7 Conversion at Effective Time. On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any of the Company Interests, the following shall occur automatically (except as expressly provided otherwise):

(a) Company Interests. All Company Interests issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and converted into the right to receive the Aggregate Consideration (without interest thereon).

(b) Capital Stock of Merger Sub. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. From and after the Effective Time, each stock certificate of Merger Sub evidencing ownership of any Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

1.8 Calculation of Initial Consideration; Delivery of Closing Payment Certificate.

(a) Five (5) Business Days prior to the Closing Date, the Company shall deliver a spreadsheet (the “Closing Payment Certificate”) setting forth each of the following items and certified by the Chief Financial Officer and Treasurer of the Company to be true and correct:

(i) the Capitalization Table;

(ii) the Reagan Yeomans Indebtedness;

(iii) the Company Closing Transaction Expenses;

(iv) the Allocated Portion of the Base Stock Consideration to each of the Company Members; and

(v) the Allocated Portion of the Base Cash Consideration, less the Reagan Yeomans Indebtedness, to each of the Company Members.

Upon receipt of the Closing Payment Certificate, Parent will be entitled to review, make reasonable inquiries and request reasonable supporting documentations, and comment on the Closing Payment Certificate, and the Company shall consider Parent’s comments in good faith and deliver an updated Closing Payment Certificate to Parent no later than two (2) Business Days prior to the Closing Date to reflect the applicable revisions to the Closing Payment Certificate.

(b) In the event that (i) any Additional Consideration is payable to the Company Members, such Additional Consideration shall be distributed by delivering to each Company Member such Company Member’s Allocated Portion thereof, or (ii) any Payback Amount is payable to Parent and/or other Parent Indemnitee, such Payback Amount shall be distributed by each Company Member by delivering to Parent and/or other Parent Indemnitee such Company Member’s Allocated Portion thereof.

1.9 Closing Payments; Payment Procedures; Surrender of Certificates.

(a) Closing Payments.

(i) On the Closing Date, Parent shall cause to be delivered to each Company Member, by wire transfer of immediately available funds from the Trust Account and the PIPE Investment, an amount equal to the Allocated Portion of the cash component of the Initial Consideration, payable to such Company Member pursuant to Section 1.7(a).

(ii) On the Closing Date, Parent shall deliver the Escrow Cash to the Escrow Agent by wire transfer of immediately available funds, for deposit in the Escrow Fund (which shall be held and distributed in accordance with the terms of Article 7).

(iii) On the Closing Date, Parent shall deliver to Reagan Yeomans by wire transfer of immediately available funds, an amount equal to the Reagan Yeomans Indebtedness.

(iv) On the Closing Date, Parent shall deliver to the Company the Company Closing Transaction Expenses

(v) Subject to such Company Member having provided Parent with an executed Accredited Investor Certification in substantially the form of Exhibit I attached hereto (the “Accredited Investor Certification”), dated no earlier than ten (10) days prior to the Closing Date, on the Closing Date, Parent shall deliver to each Company Member certificates (or make appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by book-entry shares will be issued) representing the Allocated Portion of the shares of Parent Common Stock to be issued as the stock component of the Initial Consideration to such Company Member pursuant to Section 1.7(a).

(vi) On the Closing Date, Parent shall deliver the Escrow Stock to the Escrow Agent, for deposit in the Escrow Fund, which shall be held and distributed in accordance with the terms of Article 7.

(vii) On the Closing Date, Parent shall deliver jointly to Reagan Yeomans and Chris Schonbachler, by wire transfer of immediately available funds, an amount equal to the Capital Expenditure Reimbursement; provided, that, Parent shall have received a statement, reasonably acceptable to it, showing the amount of such Capital Expenditure Reimbursement, including a description of the uses or intended uses by the Company and the Company Subsidiaries of such amounts (the “Capital Expenditure Statement”); provided, further, that Parent shall have no obligation hereunder to reimburse any amounts of Capital Expenditure Reimbursement exceeding Six Hundred Thousand Dollars ($600,000).

(b) Transfers of Ownership. If any cash amounts are to be disbursed pursuant to Section 1.6 in accordance with the Closing Payment Certificate to any Person other than the Person or entity whose name is registered in the Company Operating Agreement surrendered in exchange therefore, it will be a condition of the issuance or delivery thereof that (i) the Company Member requesting such disbursal shall provide Parent with such documentation requested by Parent to properly evidence such transfer, and (ii) the Person requesting such payment will have paid to Parent, or any agent designated by it, any transfer or other Taxes required by reason of the issuance of payment in any name other than that of the registered holder of the Company Interests surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(c) No Interest With Respect to Unexchanged Company Interests. No interest will be paid or accrue for the benefit of any holder of Company Interests or any Aggregate Consideration, or other amounts payable under this Article 1.

(d) No Liability or Obligation. Notwithstanding anything to the contrary in this Section 1.9, neither Parent, the Surviving Corporation, nor any party hereto shall be liable or have any other obligation in respect of any Aggregate Consideration and any other amounts payable under this Agreement for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.

1.10 No Further Ownership Rights. The consideration paid in respect of the surrender of Company Interests in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such Company Interests. From and after the Effective Time, the holders of Company Interests shall cease to have any rights with respect to Company Interests represented thereby, except as otherwise set forth herein or by Applicable Laws. At the Effective Time, the transfer books of the Company shall be closed and there shall be no further registration of transfers of any Company Interests thereafter on the records of the Company. If, after the Effective Time, any Company Interest is presented to the Surviving Corporation, it shall be cancelled and exchanged as set forth in Section 1.7 and this Section 1.10.

1.11 Working Capital Adjustment.

(a) Determination of Closing Working Capital Adjustment. Not less than five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a reasonably detailed statement setting forth the calculation of the estimated Working Capital as of immediately prior to the Closing, without taking into account any of the Transactions occurring as part of the Closing (the “Estimated Closing Working Capital”), which shall be prepared in accordance with the methodology set forth on Exhibit C. To assist Parent in its review of the above calculations, the Company shall make available to Parent and its Representatives such information and in such detail used in connection therewith as is reasonably requested by Parent and subject to the Company’s customary protocols and Applicable Law. The “Closing Working Capital Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus the Target Working Capital.

(b) Determination of Post-Closing Working Capital Adjustments.

(i) As soon as practicable after the Closing Date, but in any event within ninety (90) calendar days following the Closing Date, subject to Parent extending such date for up to an additional thirty (30) calendar days with the consent of the Company Members, such consent not to be unreasonably withheld or delayed, Parent shall prepare and deliver to the Company Members a reasonably detailed statement setting forth the calculation of the Working Capital of immediately prior to the Closing, without taking into account any of the Transactions occurring as part of the Closing (as finally determined pursuant to this Section 1.11, the “Final Working Capital”), which shall be prepared in accordance with the methodology set forth on Exhibit C. If the Company Members dispute the Final Working Capital as determined by Parent, then the Company Members shall deliver to Parent a written statement (the “Dispute Notice”) describing with reasonable detail the basis for any such dispute within thirty (30) calendar days after receiving the statement calculating the Final Working Capital. If the Company Members do not deliver the Dispute Notice to Parent within such thirty (30) calendar day period, then the determination of the Final Working Capital shall be deemed final and accepted by the Company Members. Parent, the Surviving Corporation and the Company Members will use reasonable efforts and act in good faith to resolve any such dispute themselves. If such dispute is not finally resolved within thirty (30) calendar days after Parent’s receipt of the Dispute Notice, either Parent or the Company Members may thereafter cause a nationally recognized firm of independent certified public accountants with nationwide audit, accounting and valuation practices as to which the Company Members and Parent agree in writing (the “Independent Accountant”) to review this Agreement promptly and the disputed items or amounts in determining the Final Working Capital. The Company Members, Surviving Corporation and the Parent, as applicable, will provide the accounting firm access to the Books and Records of Parent and/or Surviving Corporation and their Affiliates related to the calculation of the Final Working Capital. The Independent Accountant shall act as an expert not as an arbitrator. Within ten (10) calendar days after submission to the Independent Accountant for resolution, Parent and the Company Members shall each submit a written brief that indicates their position on each disputed matter and each such party’s determination of the amount of the Final Working Capital. The Independent Accountant shall make a written determination on each disputed matter no later than thirty (30) calendar days after submission to the Independent Accountant for resolution and such determination shall be conclusive and binding upon Parent and the Company Members with respect to that disputed matter, absent fraud or manifest error. Such determination for each disputed matter shall be bounded by the amount proposed by Parent and the amount proposed by the Company Members. The proposed Final Working Capital will be revised as appropriate to reflect the resolution of any such claims pursuant to this Section 1.11. The fees and disbursements of the Independent Accountant shall be paid by Parent, on the one hand, and the Company Members, on the other hand, on an inversely proportional basis, based upon the relative difference between the amounts in dispute that have been submitted to the Independent Accountant and the Independent Accountant’s final calculations. Solely by way of example, if Parent claimed that Final Working Capital is One Million Dollars ($1,000,000), the Company Members claimed in the Dispute Notice that Final Working Capital is One Million Five Hundred Thousand Dollars ($1,500,000), and the Independent Accountant determines that Final Working Capital is One Million One Hundred Thousand Dollars ($1,100,000), then Parent shall pay twenty percent (20%) of the Independent Accountant’s fees and disbursements and the Company Members shall pay eighty percent (80%) of the Independent Accountant’s fees and disbursements. Parent and the Company Members shall each pay their own fees and expenses related to such determination.

(ii) Parent and the Surviving Corporation will provide the Company Members and their legal, accounting and/or financial advisors with reasonable access during normal business hours to all materials related to the preparation of and proper calculation of the Final Working Capital, and shall make their financial staff and advisors available to the Company Members and their legal, accounting and/or financial advisors and to the Independent Accountant at any reasonable time during the review by the Company Members of the Final Working Capital and the resolution by Parent and the Company Members and/or the Independent Accountant of any objections thereto. Access to any work papers or analyses provided by Parent’s advisors shall be subject to their customary protocols for such access.

(c) Application of Post-Closing Working Capital Adjustments.

(i) If the amount of the Final Working Capital, as finally determined, is less than the Lower Target Working Capital, then within five (5) calendar days after the Final Working Capital is determined pursuant to this Section 1.11, the Company Members and Company shall pay to Parent an amount equal to the difference between the Closing Working Capital Adjustment and the Lower Target Working Capital (such amount, the “Company Post-Closing Working Capital Adjustment”) by executing and delivering to the Escrow Agent a joint written instruction as required by the Escrow Agreement directing the Escrow Agent to disburse such amount from the Escrow Funds in Escrow Cash.

(ii) If the amount of the Final Working Capital, as finally determined, is greater than the Higher Target Working Capital, then within five (5) calendar days after the Final Working Capital is determined pursuant to this Section 1.11, Parent shall pay to each Company Member such Company Member’s Allocated Portion of an amount equal to the difference between the Closing Working Capital Adjustment and the Higher Target Working Capital (such amount, the “Parent Post-Closing Working Capital Adjustment,” and together with the Company Post-Closing Working Capital Adjustment, the “Post-Closing Working Capital Adjustment”) by wire transfer of immediately available funds.

(d) Prorations. Except as provided in the Final Working Capital, all payments made by the Company for services, rent and other charges or expenses paid or payable with respect to the Company shall be prorated as of the Effective Time so that all such payments, prepayments or expenses attributable to the period ending as of the Effective Time shall be for the account of the Company, and all such payments, prepayments and expenses attributable to the period commencing with and following the Effective Time shall be for the account of Parent. Any prepayments existing as of the Effective Time shall accrue as part of the Final Working Capital.

(e) No Further Claim. After the determination of the Final Working Capital and the payment of any adjustments contemplated by this Section 1.11, no party shall have the right to make any claim based on the Working Capital as of the Effective Time (even if subsequent events or subsequently discovered facts would have affected the calculation of the Working Capital had such subsequent events or subsequently discovered facts been known at the time of the Closing), other than as a result of fraud or manifest error.

(f) Adjustments for Tax Purposes. Any payments made pursuant hereto shall be treated as an adjustment to the Aggregate Consideration by the parties for Tax purposes, unless otherwise required by Applicable Law.

1.12 Withholding Taxes. Each of Parent, Merger Sub, and the Escrow Agent shall be entitled to deduct and withhold from the consideration any amount otherwise payable in connection with the Transactions such amounts as Parent, Merger Sub, or the Escrow Agent is required to deduct and withhold under the Code or any provision of state, local or foreign Applicable Law with respect to any Person entitled to receive Aggregate Consideration or payments pursuant to the terms of this Agreement; provided Parent provides Company at least two (2) days prior notice of intent to withhold such amounts to allow Company to provide proof of exemption and such amounts are actually paid over to the applicable Tax Authority. To the extent that amounts are so deducted or withheld by Parent, Merger Sub, or the Escrow Agent, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person entitled to receive the applicable payment pursuant to the terms of this Agreement in respect of whom such deduction and withholding was made by Parent, Merger Sub, or the Escrow Agent.

1.13 Taking of Necessary Actions; Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of Parent, the Company and the Surviving Corporation are fully authorized in the name of their respective entities or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.14 Earnout Payments.

(a) Each Company Member shall be entitled to receive such Company Member’s Allocated Portion of the Earnout Payment as Additional Consideration in respect of all Company Interests such Company Member holds upon the Earnout Payment Date, as finally determined pursuant to Section 1.14(h)(iii).

(b) Subject to such Company Member having provided Parent with an executed Accredited Investor Certification dated no earlier than ten (10) days prior to the date on which Parent distributes a Certificate (as defined below) to such Company Member, if any Earnout Payment is payable pursuant to Section 1.14(a), Parent shall promptly, and in no event later than two (2) Business Days following the final determination of the Earnout Payment, distribute to the Company Members certificates, or if Parent Common Stock is not then evidenced by certificates, such other documentation as Parent provides to other holders of Parent Common Stock (each, a “Certificate”), representing shares of Parent’s Common Stock equal to such holder’s aggregate Allocated Portion thereof, with each Company Member entitled to receive such Company Member’s Allocated Portion of such amount.

(c) If Certificates are to be issued in a name other than as set forth in the Closing Payment Certificate, it will be a condition of the issuance thereof that the registered owner set forth in the Closing Payment Certificate shall execute such forms for transfer requested by Parent, including, but not limited to an Accredited Investor Certification, and that the Persons requesting such exchange will have paid to Parent any transfer or other Taxes required by reason of the issuance of Certificates in any name other than that of the registered holder set forth in the Closing Payment Certificate, or established to the satisfaction of Parent by it that such tax has been paid or is not payable.

(d) Notwithstanding anything to the contrary contained herein, no fraction of a share of Parent Common Stock will be issued by Parent by virtue of this Agreement or the Transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Parent Common Stock issued to such Person rounded up in the aggregate to the nearest whole share of Parent Common Stock.

(e) No dividends or other distributions declared or made after the Earnout Payment Date with respect to Parent Common Stock will be paid to the Company Members that have not yet surrendered their unit certificate(s) with respect to the shares of Parent Common Stock to be issued upon surrender thereof until the Company Members shall surrender the applicable certificate(s). Subject to all Applicable Laws, following surrender of any such certificate(s), Parent shall promptly deliver to the record holders thereof, without interest, the Certificates issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Earnout Payment Date theretofore paid with respect to such shares of Parent Common Stock.

(f) The Company Members hereby acknowledge and agree that:

(i) subject to Section 1.14(h)(iii) below, Parent will have the right to operate and conduct the Surviving Corporation post-Closing as it chooses in its sole discretion;

(ii) there are no assurances that the Earnout Payment will be payable; and

(iii) the right to receive the Earnout Payment will not be represented by a certificate, does not represent an ownership interest in Parent or any of its Affiliates (including the Surviving Corporation), and does not entitle any Company Member to any rights common to holders of Equity Interest in Parent or any of its Affiliates (including the Surviving Corporation).

(g) Notwithstanding Section 1.14(f) or anything herein to the contrary, during the period following the Closing until the Earnout Payment is finally determined pursuant to Section 1.14(h)(iii) and paid, if applicable, Parent and the Surviving Corporation shall, unless otherwise consented to in writing by the Company Members:

(i) maintain separate accounting Books and Records for the Surviving Corporation and each Company Subsidiary that will be used to make all calculations related to the Earnout Payment and make such Books and Records and the work papers and back-up materials used in preparing such calculations available to the Company Members and their accountants and other Representatives at reasonable times and upon reasonable notice;

(ii) act in good faith with respect to the oversight and control of the business and affairs of the Surviving Corporation and each Company Subsidiary (together with any successor to the operations thereof), and shall not act in a manner that would reasonably be expected to adversely affect the ability of the Company Members to earn the maximum amount of the Earnout Payments;

(iii) subject to the terms and conditions of his Employment Agreement and his compliance therewith, Chris Schonbachler shall serve as a Regional President of the Surviving Corporation after Closing, and, subject to reasonable and customary corporate governance, oversight, process and procedures and reporting obligations to the Board of Directors of the Surviving Corporation, the Parent and otherwise, Parent shall permit him (i) to manage the operations of the Surviving Corporation’s business and (ii) to hire, fire and determine the compensation and benefits of non-executive employees and employees earning less than Two Hundred Thousand Dollars ($200,000) in the aggregate inclusive of salary, bonuses and other compensation. All other hiring, firing and compensation decisions shall be subject to the Approval of the Board of Directors of Parent;

(iv) not sell or transfer substantially all or any material potion of the assets (whether by sale of stock, merger, consolidation or otherwise) of the Surviving Corporation or any Company Subsidiary or otherwise adopt any plan of merger, consolidation, reorganization (or similar plan or change of control transaction), liquidation or dissolution or filing of a petition in bankruptcy with respect to the Surviving Corporation or any Company Subsidiary under any provisions of federal or state bankruptcy Applicable Law or consent to the filing of any bankruptcy petition against the Surviving Corporation under any similar Applicable Law;

(v) continue the business of the Surviving Corporation and each Company Subsidiary and provide adequate capital for such continued operations and growth;

(vi) not allocate any overhead of Parent and/or its respective Affiliates to the Surviving Corporation and/or any Company Subsidiary;

(vii) not divert or defer any income, revenue or expense of the Surviving Corporation and/or any Company Subsidiary from one accounting period to another for the purpose of reducing the Earnout Payment;

(viii) not divert any sales or income away from the Surviving Corporation and/or any Company Subsidiary to any other Person that competes, directly or indirectly, with the business of the Company and/or any Company Subsidiary; and

(ix) use best efforts to promote the Surviving Corporation and each Company Subsidiary and preserve the goodwill of, and maintain satisfactory relationships with, those Persons having material business relationships with the Surviving Corporation and each Company Subsidiary.

In the event of any breach by Parent of this Section 1.14(h)(iii), as determined by a court of competent jurisdiction in accordance with the terms of this Agreement, which decision, judgment, decree or other Order has become final and not subject to further appeal, the Earnout Payments shall become immediately due and payable in full.

(h) Earnout Payment Targets.

(i) If the EBITDA for Ironton is no less than the Ironton Target EBITDA for the Earnout Period, then, so long as the Earnout Threshold has been achieved, on the Earnout Payment Date, subject to such Company Member having provided Parent with an executed Accredited Investor Certificate as further set forth herein, the Company Members shall be issued the number of shares of Parent Common Stock (based on the applicable Parent Common Stock Price) equal to Ten Million Dollars ($10,000,000).

(ii) If the EBITDA for Ironton is less than the Ironton Target EBITDA for the Earnout Period, then, so long as the Earnout Threshold has been achieved, on the Earnout Payment Date, subject to such Company Member having provided Parent with an executed Accredited Investor Certificate as further set forth herein, the Company Members shall be issued the number of shares of Parent Common Stock (based on the applicable Parent Common Stock Price) equal to: (y) Ten Million Dollars ($10,000,000), multiplied by (z) a quotient, the numerator of which is (i) the actual EBITDA for Ironton for the Earnout Period, and the denominator of which is (ii) the Ironton Target EBITDA.

(iii) In the event that Parent determines that the Company Members are not eligible for the full Earnout Payment, Parent shall, within thirty (30) Business Days following the Earnout Payment Date, notify the Company Members thereof. Parent shall include in such notice a statement setting forth Parent’s calculations in reasonable detail of the Earnout Payment (including all components thereof), payable and during the thirty (30) Business Day period after the delivery of such notice, the Company Members, upon providing advance notice to Parent in writing, shall have reasonable access to the Books and Records of Parent and its Affiliates (including, for the avoidance of doubt, the Surviving Company) to the extent reasonably related to its review of such calculations. If the Company Members dispute the Earnout Payment, and/or any component thereof, then the Company Members shall deliver to Parent a written statement (the “Earnout Dispute Notice”) describing with reasonable detail the basis for any such dispute within thirty (30) calendar days after receiving the statement calculating the Earnout Payment. If the Company Members do not deliver the Earnout Dispute Notice with respect to the Earnout Payment, as applicable, to Parent within such thirty (30) calendar day period, then the determination of the Earnout Payment shall be deemed final and accepted by the Company Members. Parent, the Surviving Corporation and the Company Members will use reasonable efforts and act in good faith to resolve any such dispute themselves. If such dispute is not finally resolved within thirty (30) calendar days after Parent’s receipt of the Earnout Dispute Notice with respect to the Earnout Payment, as applicable, either Parent or the Company Members may thereafter cause the Independent Accountant to review this Agreement promptly and the disputed items or amounts in determining the Earnout Payment, as applicable. The Company Members, Surviving Corporation and the Parent, as applicable, will provide the Independent Accountant access to the Books and Records of Parent and/or Surviving Corporation and their Affiliates related to the calculation of the Earnout Payment, as applicable (including all components thereof). The Independent Accountant shall act as an expert not as an arbitrator. Within twenty (20) calendar days after submission to the Independent Accountant for resolution, Parent and the Company Members shall each submit a written brief that indicates their position on each disputed matter and each such party’s determination of the amount of the Earnout Payment. The Independent Accountant shall make a written determination on each disputed matter no later than thirty (30) calendar days after submission to the Independent Accountant for resolution and such determination shall be conclusive and binding upon Parent and the Company Members with respect to that disputed matter, absent fraud or manifest error. Such determination for each disputed matter shall be bounded by the amount proposed by Parent and the amount proposed by the Company Members. The proposed Earnout Payment, as applicable, will be finally calculated to reflect the resolution of any such claims pursuant to this Section 1.14(h)(iii). The fees and disbursements of the Independent Accountant shall be paid by Parent, on the one hand, and the Company Members, on the other hand, on an inversely proportional basis, based upon the relative difference between the amounts in dispute that have been submitted to the Independent Accountant and the Independent Accountant’s final calculations. Solely by way of example, if Parent claimed that the Earnout Payment is One Million Dollars ($1,000,000), the Company Members claimed in the Earnout Dispute Notice that the Earnout Payment is One Million Five Hundred Thousand Dollars ($1,500,000), and the Independent Accountant determines that the Earnout Payment is One Million One Hundred Thousand Dollars ($1,100,000), then Parent shall pay twenty percent (20%) of the Independent Accountant’s fees and disbursements and the Company Members shall pay eighty percent (80%) of the Independent Accountant’s fees and disbursements. Parent and the Company Members shall each pay their own fees and expenses related to such determination. Parent and the Surviving Corporation will provide the Company Members and their legal, accounting and/or financial advisors with reasonable access during normal business hours to all materials related to the preparation of and proper calculation of the Earnout Payment, as applicable, and shall make their financial staff and advisors available to the Company Members and their legal, accounting and/or financial advisors and to the Independent Accountant at any reasonable time during the review by the Company Members of the Earnout Payment, as applicable, and the resolution by Parent and the Company Members and/or the Independent Accountant of any objections thereto. Access to any work papers or analyses provided by Parent’s advisors shall be subject to their customary protocols for such access.

1.15 Tax Treatment. The Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. From and after the Effective Time and until the Closing Date, each Party hereto shall use its reasonable efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, with Parent, Merger Sub, and the Company each being a “party to the reorganization” in which no gain or loss is recognized by either party or the Owners (the “Agreed Tax Treatment”). Furthermore, the parties agree to treat the Transactions contemplated by this Agreement consistent with the foregoing for federal and all applicable state, local and foreign tax purposes, and to not prepare or file any Tax Return inconsistent with the Agreed Tax Treatment. Notwithstanding the forgoing, the parties understand and agree that the consideration other than the Parent Common Stock will not be eligible for a “tax free” exchange treatment under Section 368 of the Code. Each of the Parties agrees to report the Merger transaction as such a reorganization and to comply with the reporting and recordkeeping requirements of Treasury Regulations 1.368-3.

Article 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants that each of the statements in this Article 2 is true, correct and complete as of the date hereof and shall be true and correct as of the Closing Date (except for such representations and warranties made only as of a specific date), subject only to such exceptions as are specifically disclosed with respect to specific numbered sections and lettered subsections of this Article 2 in the disclosure schedule, delivered herewith and dated as of the date hereof, and organized with corresponding numbered sections and lettered subsections (the “Company Disclosure Schedule”), it being agreed that any matter disclosed pursuant to any section of the Company Disclosure Schedule shall be deemed disclosed for purposes of any other section of the Company Disclosure Schedule to the extent the applicability of the disclosure to such other section is readily apparent on the face of such disclosure.

2.1 Organization and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the Applicable Laws of the State of Colorado and has full limited liability company power and authority to conduct its business as presently conducted and to own, use, license, lease and operate its Assets. The Company is duly qualified, licensed or admitted to do business and is in good standing (to the extent such concept or a comparable status is recognized) as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its Assets, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a Company Material Adverse Effect. The Company is not in material violation of any of the provisions of its Charter Documents and such Charter Documents are in full force and effect. Section 2.1 of the Company Disclosure Schedule sets forth each jurisdiction where the Company and the Company Subsidiaries are so qualified, licensed or admitted to do business and separately lists each other state, province or country in which the Company and any Company Subsidiary owns, uses, licenses or leases its respective Assets, or conducts business or has employees or engages independent contractors.

2.2 Authorization. The Company has full limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Company is or, at the Closing, will become a party (each, a “Company Ancillary Agreement”), to perform its obligations hereunder and thereunder and to consummate the Transactions. Except for the Consent, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement and each Company Ancillary Agreement, or to consummate the Transactions. This Agreement has been, and the Company Ancillary Agreements have been or will be, as applicable, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof (and, in the case of the Company Ancillary Agreement, thereof) by Parent and/or the other parties thereto, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

2.3 Company Interests.

(a) The Capitalization Table sets forth the record and beneficial owners of all of the membership interests in the Company (the “Company Interests”), which constitute all of the outstanding capital equity of the Company.

(b) Except for the Company Interests as set forth on the Capitalization Table, and the capital equity of the Company Subsidiaries set forth in Section 2.4(a) of the Company Disclosure Schedule, (i) the Company and each Company Subsidiary has not issued or granted, and has not agreed to and is not obligated to issue or grant, any capital equity or other Equity Interest, (ii) there are no outstanding subscriptions, unit options, unit appreciation rights, phantom units, deferred units, performance units, restricted units or other compensatory equity or equity-linked awards, in any case, with respect to any security of or interest in the Company or any Company Subsidiary that have not expired or are otherwise terminated as of the date hereof (together, “Equity Awards”), (iii) warrants, rights, preemptive rights or other Contracts, commitments, understandings, plans or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement, obligating the Company or any Company Subsidiary to issue or sell any capital equity or to grant, extend or enter into any option with respect thereto, and (iv) the Company is not a party to any agreement, arrangement or understanding (written or oral) under which it is obligated to issue or grant any Equity Award.

(c) The Closing Payment Certificate includes a spreadsheet (the “Capitalization Table”), including a true, correct and complete list of all Company Members and their respective addresses, indicating whether such holder is an employee or not an employee of the Company, the amount of Company Interests held by such Persons, the date of acquisition of such Company Interests, and such other information relevant thereto or which Parent may reasonably request.

(d) Each outstanding unit of capital equity or other Equity Interest of the Company, including the Company Interests: (i) has been duly authorized, validly issued, fully paid and is nonassessable, free and clear of any Lien and (ii) has been offered, sold and delivered by the Company in material compliance with all Applicable Laws and any applicable contractual restrictions.

(e) Section 2.3(e) of the Company Disclosure Schedule lists all operating agreements, investors rights agreements, voting agreements, voting trusts, preemptive rights, rights of first offer, rights of first refusal and co-sale agreements, rights of first negotiation, rights to notice of an Acquisition Proposal from a third party, management rights agreements, and all other Contracts, complete and correct copies of which have been made available to Parent, to which the Company or any Company Subsidiary is a party or by which its properties or assets are bound that entitle any Person to any right of first offer, first refusal, first negotiation, notice, vote, novation, waiver, registration, dividend right of, as the case may be, in connection with the Equity Interests or Assets of the Company and any Company Subsidiary or the Transactions.

(f) The Closing Payment Certificate when delivered will be, true, correct and complete in all material respects.

(g) Section 2.3(g) of the Company Disclosure Schedule sets forth a true, complete and correct list of all material Indebtedness of the Company and each Company Subsidiary as of the Last Balance Sheet Date (the “Company Indebtedness”), identifying the creditor to which such Indebtedness is owed, the instrument under which Indebtedness is owed, and the amount of such Indebtedness as of the Last Balance Sheet Date. With respect to each item of such Indebtedness of the Company and each Company Subsidiary, the Company and the Company Subsidiaries are not in default and no payments are past due. Neither the Company nor any of the Company Subsidiaries has guaranteed or is responsible or has any Liability for any Indebtedness of any other Person, and neither the Company nor any of the Company Subsidiaries has guaranteed any other obligation of any other Person. There are no promissory notes or other Contracts evidencing Indebtedness of the Company, in each case, that are convertible into the right to receive any Company Interests. Except for the Company Indebtedness, no material Indebtedness is issued and outstanding.

2.4 Subsidiaries.

(a) Section 2.4(a) of the Company Disclosure Schedule sets forth the name, jurisdiction of incorporation or organization and authorized and outstanding capital, and the record and beneficial owners of the outstanding capital equity of each Company Subsidiary (the “Company Subsidiaries”; each, a “Company Subsidiary”) and the jurisdictions in which each of the Company and the Company Subsidiaries is qualified to do business. Each Company Subsidiary is an entity duly organized, validly existing and in good standing (to the extent such concept or a comparable status is recognized) under the Applicable Laws of the jurisdiction of its organization and has full corporate power and authority to conduct its business as presently conducted and to own, use, license, lease and operate its Assets. Each Company Subsidiary is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its Assets, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a Company Material Adverse Effect. None of the Company Subsidiaries is in material violation of any of the provisions of its Charter Documents and such Charter Documents are in full force and effect. All the outstanding Equity Interests of each Company Subsidiary have been duly authorized, are validly issued, are fully paid and non-assessable and are free of any preemptive rights in compliance with Applicable Laws, including valid exemptions from registration under the Securities Act and all other Applicable Laws with respect to securities. The Company owns, directly or indirectly, all of the Equity Interests of each Company Subsidiary, free and clear of any Liens. There are no declared or accrued but unpaid dividends or other distributions with respect to any capital equity or other Equity Interests of any Company Subsidiary.

(b) Except as set forth in Section 2.4(b) of the Company Disclosure Schedule, the Company and each Company Subsidiary does not control, and has not since the Company’s or such Company Subsidiary’s, as applicable, inception controlled, directly or indirectly, any other corporation, or any limited liability company, partnership, joint venture, association or any other business entity, and the Company and each Company Subsidiary does not own any direct or indirect Equity Interest or other interest or any right (contingent or otherwise) or have any current or prospective obligation to acquire the same of, and has not at any time made any other material investment in, any other Person.

2.5 Managers and Officers. The names of each manager (or managing member or director) and officer of the Company and each Company Subsidiary on the date hereof, and his or her position with the Company and each Company Subsidiary, are listed in Section 2.5 of the Company Disclosure Schedule.

2.6 No Conflicts; Approvals.

(a) The execution and delivery by the Company of this Agreement and the Company Ancillary Agreements, and each of the Company Subsidiaries of the Ancillary Agreements to which such Company Subsidiary is a party, do not, and the performance by the Company of its obligations under this Agreement and the Company Ancillary Agreements and by each of Company Subsidiaries of its obligations under the Ancillary Agreements to which such Company Subsidiary is a party, and the consummation of the Transactions do not and will not:

(i) Conflict with or result in a violation or breach of any of the material terms, conditions or provisions of the Company’s or any Company Subsidiary’s Charter Documents;

(ii) Conflict with or result in a material violation or material breach of any Applicable Law applicable to the Company, any Company Subsidiary or any of their respective material Assets; or

(iii) (a) Conflict with or result in a material violation or material breach of, (b) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (c) require the Company or any Company Subsidiary to obtain any consent, Approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (d) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (e) result in or give to any Person any additional right or entitlement to any increased, additional, accelerated or guaranteed payment or performance under, (f) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Company or any Company Subsidiary or any of their respective Assets under, or (g) result in the loss of any material benefit under, any Material Contract or Permit to which the Company or any Company Subsidiary is a party or by which any of the Company’s or any Company Subsidiary’s material Assets is bound.

(b) The membership interests in the Company owned by the Company Members represent (as of the applicable record date) one-hundred percent (100%) of the outstanding Company Interests.

2.7 Charter Documents; Books and Records.

(a) The Company has prior to the execution of this Agreement made available to Parent true, correct and complete copies of the Charter Documents of the Company and each Company Subsidiary and all other organizational documents, each as amended through the date hereof.

(b) The Company has prior to the execution of this Agreement made available to Parent true, correct and complete copies of the records of the Company and each of its Subsidiaries.

2.8 Company Financials.

(a) The Company shall, promptly after the date hereof, provide Parent a copy of the Company Financials. Such Company Financials shall be true, correct and complete in all material respects and have been prepared in accordance with the Books and Records of the Company and the Company’s accounting principles (subject to normal year-end adjustments and the absence of notes, which adjustments or notes will not be material in amount or significance). The Company Financials shall present fairly and accurately, in all material respects, the financial condition and operating results of the Company and the Company Subsidiaries (including assets, liabilities, profit, loss and cash flows) as of the dates and during the periods indicated therein, all in accordance with GAAP.

(b) Except as set forth in Section 2.8(b) of the Company Disclosure Schedule, the Company has at all times (i) made and kept true, correct and complete Books and Records in all material respects and (ii) maintained, enforced and complied with internal accounting controls that have at all times provided reasonable assurance that (A) transactions are not (and have not been) executed in contravention of management’s authorization, (B) material transactions are (and have been) recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its assets is not (and has not been) permitted in contravention of management’s authorization, (D) all material information concerning the Company is (and has been) made known to the appropriate members of the Company’s management, and (E) all information required to be reported or reflected in the Company’s financial statements is (and has been) recorded, processed, summarized and timely reported to the appropriate members of the Company’s management, in all material respects. There has been (w) no significant change in the Company’s internal controls over financial reporting since the date hereof, (x) no significant deficiency or material weakness (or claim or allegation thereof) in the design or operation of the Company’s internal controls over financial reporting which would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information during any of the periods covered by the Company Financials, (y) to the Knowledge of the Company, no fraud, whether or not material, involving any Company Member or management or any other employee of the Company who has a significant role in the Company’s internal control over financial reporting, and (z) no change in any accounting policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company since the date hereof. No audit firm has ever declined or indicated its inability to issue an opinion with respect to any financial statements of the Company.

(c) Except as set forth in Section 2.8(c) of the Company Disclosure Schedule, all of the accounts receivable, whether billed or unbilled, of the Company and the Company Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with the Company’s accounting principles, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, and, to the knowledge of the Company, are collectible except to the extent of reserves therefor set forth in the Company Financials or, for receivables arising subsequent to the Last Balance Sheet Date, as reflected on the Books and Records (which receivables are recorded in accordance with the Company’s accounting principles). No Person has any material Lien on any accounts receivable of the Company or any Company Subsidiary and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company or any Company Subsidiary. Section 2.8(c) of the Company Disclosure Schedule sets forth the aging of the accounts receivable as of the Last Balance Sheet Date.

2.9 No Undisclosed Liabilities. Except as and to the extent adequately accrued or reserved against in the Last Balance Sheet, to the Knowledge of the Company neither the Company nor any Company Subsidiary has any Liability (whether or not required to be disclosed in a consolidated balance sheet of the Company and its Subsidiaries or disclosed in the notes thereto), except for any Liability incurred in the ordinary course of business consistent with past practice since the Last Balance Sheet, that are not, individually or in the aggregate, material to the Company or any of its Subsidiaries. There are no off-balance sheet arrangements to which the Company or any Company Subsidiary is a party or otherwise involving the Company or any Company Subsidiary.

2.10 Absence of Changes.

(a) Since the Last Balance Sheet Date, the respective businesses and operations of the Company and the Company Subsidiaries have been conducted only in the ordinary course consistent with past practice.

(b) Since the Last Balance Sheet Date, no Company Material Adverse Effect has occurred.

(c) Without limiting the foregoing, neither the Company, any Company Subsidiary nor, to the Knowledge of the Company, any Person acting on behalf of the Company or any Company Subsidiary, nor any of their respective Affiliates has taken, or omitted to take, in each case since the Last Balance Sheet, any action that, if taken, or omitted to be taken after the date of this Agreement, would constitute a breach of Section 4.1.

2.11 Taxes.

(a) The Company and each Company Subsidiary has timely filed with the appropriate Tax Authority all income and other material Tax Returns required to be filed. Except as set forth in Section 2.11 of the Company Disclosure Schedule, all such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes due and owing by the Company or any Company Subsidiary (whether or not shown on any Tax Returns) have been timely paid. All income and other material Taxes of the Company or any Company Subsidiary that are not yet due and owing have been properly accrued on the Company Financials or, with respect to periods not covered by the Company Financials, on the Books and Records of the Company or Company Subsidiary, in each case, in accordance with the Company’s accounting principles. Neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return, nor has any such extension been requested. No written claim has ever been made by an authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Neither the Company nor any Company Subsidiary has ever had any nexus with any jurisdiction where the Company (or the applicable Company Subsidiary as the case may be) does not file a Tax Return which nexus could subject it to Tax in such jurisdiction.

(b) No deficiencies for Taxes of the Company or any Company Subsidiary have been claimed, proposed or assessed by any Tax Authority or other Governmental Authority. There are no pending or, to the Knowledge of the Company or any Company Subsidiary, threatened written audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company (or any Company Subsidiary), and there are no matters under discussion with any Tax Authority or other Governmental Authority, or known to the Company or any Company Subsidiary with respect to Taxes, that are likely to result in an additional Liability for Taxes of the Company (or any Company Subsidiary). The Company has made available to Parent true, correct and complete copies of all material Tax Returns of the Company and each Company Subsidiary (and their respective predecessors) for all taxable years remaining open under the applicable statute of limitations, including for the most recent taxable year, and true, correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company or any Company Subsidiary (and any predecessors) since its inception. Neither the Company nor any Company Subsidiary has (nor has any predecessor) waived any statute of limitations in respect of Taxes (which waiver is still in effect) or agreed to any extension of time with respect to a Tax assessment or deficiency, (which extension has not yet lapsed), nor has any request been made in writing for any such extension or waiver. No power of attorney with respect to any Taxes of the Company or any Company Subsidiary has been executed or filed with any Tax authority.

(c) There are no Liens for Taxes on any assets of the Company or any Company Subsidiary other than Liens for Taxes not yet due and payable.

(d) Neither the Company nor any Company Subsidiary is party to or bound by (i) any Tax sharing, Tax allocation, Tax indemnification or similar agreement or arrangement that is currently in effect, other than any such agreement or arrangement as to which only Companies are parties, or (ii) any agreement or arrangement under which any of the Companies could be (a) liable for any material Taxes or other claims of any party, or (b) required to make payment to another Person (other than another of the Companies) for any Tax liabilities or with respect to any Tax benefits that are realized or deemed to be realized by any of the Companies, including, but not limited to, transaction tax benefits arising from a prior transaction, in each case, except for commercial agreements entered into in the ordinary course of business that are not primarily related to Taxes.

(e) Neither the Company nor any Company Subsidiary has any liability for any Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Applicable Law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise. Neither the Company nor any Company Subsidiary has ever been a member of any consolidated, combined, affiliated, aggregate or unitary group of Persons for any Tax purpose.

(f) The Company and each Company Subsidiary has complied in all material respects with all Applicable Laws relating to the payment, reporting, withholding and collection of all Taxes of the Company’s or such Company Subsidiary’s income, assets or operations and has, within the time and manner prescribed by Applicable Laws, (i) properly withheld all Taxes of the Company or such Company Subsidiary’s income, assets or operations required to be withheld, including sums required to be withheld for Taxes in respect of all payments to employees, officers, directors, independent contractors, creditors, stockholders, members or any other Persons, (ii) collected all material sales, use, employment, value added, goods and services and any other similar Taxes of such Company’s or such Company Subsidiary’s income, assets or operations required to be collected, and (iii) timely remitted all Taxes of the Company or such Company Subsidiary’s income, assets or operations so withheld or collected to the appropriate Governmental Authority in accordance with Applicable Laws.

(g) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of or attributable to any of the following that occurred or existed on or prior to the Closing Date: (i) an installment sale or open transaction, (ii) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of any Applicable Law with respect to income tax), (iii) an intercompany item or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Applicable Law with respect to income tax), (iv) an election pursuant to Section 108(i) of the Code, or (v) a change in or adjustment to the accounting method of any of the Companies pursuant to Code Section 481 (or any predecessor provision) or any corresponding or similar provision of state, local or foreign Tax Law.

(h) Neither the Company nor any Company Subsidiary (i) is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Applicable Law), or (ii) is a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(i) Neither the Company nor any Company Subsidiary has ever entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulations §§ 1.6011-4(b).

(j) Neither the Company nor any Company Subsidiary has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k) Neither the Company nor any Company Subsidiary has ever constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (a) in the two (2) years prior to the date of this Agreement or (b) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code).

(l) Neither the Company nor any Company Subsidiary has ever participated in (or are participating) in an international boycott within the meaning of Section 999 of the Code.

(m) Neither the Company nor any Company Subsidiary has requested or received a ruling from any Tax Authority.

(n) The Company has made available to Parent true, correct and complete copies of all agreements and other Contracts relating to Tax holidays or Tax incentives of the Company and each Company Subsidiary, as in effect as of the date of this Agreement. The Company, and each Company Subsidiary, is and up until immediately before the Closing will be, in compliance in all material respects, with all requirements for any applicable Tax holidays or Tax incentives.

2.12 Legal Proceedings. Except as set forth in Section 2.12 of the Company Disclosure Schedule:

(a) There is no Action pending or, to the Knowledge of the Company, threatened against the Company, any Company Subsidiary or any of their Assets, or any of their directors or officers with regard to their actions as such;

(b) There is no Order outstanding or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary;

(c) No Action seeking to prevent, hinder, modify, delay or challenge the Transactions has occurred (whether or not remaining pending) or, to the Knowledge of the Company, is threatened; and

(d) There is no Action by the Company or any of the Company Subsidiaries pending, or which the Company or any of the Company Subsidiaries has commenced preparations to initiate, against any other Person.

2.13 Compliance with Laws.

(a) To the Knowledge of the Company, the Company and each Company Subsidiary is, and at all times has been, in compliance with all Applicable Laws, except where the failure to be in compliance could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 2.13(a) of the Company Disclosure Schedule, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has received written notice of any violation or alleged violation of any such Applicable Laws.

(b) Except as set forth on Section 2.13(b) of the Company Disclosure Schedule, the Company and each Company Subsidiary is not and has never been a party to any existing enforceable contract with any Governmental Authority, including any branch, division, agency or entity that is part of the United States or any state or local government, or any foreign government entity, agency, or instrumentality, including state-owned or state-controlled commercial entities. Except as set forth on Section 2.13(b) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has entered into any Contracts with any foundation or any public or private university, college, or other educational institution or research center.

2.14 Permits; Cannabis Permits.

(a) The Company and each Company Subsidiary is, and has at all times been, in possession of all authorizations, licenses, permits, certificates, Approvals and clearances of any Governmental Authority necessary for the Company and each Company Subsidiary to own, lease and operate their respective properties or to conduct its business consistent with past practice (collectively, the “Permits”), a complete and correct list of which is set forth in Section 2.14(a) of the Company Disclosure Schedule and all of which are in full force and effect. Except as disclosed in Section 2.14(a) of the Company Disclosure Schedule, all applications for or renewals of all such Permits have been timely filed and made and no suspension, cancellation, modification, revocation or nonrenewal of any such Permit has occurred, is pending or, to the Knowledge of the Company, threatened. Subject to applicable Governmental Authority approvals of the Transactions prior to Closing, the Transactions will not affect the Company’s or any of the Company Subsidiaries’ ability to continue to have the use and benefit of all Permits and no such Permit will expire or be terminated, revoked, limited in scope or otherwise adversely affected as a result of the Transactions.

(b) Section 2.14(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each Cannabis Permit held by the Company, including dates of issuance and expiration, and the Company has made available to Parent accurate copies of all such Cannabis Permits, including all renewals and all amendments thereof.

(c) Except as disclosed in Section 2.14(c) of the Company Disclosure Schedule, the Company and each Company Subsidiary is in compliance in all material respects with all applicable state and local laws and regulatory systems controlling the cultivation, harvesting, production, handling, storage, distribution, sale, and possession of cannabis. No Company Subsidiary imports or exports cannabis products from or to any foreign country.

2.15 Employee Benefit Plans; ERISA.

(a) Section 2.15(a) of the Company Disclosure Schedule sets forth each Plan. Neither the Company nor any ERISA Affiliate has in the last six (6) years contributed or has been obligated to contribute to any “employee pension plans” as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, or has otherwise incurred any obligation or liability (including any contingent liability) under a “multiemployer plan” as defined in Section 3(37) of ERISA. True, correct and complete copies of the following documents with respect to each Plan have been made available or delivered to Parent, to the extent applicable: (i) any Plan documents and trust agreements (including all amendments thereto); (ii) the two most recent annual reports (Form 5500 and all Schedules thereto); (iii) the most recent summary Plan descriptions together with the summary or summaries of all material modifications thereto; (iv) material written communications to participants relating to the Plans; and (v) written descriptions of all non-written agreements relating to the Plans.

(b) Each Plan has been maintained, in all material respects, in accordance with its terms and with all provisions of ERISA, the Code and other applicable federal and state Applicable Laws. Neither the Company, any Plan nor, to the Knowledge of the Company, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any Company Subsidiary to any material tax or penalty on prohibited transactions imposed by Section 4975 of the Code. Each Plan that is subject to Section 409A of the Code has been administered in all material respects and documented in compliance with the requirements of Section 409A of the Code.

(c) No Plan is intended to qualify under Section 401(a) of the Code.

(d) There are no pending, or to the Knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any Plan or any trust related thereto which could reasonably be expected to result in any material liability to the Company or any Company Subsidiary, and no audit or other proceeding by a Governmental Authority is pending, or to the Knowledge of the Company, threatened with respect to any Company Plan.

(e) Neither the execution and delivery of this Agreement, nor the consummation of the Transactions will (whether alone or upon the occurrence of any additional or further acts or events), (i) entitle any current or former employee, director, officer or independent contractor of the Company or any Company Subsidiary to severance pay or any increase in severance pay, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Plan, (iv) limit or restrict the right to merge, amend, terminate or transfer the assets of any Plan on or following the Effective Time, (v) require a “gross-up,” indemnification for, or payment to any individual for any Taxes imposed under Section 4999 of the Code or any other tax, or (vi) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code (determined without regard to Section 280G(b)(4) of the Code) and no vote of the Company Members is required in order to comply with Section 280G of the Code.

(f) None of the Plans provide for post-employment life or health coverage for any participant or any beneficiary of a participant, except as may be required by COBRA or at the expense of the participant or participant’s beneficiary.

(g) Neither the Company nor any Company Subsidiary has ever maintained any Plan for the benefit of any employee or service provider (or former employee or service provider) who performs services outside the United States.

2.16 Employees; Labor Relations.

(a) Neither the Company nor any Company Subsidiary is a party to, bound by, negotiating or required to negotiate any collective bargaining agreement or other agreement with a labor union or other labor organization. No employees of the Company or any Company Subsidiary are represented by any labor union or other labor organization. To the Knowledge of the Company, there are no activities or proceedings of any labor union or other labor organization to organize any employees of the Company or any Company Subsidiary and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other labor organization. There are no pending or, to the Knowledge of the Company, threatened, and there have been no, strikes, lockouts, union organization activities (including, but not limited to, union organization campaigns or requests for representation), pickets, slowdowns, stoppages, material grievances or labor disputes or similar activity in respect of the business of the Company or any Company Subsidiary that may, individually or in the aggregate, interfere in any material respect with the respective business activities of the Company or any Company Subsidiary. The Company and each Company Subsidiary are not engaged in and have not engaged in any unfair labor practice that has resulted or could reasonably be expected to result, individually or in the aggregate, in any material liability to the Company or Company Subsidiary. There is no unfair labor practice charge against the Company or any Company Subsidiary pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any similar Governmental Authority that could reasonably be expected to result in any material liability to the Company or any Company Subsidiary.

(b) Each employee of the Company or any Company Subsidiary is employed at will, and neither the Company nor any Company Subsidiary has any employee who is employed outside of the United States. To the Knowledge of the Company, each natural Person who is an independent contractor of the Company or any Company Subsidiary is properly classified as an independent contractor for purposes of all employment-related Applicable Laws and all Applicable Laws concerning the status of independent contractors. Section 2.16(b) of the Company Disclosure Schedule sets forth, individually and by category, each officer, employee, independent contractor and consultant, together with his or her employer/contracting entity, position title or function, date of hire/retention, compensation (including but not limited to, as applicable, annual base salary, wage rate, or fee, any incentives or commissions, and bonus potential), whether eligible for overtime compensation, vacation entitlement, any applicable severance arrangements, immigration status and whether actively employed or on a leave of absence.

(c) To the Knowledge of the Company, the Company and each Company Subsidiary is and has been in compliance in all material respects with all Applicable Laws respecting employment and employment practices, including, without limitation, all Applicable Laws respecting terms and conditions of employment, health and safety, wages and hours, overtime classification, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, pay equity, plant closures and layoffs, severance, notice periods, affirmative action, workers’ compensation, labor relations, employee leave issues, social security or unemployment insurance or similar Taxes, and has not received any notice that it has not complied with or that it is liable for any arrearage of wages or any Tax or penalty for failure to comply with any of the foregoing. The Company and each Company Subsidiary is and has been in compliance with all notice and other requirements under the Workers Adjustment and Retraining Notification Act and any similar foreign, state or local Applicable Law relating to plant closings and layoffs. Neither the Company nor any Company Subsidiary is delinquent in payments to any current or former employees or consultants for any services or amounts required to be reimbursed or otherwise paid.

(d) To the Knowledge of the Company, no officer, employee or consultant of the Company or any Company Subsidiary is bound by, subject to or obligated under any Contract or subject to any Applicable Law that would materially restrict the performance of such Person’s duties with the Company or a Company Subsidiary or the ability of the Company and or any Company Subsidiary to conduct its business.

2.17 Real Property.

(a) Section 2.17(a) of the Company Disclosure Schedule contains a true, correct and complete list of (i) each parcel of real property leased, licensed, utilized and/or operated by the Company or any Company Subsidiary (as lessor or lessee or otherwise) (the “Leased Real Property”) and (ii) all Liens relating to or affecting any parcel of real property referred to in clause (i) to which the Company or a Company Subsidiary is a party. Neither the Company nor any Company Subsidiary has made any material alterations, additions or improvements to any Leased Real Property that may be required to be removed at the termination of the applicable lease term.

(b) Neither the Company nor any Company Subsidiary owns or has ever owned any real property other than Company-owned leasehold improvements, if any, on the Leased Real Property.

2.18 Environmental Matters. The Company and the Company Subsidiaries have complied and are in compliance in all respects with all applicable Environmental Laws, except where the failure to be in compliance could not reasonably be expected to have a Company Material Adverse Effect. There is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or against any Person whose Liability for such Environmental Claim has been retained or assumed either contractually or by operation of law by the Company or any Company Subsidiary.

2.19 Title to Property.

(a) The Company and its Subsidiaries own, and have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their respective material tangible properties and material assets that are used or held for use in their respective businesses, including all of the assets reflected on the Last Balance Sheet or acquired in the ordinary course of business consistent with past practice since the Last Balance Sheet (except for those assets sold or otherwise disposed of for fair value since such date in the ordinary course of business consistent with past practice), in each case free and clear of any Liens, except as reflected on the Last Balance Sheet and except for such imperfections of title, if any, that do not interfere with the present value of the subject property. The assets owned or leased by the Company and its Subsidiaries constitute all of the assets necessary for the Company and its Subsidiaries to carry on their respective businesses as currently conducted. All tangible assets owned or leased by the Company or its Subsidiaries have been at all times maintained in all material respects in accordance with generally accepted industry practice, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

(b) The Company and each Company Subsidiary owns, and has good and valid title to, the inventories of the Company and the Company Subsidiaries and such inventories are in the physical possession of the Company, one of the Company Subsidiaries or its suppliers or in transit to a customer or from a supplier of the Company or a Company Subsidiary, and none of the inventories has been pledged as collateral or otherwise is subject to any Liens or is held on consignment from others. The inventories were acquired or produced in the ordinary and usual course of business. All of the inventories of the Company and the Company Subsidiaries, whether reflected on the Company Financials or otherwise, are of a quality and quantity useable and saleable at original price in the ordinary and usual course of business consistent with past practice, except as reflected in the reserve for obsolete inventory on the Company Financials. All work-in-process and finished goods inventories held by the Company or any of the Company Subsidiaries are free of any material defect or other material deficiency.

2.20 Intellectual Property Rights.

(a) Section 2.20(a) of the Company Disclosure Schedule contains a true, correct and complete list of all Company Registered Intellectual Property as of the date hereof, including the following: (i) for each registered trademark, trade name or service mark, the application serial number or registration number, for each country or state in which the mark or application has been filed or from which the registration issued, such country, province or state, the date of filing or issuance, the names of all applicants, registrants and assignees, the class of goods covered, and the present status thereof; (ii) all domain names; and (iii) any material proceedings or actions pending as of the date hereof before any court or tribunal (including the PTO and any similar Governmental Authority anywhere in the world) relating to any of the Company Registered Intellectual Property. There are no patents, patent applications, copyrights or copyright applications that are Company Registered Intellectual Property.

(b) Each item of Company Registered Intellectual Property is valid, subsisting and enforceable, and all necessary registration, maintenance, renewal fees, annuity fees and Taxes in connection with the Company Registered Intellectual Property have been paid and all documents and certificates in connection with the Company Registered Intellectual Property have been filed with the relevant trademark or other authorities in the United States in accordance with Applicable Laws for the purposes of obtaining, perfecting and maintaining such Company Registered Intellectual Property. Section 2.20(b) of the Company Disclosure Schedule includes a true, correct and complete list of all actions that must be taken within one hundred eighty (180) days after the Closing Date with respect to any of the Company Registered Intellectual Property, including the payment of any registration, maintenance, renewal fee, annuity fee and Tax or the filing of any document, application or certificate for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Registered Intellectual Property. To the Knowledge of the Company, the Company and each Company Subsidiary has complied with all applicable material notice and marking requirements for the Company Registered Intellectual Property. In each case in which the Company or any Company Subsidiary has acquired ownership of any Intellectual Property Rights from any Person, the Company or a Company Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company or a Company Subsidiary and, to the maximum extent required or appropriate to protect the Company and each Company Subsidiary’s ownership rights in and to such Intellectual Property Rights in accordance with all Applicable Laws, the Company or a Company Subsidiary has recorded each such assignment of Intellectual Property Rights with the relevant Governmental Authority, including the PTO.

(c) Section 2.20(c) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Licenses and other Contracts pursuant to which the Company or any Company Subsidiary has licensed or otherwise received rights under or with respect to any Intellectual Property or Intellectual Property Rights owned by a third party (each, an “Inbound License”), including: (i) all Licenses and other Contracts pursuant to which the Company is granted rights in any such Intellectual Property or Intellectual Property Rights that is (a) embedded or incorporated into or distributed with any Company Product, (b) used or held for use by the Company in the development or support of any Company Product, or (c) used or held for use by the Company for any other purpose (excluding Licenses to Off-the-Shelf Software). Section 2.20(c) of the Company Disclosure Schedule sets forth all Licenses and other Contracts pursuant to which the Company has licensed or otherwise granted any rights under or with respect to any Company-Owned Intellectual Property Rights (each, an “Outbound License”).

(d) The Company or a Company Subsidiary owns the Company-Owned Intellectual Property Rights and all improvement, modification or derivative work thereof, in each case free and clear of any Liens, other than the Outbound Licenses. Neither the Company nor any Company Subsidiary has, except pursuant to Outbound Licenses, granted (and is not obligated to grant) to any other Person any License of or other right to use or practice any Intellectual Property or Intellectual Property Rights that are Company-Owned Intellectual Property Rights.

(e) The Company-Owned Intellectual Property Rights, together with the Intellectual Property Rights licensed to the Company and/or the Company Subsidiaries pursuant to the Inbound Licenses, include all the material Intellectual Property and material Intellectual Property Rights used in, or held for use in, or necessary for the conduct of the businesses of the Company and each Company Subsidiary as presently conducted in all material respects.

(f) Neither the Company nor any Company Subsidiary is obligated to license or otherwise make available any Intellectual Property or Intellectual Property Rights to any forum, consortium, standards body, or similar entity. Neither the Company nor any Company Subsidiary has made any submission or contribution to, and is not subject to any License or other Contract with, any standards bodies.

(g) Neither the Company nor any Company Subsidiary is bound by, and no Company-Owned Intellectual Property Rights or Company Products are subject to, any agreement or arrangement containing any covenant or other provision that in any way limits or restricts the ability of the Company or any Company Subsidiary to use, exploit, assert, or enforce any Company-Owned Intellectual Property Rights or Company Products anywhere in the world. Neither the Company nor any Company Subsidiary is obligated to provide any consideration (whether financial or otherwise) or account to any third party with respect to any exercise of rights by the Company or any Company Subsidiary, or any successor to the Company, in any Company-Owned Intellectual Property Rights or exploitation of any Company Product.

(h) Neither the Company nor any Company Subsidiary has brought any Action for infringement or violation of Intellectual Property Rights or breach of any License or other Contract involving Intellectual Property Rights against any Person. There is no Action pending or, to the Knowledge of the Company, threatened (i) alleging infringement, misappropriation or any other violation of any Intellectual Property Rights of any Person by the Company, any Company Subsidiary or any Company Product, or (ii) challenging the scope, ownership, validity, or enforceability of any Company-Owned Intellectual Property Rights.

(i) To the Knowledge of the Company, no Person has violated, infringed upon, or misappropriated any Company-Owned Intellectual Property Rights, and to the Knowledge of the Company no Person is currently violating, infringing upon, or misappropriating any Company-Owned Intellectual Property Rights. To the Knowledge of the Company, the operation of the businesses of the Company and each Company Subsidiary, do not infringe or misappropriate the Intellectual Property Rights of any Person. Neither the Company nor any Company Subsidiary has received from any Person any written notice (x) claiming that the use or other exploitation of any Company Product infringes or misappropriates the Intellectual Property Rights of any Person or (y) of third-party Intellectual Property Rights from a putative or potential licensor of such rights.

(j) The Company and all Company Subsidiaries have taken all commercially reasonable measures to protect and preserve the ownership of, or rights in, as applicable, all Company-Owned Intellectual Property Rights. The Company and each Company Subsidiary has a legal, valid and binding written agreement with each of its present and former employees that were involved in the development of any Company-Owned Intellectual Property Rights, enforceable in accordance with its terms, pursuant to which each such employee has assigned, and the Company or the Company Subsidiaries have obtained exclusive ownership of, all Intellectual Property and Intellectual Property Rights developed, created, conceived or reduced to practice by such employee during the course of his or her employment by the Company or any Company Subsidiary. To the extent that any Person other than an employee of the Company or any Company Subsidiary (an “Independent Contractor”) participated in the development, creation, conception or reduction to practice of any material Intellectual Property or material Intellectual Property Rights for the Company or any Company Subsidiary or any Company Product, the Company or a Company Subsidiary has a legal, valid and binding written agreement with such Independent Contractor with respect thereto, enforceable in accordance with its terms, by which such Independent Contractor has assigned, and the Company or a Company Subsidiary has obtained exclusive ownership of, all such Intellectual Property and Intellectual Property Rights by valid and enforceable assignment of such rights.

(k) The Company and the Company Subsidiaries have taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of trade secrets and other confidential information of the Company or the Company Subsidiaries, including Software source code included within the Company-Owned Intellectual Property Rights.

(l) To the Knowledge of the Company, there has been no loss or damage, or unauthorized or illegal use, disclosure, modification, possession, interception, or other processing of or access to, or other misuse of, any of any Personal Information.

2.21 Material Contracts.

(a) Section 2.21(a) of the Company Disclosure Schedule contains a true, correct and complete list of all Contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound that fall within the following categories (the Contracts listed or required to be listed, collectively, the “Material Contracts”), organized in subsections corresponding to the subsections of Section 2.21(a) of this Agreement:

(i) any Contract relating to, and evidences of, material Indebtedness of the Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset);

(ii) any (a) Contract for the issuance or acquisition of any Equity Interests or any Assets of a substantial nature of the Company or any Company Subsidiary, or for the acquisition of any Equity Interests or any Assets of any Person or (b) joint venture or partnership, joint development, merger, asset or share purchase or divestiture Contract relating to the Company or any Company Subsidiary;

(iii) any Contract that (a) purports to limit, curtail or restrict the ability of the Company or any of the Company Subsidiaries to (or, from and after the Closing, the ability of Parent, the Surviving Corporation or their Subsidiaries to) (x) compete in any geographic area or line of business, make sales to any Person in any manner, or develop, market or distribute products or services, (y) use, exploit or enforce any Company-Owned Intellectual Property Rights or Company Products, or (z) hire or solicit any Person in any manner, or (b) grants the other party or any third Person “most favored nation” or similar status, any right of exclusivity, any type of special discount rights, any right of first refusal, first notice or first negotiation, or similar rights;

(iv) any Inbound License;

(v) any Outbound License;

(vi) any reselling, sales, marketing, merchandising or distribution Contract;

(vii) any other Contract, whether or not made in the ordinary course of business consistent with past practice, that (a) involves a future or Liability or receivable, as the case may be, in excess of Twenty Thousand Dollars ($20,000) on an annual basis or in excess of Fifty Thousand Dollars ($50,000) over the current Contract term, (b) has a term greater than one year and cannot be cancelled by the Company or a Company Subsidiary of the Company without penalty or further payment and without more than ninety (90) Business Days’ notice or (c) is material to the business, operations, assets, financial condition, results of operations or prospects of the Company and the Company Subsidiaries, taken as a whole;

(viii) any documents under which the Leased Real Property is leased, licensed, subleased or otherwise used or occupied by the Company or any Company Subsidiary;

(ix) any Contract pursuant to which the Company or any Company Subsidiary is the lessee or lessor of, or holds, uses or makes available for use to any Person (other than the Company or a Subsidiary thereof) any tangible personal property that involves an aggregate future Liability or receivable, as the case may be, in excess of Fifty Thousand Dollars ($50,000);

(x) any collective bargaining agreement or Contract with any labor union, works council or trade association;

(xi) any employment agreement, severance agreement or change in control agreement or Contract with any current director, officer, employee or consultant of the Company or any Company Subsidiary, other than those that are terminable at-will by the Company or such Company Subsidiary on no more than thirty (30) days’ notice, or with respect to employees employed outside the United States on no more than the minimum notice period required by Applicable Law, without liability or financial obligation;

(xii) any Contract obligating the Company or any of the Company Subsidiaries to indemnify, advance expenses to, or hold harmless any director, officer, employee or agent; and

(xiii) any Contract relating to settlement of any Action.

(b) True, correct and complete copies of all Material Contracts or, if not reduced to writing, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been or will be made available to Parent. Each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms against the Company or any Company Subsidiary; neither the Company nor any Company Subsidiary has received any claim or notice that it is in material violation or material breach of or default under any such Contract (or with notice or lapse of time or both, would be in material violation or material breach of or default under any such Contract).

2.22 Insurance. Section 2.22 of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date hereof of all material insurance policies which cover the Company and the Company Subsidiaries or their businesses, properties, assets or employees (including self-insurance). Such policies are valid, binding and enforceable, all premiums thereon have been paid, and the Company and the Company Subsidiaries are otherwise in compliance with the terms and provisions of such policies other than any such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or result in the cancellation of, any such policy. The Company and the Company Subsidiaries have not received either any notice of cancellation or non-renewal of any such policy. Section 2.22 of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date hereof of all pending claims and the claims history of the Company and the Company Subsidiaries for the three (3) years immediately preceding the date of this Agreement (including with respect to insurance obtained but not currently maintained).

2.23 Affiliate Transactions. Except as set forth on Section 2.23 of the Company Disclosure Schedule, there are no Contracts or Liabilities between the Company or any Company Subsidiary, on the one hand, and any current or former officer, director, holder of any Equity Interests of the Company or any Company Subsidiary, or any of their Affiliates or other Related Persons (other than the Company and the Company Subsidiaries) (collectively, “Related Parties”), on the other hand and to the Knowledge of the Company, no Related Party possesses, directly or indirectly, any financial interest in, or holds a position as a director, officer or employee of, any Person which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of the Company or any Company Subsidiary. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, of five percent (5%) or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 2.23.

2.24 Brokers. Except as set forth on Section 2.24 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of the Company Subsidiaries.

2.25 Banks and Brokerage Accounts; Powers of Attorney. Section 2.25 of the Company Disclosure Schedule sets forth (a) a true, correct and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company or any Company Subsidiary has an account (including “deposit accounts” as defined in 4-9-102 of the Colorado Commercial Code and “securities accounts” as defined in Section 4-8-501 of the Colorado Commercial Code) or a safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) a true, correct and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar Representatives of the Company or any Company Subsidiary having signatory power with respect thereto, (c) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto and (d) the names of all Persons holding powers of attorney from the Company or any of the Company Subsidiaries, complete and correct copies of which have been made available to Parent.

2.26 Significant Suppliers.

(a) Section 2.26(a) of the Company Disclosure Schedule lists the top five (5) suppliers of the Company and Company Subsidiaries taken together, during each of the past two (2) Fiscal Years (based on the aggregate Dollar amount of revenue recognized by the Company and its Subsidiaries during such year) (the “Significant Suppliers”).

(b) Neither the Company nor any of the Company Subsidiaries has received any notice, letter, complaint or other communication from any Significant Supplier to the effect that such supplier (i) has changed, modified, amended or reduced, or is reasonably likely to change, modify, amend or reduce, its business relationship with the Company or any of the Company Subsidiaries in a manner that is, or is reasonably likely to be, adverse to the Company or any of the Company Subsidiaries, or (ii) will fail to perform, or is reasonably likely to fail to perform, its obligations under any Contract with the Company or any of the Company Subsidiaries in any manner that is, or is reasonably likely to be, adverse to the Company or any of the Company Subsidiaries.

2.27 Takeover Statutes. No Takeover Statute under the CO Act applicable to the Company is applicable to the Merger or any of the other Transactions, except to the extent that the terms of the Takeover Statute have either been complied with or waived in accordance with Applicable Law.

2.28 Product Warranties; Product Liability. Except as set forth in Section 2.28 of the Company Disclosure Schedule, there is no Action by or before any Governmental Authority, including any Cannabis Regulatory Authority, relating to any product, including the packaging and advertising related thereto, designed, formulated, manufactured, processed or sold by the Company or any Company Subsidiary (each, a “Product”, and collectively, “Products”); nor are there any Actions involving a Product which is, to the Knowledge of the Company, pending or threatened, by any Person. There has not been, nor is there under consideration by the Company or any Company Subsidiary, any Product recall or post-sale warning conducted by or on behalf of the Company or any Company Subsidiary concerning any Product.

2.29 Compliance with OFAC. None of the Company or any Company Subsidiary or, to the Knowledge of the Company, any director, manager, officer, agent, employee or Affiliate of the Company or any Company Subsidiary is a Person that is, or is owned or controlled by a Person that is, currently the subject or target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, or other relevant sanctions authority (collectively, “Sanctions”). Since the Company’s and each Company Subsidiary’s inception, the Company and such Company Subsidiary has not, to the Company’s Knowledge, engaged in and, to the Company’s Knowledge, is not now engaged in any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan, and Syria.

2.30 Disclosure. None of the representations and warranties contained in this Article 2 or any statement made in any Schedule (including the Company Disclosure Schedule) or certificate furnished by the Company contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements were made, not misleading.

2.31 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 2 and the Company Disclosure Schedule, the Company makes no other express or implied representation or warranty and hereby disclaims any such representations or warranties.

Article 3
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent hereby represents and warrants that each of the statements in this Article 2 is true, correct and complete as of the date hereof and shall be true and correct as of the Closing Date (except for such representations and warranties made only as of a specific date), subject only to such exceptions as are specifically disclosed with respect to specific numbered sections and lettered subsections of this Article 2 in the disclosure schedule, delivered herewith and dated as of the date hereof, and organized with corresponding numbered sections and lettered subsections (the “Parent Disclosure Schedule”), it being agreed that any matter disclosed pursuant to any section of the Parent Disclosure Schedule shall be deemed disclosed for purposes of any other section of the Parent Disclosure Schedule to the extent the applicability of the disclosure to such other section is readily apparent on the face of such disclosure.

3.1 Organization and Qualification.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware. Parent has full corporate power and authority to conduct its business as presently conducted and as presently proposed to be conducted and to own, use and lease its Assets. Parent is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a Parent Material Adverse Effect.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware.

3.2 Authorization. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary action by the Board of Directors of Parent and Merger Sub, and, other than approval by Parent’s stockholders as further set forth herein, no other corporate proceedings on the part of either Parent or Merger Sub is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Parent and Merger Sub of the Transactions. This Agreement and the Ancillary Agreements to which each of Parent and Merger Sub is a party have been or will be, as applicable, duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company and/or the other parties thereto, constitutes or will constitute, as applicable, a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

3.3 No Conflicts. The execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party do not, and the performance by Parent and Merger Sub of their obligations under this Agreement and the Ancillary Agreements to which it is a party and the consummation of the Transactions will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub;

(b) conflict with or result in a violation or breach of any Applicable Law applicable to Parent or Merger Sub or their Assets; or

(c) (i) conflict with or result in a material violation or material breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Parent or Merger Sub to obtain any consent, Approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional right or entitlement to any increased, additional, accelerated or guaranteed payment or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Parent or Merger Sub or any of their respective Assets under, or (vii) result in the loss of any material benefit under, any Contract or Permit to which the Parent or Merger Sub is a party or by which any of the Parent’s or Merger Sub’s Assets is bound.

3.4 Brokers. Except as set forth on Section 3.4 of the Parent Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement and the Transactions based on arrangements made by or on behalf of Parent and Merger Sub.

3.5 Trust Account; Sufficiency of Funds.

(a) As of the date of this Agreement and at the Closing Date, Parent has and will have no less than One Hundred Seventy-Two Million Five Hundred Thousand Dollars ($172,500,000) invested in United States Government securities or money market funds meeting the conditions under Rule 2a-7(d) promulgated under the Investment Company Act of 1940, as amended, in a trust account administered by Continental (the “Trust Account”) pursuant to the Trust Agreement, less such amounts, if any, as Parent is required to pay pursuant to the Redemption; provided, that, notwithstanding the Redemption, the amount remaining in the Trust Account and funds received by Parent from the PIPE Investment shall, at the Closing Date, be an amount of immediately available funds equal or greater than the sum of (i) the Base Cash Consideration and (ii) the aggregate amount of cash payable at closing under each of the Third Party Transactions. The Trust Account will be utilized in accordance with Section 5.13. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters or other agreements that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect and/or that would entitle any person (other than the underwriters of the initial public offering of Parent Common Stock, Parent’s public stockholders who have elected to redeem their Parent Common Stock pursuant to the Charter Documents (or in connection with an extension of Parent’s deadline to consummate a merger) or Governmental Authority for Taxes) to any portion of the proceeds in the Trust Account. Parent has sufficient funds in the Trust Account to pay the Aggregate Consideration pursuant to this Agreement.

(b) Reference is made to the final prospectus of Parent., dated as of February 10, 2020, and filed with the U.S. Securities and Exchange Commission (“SEC”) (File No. 333-235724) on February 10, 2020 (the “Prospectus”). Except as otherwise described in the Prospectus, monies from the Trust Account may be disbursed only: (a) to the public stockholders in the event they elect to redeem their Parent shares in connection with the consummation of Parent’s initial business combination (the “Business Combination”), (b) to the public stockholders if Parent fails to consummate a Business Combination within 18 months after the closing of the IPO (which time period may be extended as described in the Prospectus), (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay income or other tax obligations, or (d) to Parent after or concurrently with the consummation of a Business Combination.

3.6 Formation and Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the Transactions as contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub are validly issued, fully paid and non-assessable and are owned, beneficially and of record, by Parent free and clear of all security interests, Liens, claims, pledges, options, rights of first refusal, stockholder agreements, limitations on Parent’s voting rights, charges and other encumbrances of any nature whatsoever.

(b) As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its organization and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the Transactions contemplated hereby and the obligations or Liabilities incurred in connection therewith, Merger Sub has not incurred, directly or indirectly, through any of its Affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

3.7 Compliance with Laws, Orders and Permit. Each of Parent and Merger Sub is and has been, and has conducted its business, in compliance with all Applicable Laws. Parent and Merger Sub requires each of their respective employees and contractors to comply with such Applicable Laws. Neither Parent nor Merger Sub has received written notice of any violation or alleged violation of any such Applicable Laws.

3.8 Capitalization and Parent Shares.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of Seventy Million (70,000,000) shares of Parent Common Stock and One Million (1,000,000) shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock” and together with the Parent Common Stock, the “Parent Stock”), of which Twenty-One Million Eight Hundred Ninety-Two Thousand Five Hundred (21,892,500) shares of Parent Common Stock, all of which are validly issued, fully paid and non-assessable, and no shares of Parent Preferred Stock are issued and outstanding.

(b) Except as provided for in this Agreement or as set forth in Section 3.8(b) of the Parent Disclosure Schedule, (i) no shares of Parent Common Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Stock granted to employees of Parent or other Persons (“Parent Stock Options”) and there are no outstanding Parent Stock Options; (ii) Nineteen Million Two Hundred Thirty Thousand (19,230,000) shares of Parent Common Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Stock (“Parent Warrants”); and (iii) no shares of Parent Common Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures, or other securities (collectively, “Parent Convertible Securities”) and there are no outstanding Parent Convertible Securities. All shares of Parent Common Stock subject to issuance, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable. All outstanding shares of Parent Common Stock and all outstanding Parent Warrants have been issued and granted in compliance with (x) all Applicable Laws with respect to securities and (in all material respects) other Applicable Law, and (y) all requirements set forth in any of Parent’s Charter Documents.

(c) Except as provided for in this Agreement or as set forth in Section 3.8(c) of the Parent Disclosure Schedule, there are no subscriptions, options, warrants, equity securities, or other ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or Merger Sub is a party or by which it is bound obligating Parent or Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or other ownership interests of Parent or Merger Sub or obligating Parent or Merger Sub to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment, or agreement. Neither Parent nor Merger Sub has any outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of Parent or Merger Sub on any matter.

(d) Except as set forth in Section 3.8(d) of the Parent Disclosure Schedule, or as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, or other agreements or understandings to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound with respect to any class of the Parent Stock or Merger Sub Common Stock.

(e) Except as provided for in this Agreement or as set forth in Section 3.8(e) of the Parent Disclosure Schedule, as a result of the consummation of the Transactions contemplated hereby, no shares of capital stock, warrants, options, or other securities of Parent or Merger Sub are issuable and no rights in connection with any shares, warrants, options, or other securities of the Parent or Merger Sub accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f) No outstanding shares of Parent Stock or Merger Sub Common Stock are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with Parent or Merger Sub.

(g) The shares of Parent Common Stock to be issued by Parent in connection with the Merger, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Parent Common Stock will be fully paid and non-assessable, free and clear of all Liens.

(h) The authorized and outstanding share capital of Merger Sub is One Thousand (1,000) shares of common stock, par value $0.00001 per share (“Merger Sub Common Stock”). Parent owns all of the Merger Sub Common Stock, free and clear of all Liens and there are no other outstanding equity securities of Merger Sub except for the Merger Sub Common Stock.

3.9 SEC Reports; Financial Statements. Parent has filed all reports, Schedules, forms, statements and other documents required to be filed by Parent under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”), on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Parent and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

3.10 Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the Effective Time: (a) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Parent Material Adverse Effect, (b) Parent has not incurred any Liabilities (contingent or otherwise) other than (i) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (ii) liabilities not required to be reflected in the Parent’s financial statements pursuant to GAAP or disclosed in filings made with the SEC, and (iii) Parent has not altered its method of accounting. Parent does not have pending before the Commission any request for confidential treatment of information.

3.11 Litigation. Except as disclosed in the SEC Reports, there is no Action pending or, to the Knowledge of Parent, threatened against Parent, which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or any Ancillary Agreement to which it is or will be a party or (b) could, if there were an unfavorable decision, have or reasonably be expected to result in a Parent Material Adverse Effect. Neither Parent, nor, to the Knowledge of Parent, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state Applicable Laws with respect securities or a claim of breach of fiduciary duty. There has not been, and to the Knowledge of Parent, there is not pending or contemplated, any investigation by the SEC involving Parent or any current or former director or officer of Parent. To the Knowledge of Parent, the Commission has not issued any stop order or other Order suspending the effectiveness of any Registration Statement filed by Parent or any of its Subsidiaries under the Exchange Act or the Securities Act.

3.12 Delisting and Relisting; OTCQX Compliance. Prior to Closing, Parent and Merger Sub shall use their best efforts to (i) cause the shares of Parent Common Stock, Parent Warrants and any other securities listed on Nasdaq prior to the Closing Date, to be delisted from Nasdaq, unless a change in Applicable Laws occurs prior to Closing which would permit the continued listing of the Parent Common Stock and the Parent Warrants on Nasdaq following the Closing, and (ii) if no such change in Applicable Laws occurs, prior to Closing list the Parent Common Stock and Parent Warrants (or securities convertible into or issued in lieu thereof) on the OTCQX or such other exchange or trading platform selected by Parent and reasonably agreeable to the Company. As of the date hereof, Parent is in material compliance with all of the applicable criteria for inclusion for quotation on the OTCQX and Parent shall use commercially reasonable efforts to maintain eligibility for inclusion in quotation of the shares of Parent Common Stock on the OTCQX.

3.13 Required Eligibility. Each of Parent and Merger Sub agrees and acknowledges that the Company is, and the Surviving Corporation will be, engaged in the cultivation, manufacturing, packaging and/or sale of retail marijuana and medical marijuana pursuant to Applicable Law. Each of Parent and Merger Sub further acknowledge and agree that as a potential equity owner of the Company, Parent and Merger Sub shall comply with all Applicable Law as of the date of this Agreement and in the future, and all directors, executive officers, and any other officer of Parent or Merger Sub, and any beneficial owner (as that term is defined in Rule 13d-3 under the Exchange Act) of the Parent’s outstanding voting equity securities (if such beneficial owner is an individual that is required to be disclosed to the applicable regulatory authorities as required by rule or regulatory Order from time to time) shall comply with all Applicable Law as of the date of this Agreement and in the future, including but not limited to:

(a) completion of the applicable criminal history background checks to the satisfaction of the applicable state and local regulators that there are no disqualifying criminal records; and

(b) providing personal identifying information such as a social security number, financial information, Tax Returns, addresses, fingerprints, and other Personal Information.

Parent and Merger Sub further acknowledge and agree that the failure to comply with any of the foregoing Applicable Law shall be a breach of the representations in this Section 3.13.

3.14 Regulatory Redemption. At the Effective Time, Parent shall amend, or shall cause to be amended, the Charter Documents of each of Parent and the Surviving Corporation to allow for the redemption by Parent or the Surviving Corporation of each of their respective Equity Interests from their respective shareholders if the ownership of such Equity Interests by such shareholders would reasonably cause any Cannabis Permit held by the Surviving Corporation to be revoked, not renewed, or suspended, or would reasonably be in violation of any Applicable Law, including any Order of a Cannabis Regulatory Authority.

3.15 Third Party Transactions. Parent acknowledges and agrees that the Charter Documents of the surviving or acquiring entities directly or indirectly holding Cannabis Permits as a result of the Transactions contemplated pursuant to each of the Third Party Transactions, including Parent, will contain representations, warranties, covenants and disclaimers substantially similar to Section 3.13, Section 3.14, this Section 3.15, and Section 9.1.

3.16 Company Representations and Warranties. Parent and Merger Sub each acknowledge and agree that each is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties contained in Article 2. Furthermore, Parent and Merger Sub each acknowledge and agree the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 2.

3.17 Consolidated Return. Parent agrees and acknowledges that Parent will file a consolidated Federal income Tax Return for the tax year in which the Closing occurs.

Article 4
CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of the Company. During the period from the date hereof and until the earlier of the termination of this Agreement in accordance with the terms hereof and the Effective Time, and unless otherwise expressly required by this Agreement, the Company agrees to and to cause each Company Subsidiary to, in each case using its commercially reasonable efforts, carry on its business in the ordinary course consistent with past practice and in compliance in all material respects with all Applicable Laws and Contracts and to use its commercially reasonable efforts to preserve intact its respective business organizations. Without limiting the generality of the foregoing, during the period from the date hereof and continuing until the earlier of the valid termination of this Agreement or the Effective Time, the Company shall not, and shall cause the Company Subsidiaries not to, take or permit any of the following actions, without the prior written consent of Parent, in its reasonable discretion, which such consent shall not be unreasonably withheld, conditioned or delayed:

(a) amend its Charter Documents;

(b) split, combine or reclassify any of its capital equity or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its capital equity, or repurchase or otherwise acquire, directly or indirectly, any of its capital equity except from former employees, directors and consultants in accordance with agreements in existence as of the date hereof providing for the repurchase of such capital stock in connection with any termination of service to the Company;

(c) issue, grant, deliver, sell or authorize or propose to issue, grant, deliver or sell, or purchase or propose to purchase, any Company Interests or other Equity Interests, (b) modify, waive or amend terms, or the rights of any holder, of any outstanding Company Interest or other Equity Interest (including to reduce or alter the consideration to be paid to the Company upon the exercise of any outstanding Equity Interest), enter into any agreement, arrangement, plan, commitment or understanding with respect to any such modification, waiver or amendment, (c) grant any Equity Award, or (d) accelerate, amend or change the period of exercisability or vesting of any Equity Award or similar right or authorize any cash payment in exchange for any Equity Award or similar right;

(d) (i) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (ii) forgive any loans, or issue any loans (other than routine travel advances or business expenses issued in the ordinary course of business) to any of its or its Subsidiaries’ directors, officers, contractors or employees, or (iii) hire or retain any employee or other service provider whose aggregate cash compensation is expected to exceed Two Hundred Thousand Dollars ($200,000) per year;

(e) grant, pay or agree or commit to pay any severance, change of control, retention, incentive or termination payment to any director, officer employee or consultant, except payments made pursuant to written Contracts outstanding on the date hereof, copies of which have been delivered to Parent and the terms of which are disclosed in Section 2.21(a)(xiii) of the Company Disclosure Schedule;

(f) enter into any Material Contract, excluding the Ironton Material Contracts, or violate, amend or otherwise modify or waive any of the terms of any Material Contract, which amendments, modifications or waivers, individually or in the aggregate, would be material to the Company, in each case other than in the ordinary course of business;

(g) (i) dispose of, license, covenant not to sue under, transfer or assign to any Person any Intellectual Property Rights; other than non-exclusive licenses of object code for Company Products in the ordinary course of business consistent with past practice or (ii) abandon or permit to lapse any Company Registered Intellectual Property;

(h) sell, lease, license or otherwise dispose of, distribute, encumber or grant a material Lien on any of the Company’s material Assets, other than dispositions of inventory or nonexclusive licenses of products to Persons to whom the Company or such Company Subsidiary had granted licenses of its products as of the date of this Agreement, in the ordinary course of business consistent with past practice;

(i) (i) make or agree to make payment, discharge or satisfaction, in an amount exceeding Twenty Thousand Dollars ($20,000) in any one case or Fifty Thousand Dollars ($50,000) in the aggregate, of any claim, Liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Financials, pursuant to Contracts in effect as of the Closing and/or the payment of Taxes, or (ii) fail to pay or otherwise satisfy any Liability of the Company or any Company Subsidiary presently due and payable, except such Liabilities which are being contested in good faith by appropriate means or procedures;

(j) pay or settle or take any action not required, other than in connection with any existing Action or commence any Action other than (i) for the routine collection of bills, or (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that the Company shall consult with Parent prior to the filing of such Action;

(k) organize any new Subsidiary (other than those that are wholly-owned) or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(l) acquire or agree to acquire any real property;

(m) (i) make, change or rescind any Tax election, (ii) change any Tax period, or (iii) adopt or change any method of Tax accounting, except as required by GAAP or Applicable Law;

(n) make any change to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP;

(o) file a petition in bankruptcy, make an assignment for the benefit of creditors or file a petition seeking reorganization or arrangement or other action under federal or state bankruptcy Applicable Laws; or

(p) authorize or agree to take any of the actions described in Section 4.1(a) through Section 4.1(o) above.

4.2 No Solicitation.

(a) Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 8.1, the Company and the Company Members shall not, and shall not authorize or permit any Company Subsidiary or any of their respective Affiliates, Representatives and other agents to take (directly or indirectly) any of the following actions with any Person other than Parent and its designees: (i) solicit, initiate, seek, entertain, facilitate, encourage, support or induce the making, submission or announcement of any inquiry, expression of interest, contact, offer or proposal, oral, written or otherwise, formal or informal, that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) provide any non-public information with respect to the Company or any Company Subsidiary or its business to any Person other than Parent, relating to (or which the Company believes would be used for the purpose of formulating an offer or proposal with respect to), or otherwise enter into, participate in, maintain or continue any communications or negotiations regarding, or assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Acquisition Proposal, (iii) approve, accept or agree to or enter into a Contract with any Person other than Parent providing for an Acquisition Proposal, (iv) make or authorize any statement, recommendation, solicitation or endorsement in support of any possible Acquisition Proposal other than the Acquisition Proposal with Parent contemplated by this Agreement and the Ancillary Agreements, or (v) submit any Acquisition Proposal (other than the Merger to the extent contemplated by this Agreement) to the vote of any Company Members.

(b) The Company and the Company Members shall, and shall cause each Company Subsidiary and each of their Affiliates and Representatives to, immediately cease and cause to be terminated any such contacts or negotiations with any Person, other than Parent (and its Affiliates and Representatives), relating to any such transaction or Acquisition Proposal. In addition to the foregoing, if (after this Agreement is signed and delivered by the Company and prior to the Effective Time or the earlier termination of this Agreement in accordance with Section 8.1) the Company or any Company Subsidiary or their respective Affiliates or Representatives receives any (formal or informal, oral, written or otherwise) (i) Acquisition Proposal, (ii) inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) other notice that any Person is considering making an Acquisition Proposal, or (iv) request for non-public information relating to the Company or for access to any of the properties, books or records of the Company by any Person other than Parent not in the ordinary course of business consistent with past practice or that the Company or the Company Members reasonably believe would not be expected to lead to an Acquisition Proposal the Company or the Company Members, as applicable, shall promptly notify Parent thereof in writing and provide Parent with the details thereof, including the identity of the Person or Persons making such offer, proposal, inquiry or contact and shall keep Parent fully informed on a current basis of the status and details of any such offer or proposal and of any modifications to the terms thereof; provided, however, that this provision shall not in any way be deemed to limit the obligations of the Company and its Affiliates and Representatives set forth in Section 4.2(a).

(c) Each of the Company, the Company Members, Merger Sub and Parent acknowledge that this Section 4.2 was a significant inducement for Parent to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the consideration to be paid to the Company Members in the Merger, or (ii) a failure to induce Parent to enter into this Agreement.

Article 5
ADDITIONAL AGREEMENTS

5.1 Company Member Approval. Prior to or on the date of the execution of this Agreement, each of the Company Members have executed that certain Consent setting forth the irrevocable approval of the Merger, this Agreement and the Transactions, and which included and constituted the irrevocable approval of the Company Members of the escrow and indemnification obligations of the Company Members set forth in Article 7 hereof, the deposit of the Escrow Amount into the Escrow Fund and the waiver of claims against the Trust Account set forth in Section 5.17 . The Consent shall have been obtained and executed in compliance with the CO Act and any other Applicable Laws and the Company’s Charter Documents.

5.2 Access to Information. Between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, (a) the Company shall afford Parent and its Representatives access during normal business hours to (i) all of the Company’s properties, Books and Records and (ii) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request, and (b) the Company shall provide to Parent and its Representatives complete and correct copies of the Company’s (i) internal financial statements and (ii) Tax Returns, Tax elections and any other records and workpapers relating to Taxes, that are in the possession of the Company or subject to the Company’s control; provided, however, that the foregoing shall not require the Company to provide any such access or disclose any information to the extent the provision of such access or such disclosure would contravene Applicable Laws.

5.3 Confidentiality. The parties acknowledge that Parent and Company Subsidiaries have previously executed a non-disclosure agreement effective from November 12, 2020 (the “Confidentiality Agreement”), and that this Agreement is subject to the confidentiality terms and conditions of the Confidentiality Agreement; provided, however, that for purposes of this Agreement, the confidentiality terms and conditions herein shall amend any time limitations on the effectiveness of confidentiality provisions therein and shall not be subject to the termination provisions found therein; provided, however that each Company Member may disclose the terms of this Agreement or any of the other Ancillary Agreements to its accountants, attorneys or other advisors to the extent necessary to obtain advice and counsel or in connection with seeking Tax advice or the filing of a Tax Return or to its Representatives to the extent such Representatives need to know such information, or to any Person if instructed by Parent in writing. Any such accountant, attorney or other advisor shall be directed to the terms of this Section 5.3. For purposes of this Agreement, “Confidential Information” as defined in the Confidentiality Agreement shall be deemed to also include (a) the terms and conditions of the Ancillary Agreements, as well as any terms and conditions arising out of or relating thereto, in whole or in part and (b) any and all investigations, negotiations, discussions, transaction-related matters or activities of the parties hereto and, to the extent applicable, their Tax advisors and attorneys, in each case and in whole or in part, arising out of or relating to the Merger. Each party that is not a party to the Confidentiality Agreement will hold, and will cause their respective Representatives to hold, in confidence, in accordance with the terms of the Confidentiality Agreement as if such party were a party to the Confidentiality Agreement and a “receiving party” thereunder, all documents and information made available to them by or on behalf of another party to this Agreement in connection with the Transactions, including the terms and conditions of this Agreement; provided, however, that for purposes of this Section 5.3, the definition of “Representatives” provided in Section 10.1 shall be deemed to also include direct and indirect partners, members, stockholders and investors of the receiving party. In the event that any party (other than Parent) receives a request to disclose all or any part of any Confidential Information under the terms of a subpoena, Order, civil investigative demand or similar process issued by a court of competent jurisdiction or by another Governmental Authority, such party agrees to (i) except to the extent prohibited by Applicable Law, immediately notify Parent of the existence, terms and circumstances surrounding such request; (ii) consult with Parent on the advisability of taking legally available steps to resist or narrow such request; and (iii) if disclosure of such Confidential Information is required, furnish only that portion of the Confidential Information that, in the opinion of counsel to the party who has received the request, such party is legally compelled to disclose and advise Parent as far in advance of such disclosure as possible so that Parent may seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information. In any event, the party who receives the request shall not oppose actions by Parent to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information. Notwithstanding anything to the contrary herein or in any Ancillary Agreements (or the Confidentiality Agreement), following the Closing, in no event shall Parent or its Affiliates be subject to any restriction with respect to any use or disclosure of any of the Company’s Confidential Information.

5.4 Expenses. Except as provided in the calculation of the Initial Consideration and subject to Section 8.2, whether or not the Transactions are consummated, all fees and expenses incurred by a party in connection with the Transactions, shall be the obligation of the respective party incurring such fees and expenses.

5.5 Public Disclosure.

(a) The parties agree that no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any party or any of their respective Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Parent, Merger Sub and the Company, except as such release or announcement may be required by Applicable Laws or the rules or regulations of any securities exchange, in which case the applicable party shall use commercially reasonable efforts to allow Parent, Merger Sub and the Company reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) Parent and the Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), Parent shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Applicable Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). Parent and the Company Members shall mutually agree upon and, as promptly as practicable after the Closing, issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release (but in any event within four (4) Business Days after the Closing), Parent shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Applicable Laws which the Selling Securityholders’ Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Selling Securityholders’ Representative commenting upon and approving such Closing Filing in any event no later than the third (3rd) Business Day after the Closing). In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each party shall, upon request by any other party, furnish the parties with all information concerning themselves, their respective directors, officers and equity holders as may be necessary in connection with the preparation of such report, statement, filing notice or application, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby.

5.6 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions and to use its commercially reasonable efforts to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws to consummate the Transactions, or cause the conditions set forth in Article 6 to be satisfied, including taking actions reasonably necessary to obtain any and all Approvals of any Governmental Authority or other Person required in connection with the Merger; provided, however, that Parent shall not be obligated to, and neither the Company nor any Company Subsidiary shall (unless expressly required by Parent in advance at Parent’s sole cost and expense), make or consent to any divestiture or operational limitation or activity in connection therewith, or any waiver or modification of any right, or any payment of money or grant of any other commercial concession as a condition to obtaining any such Approval. Without limiting the generality of the foregoing, the Company shall deliver or cause to be delivered each of the agreements or documents referred to in Section 6.2(j).

5.7 Notification of Certain Matters. The Company shall, and shall cause each of the Company Subsidiaries to, give prompt notice to Parent of (a) any event which would reasonably be expected to have a Company Material Adverse Effect; (b) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of the Company in this Agreement to be untrue or incomplete at or prior to the Effective Time; (c) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (d) any notice or other communication from any Governmental Authority in connection with the Transactions; (e) any notice from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; and (f) any Action commenced or, to the Knowledge of the Company threatened against, relating to or involving or otherwise affecting the Company’s business or that relates to the consummation of the Transactions. Except as provided in this Section 5.7, any such disclosure shall not constitute an exception to the representations and warranties set forth in Article 2, shall not limit the rights of Parent under this Agreement for any breach by the Company of such representations and warranties, including, under Article 7 and Article 8, and shall not have the effect of satisfying any of the conditions to obligations of Parent set forth in Sections 6.1 and 6.2, provided, that (a) if (1) such disclosure by the Company or any Company Subsidiaries is made in order to set forth any matter, fact or item first occurring or arising after the date hereof and (2) Parent has the right to, but does not elect to, terminate this Agreement in accordance with Section 8.1, then from and after the Closing, Parent or the Company, shall be deemed to have irrevocably waived its right to indemnification under Article 7 with respect to such matter; or (b) if such disclosure is made in order to set forth any matter, fact or item first occurring or arising on or prior to the date hereof, then from and after the Closing, Parent shall have the right to indemnification pursuant to Article 7 with respect to such matter, and the applicable representation and warranty (and related Schedule in the Company Disclosure Schedule) shall be read for purposes of Article 7 as if such disclosure had not been made by the Company or Company Subsidiary, as applicable, hereunder.

5.8 Delivery of Unit Ledger and Minute Books of the Company. The Company shall deliver its ledger and minute books to Parent at the Closing.

5.9 Tax Matters.

(a) Filing of Pre-Closing Tax Returns After the Closing Date. The Company Members shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns of the Company and each Company Subsidiary that relate to Pre-Closing Tax Periods that are required to be filed after the Closing Date, and Company Members shall cause to be paid all Taxes due with respect to such Tax Returns, except to the extent reflected in the Post-Closing Working Capital Adjustment as provided in Section 1.11. The Company Members shall deliver at least twenty (20) days prior to the due date (taking into account any extension) for the filing of such Tax Returns to Parent for review and comment and shall not file such Tax Returns without Parents prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). Company Members shall make the payment due to Parent under this Section 5.9(a) at least two (2) Business Days before payment of Taxes is due to the Tax Authority in connection with the filing of such Tax Returns. Notwithstanding anything herein to the contrary (a) all deductions related to (i) Company Transaction Expenses and (ii) exercise of Company Options, shall be deemed to fall in the Pre-Closing Tax Periods; and (b) the Company Members shall not be liable for any Tax liability of the Company resulting on the Closing Date due to Parent or the Surviving Corporation’s operation of the Company.

(b) Filing of Straddle Period Tax Returns. Parent shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return of the Company and each Company Subsidiary for a Straddle Period, and Company Members shall cause to be paid, its allocable share of Taxes due with respect to such Tax Returns, as determined in accordance with Section 5.9(c), except to the extent reflected in the Post-Closing Working Capital Adjustment as provided in Section 1.11. Parent shall deliver at least twenty (20) days prior to the due date (considering any extension) for the filing of such Tax Return to the Company Members for review and comment and shall consider such comments in good faith. Parent shall not file such Tax Returns without Company Members’ prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). Company Members shall make the payment due to Parent under this Section 5.9(b) at least two (2) Business Days before payment of Taxes is due to the Tax Authority in connection with the filing of such Tax Returns.

(c) Allocation of Straddle Period Taxes. With respect to Taxes of the Company and each Company Subsidiary relating to a Straddle Period, Company Members shall be liable for the amount of such Taxes allocable to the portion of the Straddle Period that is deemed to end on the close of business on the Closing Date. For purposes of the preceding sentence, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would by payable if the relevant Tax period ended on the Closing Date.

(d) Cooperation. Company Members and Parent shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and Representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

(e) Tax Contests.

(i) Parent, on the one hand, and the Company Members, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period or a Straddle Period for which Company Members may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”).

(ii) Parent shall have sole control of the conduct of all Tax Matters. The Company Members may participate at their own expense with respect to any Tax Matter. If the Company Members do not elect to participate in such Tax Matter, Parent shall keep the Company Members informed of all developments on a timely basis and Parent shall not resolve such Tax Matter in a manner that could reasonably be expected to have a material adverse impact on the Company Members’ indemnification obligations under this Agreement without the Company Members’ prior written consent, in their sole discretion.

(iii) Notwithstanding Section 5.9(e)(ii) above, the Company Members shall have sole control of any Tax Matter related to the S-corporation income tax returns of the Company (“S-Corp Tax Matter”). Parent may participate at its own expense with respect any S-Corp Tax Matter. If Parent does not elect to participate in such S-Corp Tax Matter, the Company Members shall keep Parent informed of all developments on a timely basis and the Company Members shall not resolve such S-Corp Tax Matter in a manner that could be expected to have a material adverse impact on the Surviving Company without Parent’s prior written consent, in its sole discretion.

(f) All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid borne equally by Parent and the Company.

(g) Except for (i) any commercial agreements entered into in the ordinary course of business that are not primarily related to Taxes and (ii) any agreements related to Taxes, the only parties to which are some or all of the Company and a Company Subsidiary, the Company shall terminate or cause to be terminated any and all of the tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect, written or unwritten, on the Closing Date as between the Company Members or any predecessor or Affiliate thereof, on the one hand, and the Company and/or any Company Subsidiary, on the other hand, for all Taxes imposed by any taxing authority or other Governmental Authority, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such agreements, arrangements or undertakings.

(h) Any amounts payable under this Section 5.9 or Article 7 shall be treated by the parties as an adjustment to the Aggregate Consideration, unless otherwise required by Applicable Law.

5.10 Employees and Contractors.

(a) Continuing Personnel. The Company shall cooperate fully, and work with Parent to help Parent identify employees or independent contractors of the Company and its Subsidiaries to whom Parent may elect to offer continued employment or engagement following the Closing with the Surviving Corporation, Parent or any of their Subsidiaries (such employing or engaging entity referred to as a “Parent Employer”). With respect to any employee or independent contractor of the Company or its Subsidiaries who receives such an offer of continued employment or engagement from Parent, the Company shall assist Parent and any other relevant Parent Employer with their efforts to enter into revised employment or engagement arrangements with such individuals as soon as practicable after the date hereof and in any event prior to the Closing Date, which arrangements shall become effective as of 12:01 a.m., local time, on the day following the Effective Time. Notwithstanding any of the foregoing, none of Parent or the Surviving Corporation or any of their respective Affiliates shall have any obligation to make an offer of continued employment or engagement to any employee or independent contractor of the Company or its Subsidiaries. Effective no later than immediately prior to the Closing, the Company shall, consistent with Applicable Laws, terminate the employment or engagement of each of those employees or independent contractors of the Company and Company Subsidiaries who have not received, or received but not accepted, an offer of continued employment or engagement with the applicable Parent Employer prior to the Closing Date. Employees or independent contractor of the Company and its Subsidiaries who accept employment or engagement arrangements with revised terms and conditions of employment or engagement from a Parent Employer and commence employment or engagement with the Parent Employer (each, a “Continuing Personnel”) shall be eligible to receive the benefits described in their respective arrangements. Notwithstanding anything in this Agreement to the contrary, no Continuing Personnel, and no other employee or independent contractor of the Company or its Subsidiaries, shall be deemed to be a third party beneficiary of this Agreement.

(b) Announcement. The timing and content of any announcement or notification to the employees and independent contractors of the Company and its Subsidiaries with respect to the Merger or the other Transactions (which, for the avoidance of doubt, shall not include any press release or other public statement or any employment arrangements or independent contractor agreements or related communications to employees of the Company and its Subsidiaries from Parent or a Parent Employer) shall be subject to the approval, which shall not be unreasonably withheld, conditioned or delayed, of each of Parent and the Company. Except with respect to any announcement or notification covered by the preceding sentence, the Company will consult with Parent (and will consider in good faith the advice of Parent) prior to sending any notices or other communication materials to employees or independent contractors of the Company and its Subsidiaries; provided, however, that Company Member communications shall be provided to employee Company Members in the manner, at the time and subject to the terms and conditions set forth in this Agreement.

5.11 Financial Statements. Prior to the filing of the Proxy Statement (as defined below), the Company shall deliver to Parent Audited Financial Statements for the Company’s two (2) most recently completed Fiscal Years, unaudited financial statements for any subsequent periods and such other financial information required to be included in the Proxy Statement or other SEC filings.

5.12 Preparation of Proxy Statement; Special Meeting

(a) As promptly as practicable after the date hereof, Parent shall prepare with the assistance, cooperation and commercially reasonable efforts of the Company, and file with the SEC a proxy statement (the “Proxy Statement”) for the purpose of soliciting proxies from Parent’s stockholders for the matters to be acted upon at the Special Meeting and providing Parent’s stockholders an opportunity in accordance with Parent’s Charter Documents to have their securities redeemed (the “Redemption”) in conjunction with the stockholder vote on the Parent Stockholder Approval Matters (as defined below). The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Parent’s stockholders to vote, at a special general meeting of Parent’s stockholders to be called and held for such purpose (the “Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Ancillary Document and the Transactions contemplated hereby or thereby, including the Merger, in accordance with Parent’s Charter Documents, the DGCL and the rules and regulations of the SEC and Nasdaq; (ii) the  adoption and approval of the new omnibus equity incentive plan for Parent, in form and substance reasonably acceptable to Parent and the Company (the “Incentive Plan”), that provides for the grant of awards to employees and other certain officers, directors, employees, consultants, and service providers of Parent and its Subsidiaries in the form of options, restricted shares, restricted share units or other equity-based awards based on shares of Parent Common Stock with a total pool of awards of Parent Common Stock equal to fifteen percent (15%) of the aggregate number of shares of Parent Common Stock issued and outstanding immediately after the Closing; (iii) the appointment, and designation of classes, of those individuals listed on Schedule 5.14 to the Board of Directors of Parent; (iv) the approval of certain changes to Parent’s Charter Documents, to be effective from and after the Closing, including changes so that the existence of Parent will be perpetual, all SPAC-related provisions that will no longer be applicable to Parent following the Closing will be removed, and to effect the provisions described in Section 3.14; (v) the approval, if necessary, of the PIPE Investment; (vi) such other matters as Parent and the Company shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other Transactions contemplated by this Agreement; (vii) the Third Party Transactions (the approvals described in foregoing clauses (i) through (vii), collectively, the “Parent Stockholder Approval Matters”); and (viii) the adjournment of the Special Meeting, if necessary or desirable in the reasonable determination of Parent. If on the date for which the Special Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares to obtain the required approval of Parent’s stockholders, whether or not a quorum is present, Parent may make one or more successive postponements or adjournments of the Special Meeting. In connection with the Proxy Statement, Parent and Merger Sub will file with the SEC financial and other information about the Transactions contemplated by this Agreement in accordance with Applicable Law and applicable proxy solicitation rules set forth in Parent’s Charter Documents, the DGCL and the rules and regulations of the SEC and Nasdaq. Parent and Merger Sub shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide Parent and Merger Sub with such reasonable information concerning the Company and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement pursuant to Applicable Law, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b) Parent and Merger Sub shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other Applicable Laws in connection with the Proxy Statement, the Special Meeting and the Redemption. Each of Parent, Merger Sub and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Parent and Merger Sub, and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions contemplated by this Agreement, including the Proxy Statement, and responding in a timely manner to comments from the SEC. Each party shall promptly correct any information provided by it for use in the Proxy Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by Applicable Laws. Parent and Merger Sub shall amend or supplement the Proxy Statement and cause the Proxy Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Parent’s stockholders, in each case as and to the extent required by Applicable Laws and subject to the terms and conditions of this Agreement and Parent’s Charter Documents.

(c) Each of Parent and Merger Sub, with the assistance of the other parties, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use its commercially reasonable efforts to cause the Proxy Statement to “clear” comments from the SEC and become effective. Parent and Merger Sub shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Parent, Merger Sub or their respective Representatives receive from the SEC or its staff with respect to the Proxy Statement, the Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(d) As soon as practicable following the Proxy Statement “clearing” comments from the SEC, Parent and Merger Sub shall distribute the Proxy Statement to Parent’s stockholders, and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL and Parent’s Charter Documents for a date no later than thirty (30) days following the mailing of the Proxy Statement.

(e) Parent and Merger Sub shall comply with all Applicable Laws, any applicable rules and regulations of Nasdaq, Parent’s Charter Documents, Merger Sub’s Charter Documents and this Agreement in the preparation, filing and distribution of the Proxy Statement, any solicitation of proxies thereunder, the calling and holding of the Special Meeting and the Redemption.

5.13 Trust Account Disbursement. Parent shall cause the Trust Account to be disbursed as contemplated by this Agreement immediately upon the Closing. Parent shall pay as and when due all liabilities and obligations of Parent due and owing or incurred at or prior to the Closing Date from the Trust Account or the PIPE Investment, including all amounts payable (i) pursuant to the Redemption, (ii) for income Tax or other Tax obligations of Parent prior to Closing, and (iii) to third parties (e.g., professionals, printers, etc.) who have rendered services to Parent in connection with its operations and efforts to effect the Transaction. The balance of the assets in the Trust Account and net proceeds of the PIPE Investment, if any, after payment of the amounts required under the foregoing clauses (i) through (iii) will be retained by Parent for use in the business of Parent.

5.14 Waiver of Conflicts Regarding Representation; Attorney-Client Privilege.

(a) Husch Blackwell, LLP (“Husch Blackwell”) has acted as counsel for the Company and the Company Members (collectively, the “Company Parties”) in connection with the negotiations, preparation, execution, and delivery of this Agreement and the consummation of the Transactions contemplated hereby (the “Sale Engagement”) and not as counsel for any other Person, including, without limitation, Parent, Merger Sub or any of their Affiliates (including the Surviving Corporation). Only the Company Parties shall be considered clients of Husch Blackwell in the Sale Engagement. Each party hereto agrees that Husch Blackwell shall be permitted, without the need for any future waiver or consent, to represent any of the Company Members or the Company Indemnitees from and after the Closing in connection with any matters, including the Sale Engagement, contemplated by this Agreement, the Ancillary Agreements, and any other agreements referenced herein or therein or any disagreement or dispute relating thereto, and may in connection therewith represent the agents or Affiliates of the Company Members or the Company Indemnitees in any of the foregoing cases, including in any dispute, litigation or other adversary proceeding against, with or involving Parent, Merger Sub, the Surviving Corporation or any of their agents or Affiliates. Parent shall not, and shall cause the Surviving Corporation and its Affiliates not to, seek or have Husch Blackwell disqualified from any such representation based upon the prior representation of the Company Parties by Husch Blackwell. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 5.14 shall not be deemed exclusive of any other rights to which Husch Blackwell is entitled whether pursuant to law, contract or otherwise.

(b) Any communications between a Company Party, on the one hand, and Husch Blackwell, on the other hand, that relate to the Sale Engagement, including any emails, correspondence, invoices, recordings, and other documents or files and all attorney work product prepared in connection therewith (collectively, the “Attorney-Client Communications”) shall be deemed to be attorney-client privileged and shall belong solely to the Company Members, and shall not pass to or be claimed by Parent, Merger Sub or the Surviving Corporation. Parent acknowledges and agrees, for itself and on behalf of its Affiliates, including the Surviving Corporation, upon and after the Closing, that: (i) the Company Members, the Company Indemnitees, and Husch Blackwell shall be the sole holders of the Attorney-Client Communications, and none of Parent, Merger Sub nor any of its or their Affiliates, including the Surviving Corporation, shall be a holder thereof of such Attorney-Client Communications; and (ii) Husch Blackwell shall have no duty whatsoever to reveal or disclose any Attorney-Client Communications to Parent, Merger Sub or any of its or their Affiliates, including the Surviving Corporation. Notwithstanding the foregoing, in the event that a dispute arises between Parent or its Affiliates (including the Surviving Corporation), on the one hand, and a third party other than any of the Company Parties, on the other hand, Parent and its Affiliates (including the Surviving Corporation) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Parent nor any of its Affiliates (including the Surviving Corporation) may waive such privilege without the prior written consent of the Company Parties. In the event that Parent or any of its Affiliates (including the Surviving Corporation) is legally required by an Order or otherwise legally required to access or obtain a copy of all or a portion of the Attorney-Client Communications, to the extent (x) permitted by Applicable Laws, and (y) advisable in the opinion of Parent’s outside counsel, then Parent shall immediately (and, in any event, within two (2) Business Days notify the Company Members in writing so that the Company Members can seek a protective order.

(c) This Section 5.14 is intended for the benefit of, and shall be enforceable by, Husch Blackwell. This Section 5.14 shall be irrevocable, and no term of this Section 5.14 may be amended, waived or modified, without the prior written consent of Husch Blackwell.

5.15 Waiver of Claims Against Trust Account. For and in consideration of Parent entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Parent or its Representatives, on the one hand, and the Company or their Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the (“Released Claims”). The Company on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that the Company or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Parent or its affiliates). The Company agrees and acknowledges that such irrevocable wavier is material to this Agreement and specifically relied upon by Parent and its affiliates to induce Parent to enter into this Agreement, and the Company further intends and understands such wavier to be valid, binding and enforceable against the Company and each of its affiliates under applicable law. To the extent the Company or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Parent or its Representatives, the Company hereby acknowledges and agrees that the sole remedy of the Company and its affiliates shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or its affiliates (or any person claiming on any of their behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Company or any of its affiliates commences any action or proceeding based upon, in connection with, relating to, or arising out of any matter relating to the Trust Account, Parent and its Representatives, as applicable, shall be entitled to recover from the Company and its affiliates the associated legal fees and costs in connection with any such action, in the event Parent or its Representatives, as applicable, prevails in such action or proceeding.

5.16 PIPE Investment. Parent shall use reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper, or advisable to arrange and obtain the PIPE Investment, including using Parent’s reasonable best efforts to negotiate and enter into definitive agreements with respect to the PIPE Investment, satisfy all conditions to obtaining the PIPE Investment set forth in such definitive agreements that are applicable to Parent or any of its Subsidiaries and to consummate the PIPE Investment at or prior to Closing, including using its commercially reasonable efforts to cause the investor parties thereto to fund the PIPE Investment at or prior to the Closing. Parent shall keep the Company reasonably informed as to the status of its efforts to arrange the PIPE Investment. The Company shall reasonably cooperate and provide reasonable assistance and information (subject to the terms, conditions and limitations of Section 5.3) as reasonably requested by Parent in connection with any PIPE Investment.

5.17 Company Indebtedness. With respect to each item of Company Indebtedness except for the Reagan Yeomans Note, Parent and Merger Sub shall use their reasonable best efforts to enter into an agreement in substantially the form attached hereto as Exhibit F (each, an “Assumption Agreement” and together, the “Assumption Agreements”) with the creditor thereunder, whereby (a) Merger Sub shall assume all obligations of the Company or the Company Subsidiary, as applicable, thereunder, and (b) Parent shall assume all obligations of the Company, the Company Subsidiary, or the Company Member, as applicable, as guarantor thereunder, if applicable, in each case as of the Closing Date, including, for the avoidance of doubt, any unpaid amounts and obligations of the Company, the Company Subsidiaries, or the Company Members thereunder.

5.18 Personal Guaranties. From the date hereof until the Closing Date, the Company and Parent shall cooperate in good faith and use commercially reasonable efforts to remove Reagan Yeomans as a guarantor on the Contracts listed on Schedule 5.20 (the “Yeomans Guaranty Contracts”).

5.19 Assigned Contracts. From the date hereof until the Closing Date, the Company and Parent shall cooperate in good faith and use commercially reasonable efforts obtain any consents required to assign the Contracts listed on Section 5.19 (the “Assigned Contracts”) to Parent or the Surviving Corporation.

5.20 Escrow Fund.

(a) Any amounts released from the Escrow Fund, other than with respect to the Company Post-Closing Working Capital Adjustment under Section 1.11, shall be fifty percent (50%) in Escrow Cash and fifty percent (50%) in Escrow Stock, or as may be reasonably determined by the Company Members and Parent to maintain the Agreed Tax Treatment.

(b) The value of any Escrow Stock released from the Escrow Fund, including with respect to the Post-Closing Working Capital Adjustment under Section 1.11 or any Indemnification Claim under Article 7, shall be the Parent Common Stock Price.

Article 6
CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of Parent and the Company to consummate the Merger and the other Transactions that are to occur at or after the Effective Time pursuant to this Agreement shall be subject to the satisfaction at or prior to the Closing of the conditions set forth in this Section 6.1:

(a) Governmental Authority and Other Approvals. All Approvals from Governmental Authority necessary for consummation of the Merger and the other Transactions shall have been obtained and shall be in full force and effect, including, without limitation, (a) all other authorizations, consents and Approval of Governmental Authority required for consummation of the Transactions contemplated hereby shall have been obtained, (b) the receipt of approval of Parent’s stockholders adopting this Agreement and approving the Parent Stockholder Approval Matters, (c) any filings and Approvals required under the rules and regulations of OTCQX, or such other quotation system or stock exchange on which Parent’s capital stock is then traded or is proposed to be traded on, and (d) the receipt of Approval of the MED and applicable local jurisdictions regarding the transfer of the Company’s Cannabis Permits.

(b) No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court or other Governmental Authority of competent jurisdiction or other legal or regulatory restraint or prohibition against the consummation of the Merger or any of the other Transactions shall be in effect; nor shall there be any action taken, or any Applicable Law enacted, entered, enforced or deemed applicable to the Merger or any of the other Transactions that would prohibit the consummation of the Merger or any of the other Transactions or that would permit consummation of the Merger and the other Transactions only if certain divestitures were made or if Parent, the Surviving Corporation or the Company were to agree to limitations on its business activities or operations.

6.2 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other Transactions to occur at or after the Effective Time pursuant to this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the conditions set forth in this Section 6.2, any of which may be waived, in writing, exclusively by Parent in its sole and absolute discretion:

(a) Representations and Warranties. (i) The representations and warranties in Sections 2.1 (Organization and Qualification), 2.2 (Authorization), 2.3 (Company Interests), 2.4 (Subsidiaries), 2.6 (No Conflicts; Approvals), and 2.24 (Brokers) (collectively, the “Fundamental Representations”) shall be true, correct and complete in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than, in each case, such representations which by their express terms are made solely as of a specified earlier date, which shall be true, correct and complete in all respects as of such specified earlier date) other than inaccuracies that in the aggregate are de minimis, and (ii) the other representations and warranties of the Company contained in this Agreement shall each be true, correct and complete in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than, in each case, such representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be true, correct and complete in all material respects as of such specified earlier date), except for inaccuracies of representations and warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to have, a Company Material Adverse Effect; provided, however, that for purposes of determining the accuracy of any representations and warranties, any update of or modification to the Company Disclosure Schedule made pursuant to Section 5.7 shall be either included or disregarded as provided in Section 5.7.

(b) Performance. The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement and the Ancillary Agreements to be so performed or complied with by the Company on or before the Closing Date.

(c) No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.

(d) Officer’s Certificate. Parent shall have received a certificate, dated as of the Closing Date, in substantially the form attached hereto as Exhibit D, executed on behalf of the Company by a duly authorized officer of the Company, to the effect that the conditions set forth in this Section 6.2 have been satisfied.

(e) Lock-Up Agreements. Parent shall have received Lock-Up Agreements, in substantially the form attached hereto as Exhibit G, that have been duly executed and delivered by the Company Members with respect to the shares of Parent Common Stock in the Base Stock Consideration; and such Lock-Up Agreements shall be in full force and effect and shall not have been repudiated.

(f) Registration Rights Agreements. Parent shall have received Registration Rights Agreements, in substantially the form attached hereto as Exhibit H, that have been duly executed and delivered by the Company Members with respect to the shares of Parent Common Stock to be issued to the Company Members; and such Registration Agreements shall be in full force and effect and shall not have been repudiated.

(g) Accredited Investor Certification. Parent shall have received Accredited Investor Certifications that have been duly executed and delivered by the from the Company Members.

(h) Suspension of Trading. There shall not be in effect any (i) suspension or material limitation in trading of Parent Common Stock, (ii) general moratorium on banking activities or material disruption in securities settlement or clearance services or (iii) limitation on prices of publicly traded securities.

(i) Capital Expenditure Statement. Parent shall have received a copy of the Capital Expenditure Statement.

(j) Delivery of Other Agreements and Documents.

(i) The Escrow Agent and the Company Members shall have executed and delivered the Escrow Agreement substantially in the form of Exhibit E.

(ii) The Company shall have delivered to Parent the Closing Payment Certificate in accordance with Section 1.8.

(iii) Each manager and officer of the Company and each Company Subsidiary, except for the Identified Employees, shall deliver to Parent, in form and substance satisfactory to Parent, his or her resignation from such position effective immediately upon the Effective Time.

(iv) The Company shall have delivered to Parent a copy of each Assumption Agreement, duly executed by the Company, or the applicable Company Subsidiary or Company.

(v) The Company shall have delivered to Parent such other documents and instruments as may be reasonably required to consummate the Transactions.

(k) Employee Matters. None of the Identified Employees shall have terminated employment with the Company or the relevant employing Subsidiary of the Company.

6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other Transactions that are to occur at or after the Effective Time pursuant to this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the conditions set forth in this Section 6.3, any of which may be waived, in writing, exclusively by the Company in its sole and absolute discretion:

(a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall each be true, correct and complete in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than, in each case, such representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be true, correct and complete in all material respects as of such specified earlier date; provided, however, that for purposes of determining the accuracy of any representations and warranties, all materiality, Parent Material Adverse Effect and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

(b) Performance. Parent and Merger Sub shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent or Merger Sub at or before the Closing.

(c) No Parent Material Adverse Effect. Since the date of this Agreement, no Parent Material Adverse Effect shall have occurred.

(d) Officer’s Certificate. Company shall have received a certificate, dated as of the Closing Date, in substantially the form attached hereto as Exhibit J, executed on behalf of the Parent by a duly authorized officer of the Company, to the effect that the conditions set forth in this Section 6.3 have been satisfied.

(e) Stockholder Approval. This Agreement, the Statement of Merger, the Certificate of Merger, the Merger and the Parent Stockholder Approval Matters shall have been approved by the Parent’s stockholders in conformity with the Proxy Statement and Parent’s Charter Documents.

(f) Certificates. Parent shall have delivered to each of the Company Members Certificate(s) representing the Allocated Portion of such Company Member’s Base Stock Consideration.

(g) Registration Rights Agreements. Company shall have received Registration Rights Agreements, in substantially the form attached hereto as Exhibit H, that have been duly executed and delivered by Parent with respect to the shares of Parent Common Stock to be issued to the Company Members and such Registration Agreements shall be in full force and effect and shall not have been repudiated.

(h) Suspension of Trading. There shall not be in effect any (i) suspension or material limitation in trading of Parent Common Stock, (ii) general moratorium on banking activities or material disruption in securities settlement or clearance services or (iii) limitation on prices of publicly traded securities.

(i) Ancillary Agreements. Parent and Merger Sub shall have each executed and delivered each of the Ancillary Agreements to which Parent or Merger Sub, respectively, is a party and assuming the due execution and delivery of such agreements by the other parties thereto, such agreements shall be in full force and effect with respect to Parent and Merger Sub, as applicable.

(j) Assumption Agreements. Parent shall have delivered to the Company a copy of each Assumption Agreement, duly executed by Parent and the creditor thereunder.

(k) Consents. Each consent required to assign the Assigned Contracts pursuant to Section 5.19 shall have been obtained by Parent and the Company.

(l) Guaranties. Reagan Yeomans shall have been removed as a guarantor from each of the Yeomans Guaranty Contracts pursuant to Section 5.18.

(m) Equipment Leases. Parent shall have paid off all amounts outstanding under each Equipment Lease effective as of the Closing Date and shall have provided the Company reasonably satisfactory evidence of the same.

(n) PIPE Investment. The PIPE Investment shall have simultaneously occurred with the Closing.

(o) The Identified Employees shall have entered into (1) new employment arrangements with Parent, substantially in the form attached hereto as Exhibit K (the “Employment Agreements”), and (2) non-competition agreements with Parent, substantially in the form attached hereto as Exhibit L.

Article 7
SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION

7.1 Survival of Representations, Warranties, Covenants and Agreements.

(a) All of the representations and warranties contained in this Agreement and the certificates and instruments delivered in connection herewith or therewith shall survive the Merger and continue until 11:59 p.m. Colorado time on the day which is twelve (12) months after the date on which the Effective Time occurs (the “Expiration Date”); provided, however, that the Fundamental Representations shall survive the Closing and shall continue until the expiration of the latest statutes of limitations applicable to such representations and warranties (including extension to the fullest extent permitted by Title 10, Section 8106(c) of the DGCL) (either pertaining to the subject matter of such representations and warranties, or the ability of any Parent Indemnitees, any Company Indemnitees or any third party to make a claim relating to the breach of such representations and warranties, as the case may be, whichever is later) after giving effect to any extensions or waivers plus thirty (30) days.

(b) Nothing in this Section 7.1 or any other provision of this Agreement (i) shall be construed to limit the survival of any representation or warranty of any Person set forth in any of the Ancillary Agreements, which shall survive the Merger and continue for the time periods set forth therein (or, if no time period is set forth therein, indefinitely), or (ii) shall be construed to limit the survival of any covenant or agreement of the Company or Parent contained in this Agreement or any of the Ancillary Agreements, which shall survive the Merger and continue for the time periods set forth herein or therein as applicable (or, if no time period is set forth therein, indefinitely).

(c) Notwithstanding the foregoing, any claims for indemnification, compensation or reimbursement under this Article 7 (each, an “Indemnification Claim”) which are timely asserted prior to the expiration of the applicable survival periods described above shall survive until finally resolved.

7.2 Indemnification by Company Members. From and after the Closing, each Company Member agrees, subject to the limitations in this Article 7, (x) with respect to any Losses that, in the aggregate, are less than or equal to the Escrow Amount, jointly and severally, and (y) to the extent of any Losses in excess of the Escrow Amount, severally and not jointly (according to their Allocated Portion), to indemnify Parent, Merger Sub and their Affiliates (including the Surviving Corporation) and each of their respective Representatives, successors and assigns (collectively, the “Parent Indemnitees”) and hold each of them harmless from and against of any Loss which such Parent Indemnitee suffers, sustains or becomes subject to, either directly or indirectly, as a result of, arising out of, relating to or in connection with (regardless of whether or not such Loss relates to any Third Party Claim) so long as such Parent Indemnitee has in good faith made a claim for indemnification in accordance with Section 7.5, and, prior to the expiration of the applicable survival period under Section 7.1(a):

(a) subject to Section 5.7, any breach of or inaccuracy in any representation or warranty made by the Company in this Agreement or any certificate, agreement or instrument delivered in connection herewith or therewith (any claim thereof, a “Representation Breach Claim”);

(b) any breach or violation of any covenant or agreement of the Company contained in this Agreement or any certificate, agreement or instrument delivered in connection herewith or therewith;

(c) any material inaccuracy in or omission with respect to the Closing Payment Certificate, including the calculation of the Initial Consideration;

(d) any Taxes (a) of or with respect to the income, assets or operations of the Company or any Company Subsidiary with respect to any Pre-Closing Tax Period or any Straddle Period (to the extent allocable (as determined pursuant to the last sentence of Section 5.9(c) to the portion of such period beginning before and ending on the Closing Date), or (b) of any other Person (other than the Company or any Company Subsidiary) for which the Company (or any Company Subsidiary) is liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Applicable Law), as a transferee or successor, by contract, or otherwise; and

(e) any costs and expenses of enforcement to recover Losses due to any Parent Indemnitee, and any Losses incurred by Parent or any of the other Parent Indemnitees to enforce any Company Member’s indemnification, compensation or reimbursement obligations, agreements and undertakings hereunder in connection with any indemnification Liability for Losses payable under this Article 7.

Notwithstanding any other provisions in this Article 7 or any other provisions in this Agreement, for the purposes of determining the amount of Losses attributable thereto, any qualifications to the representations, warranties, covenants and agreements with respect to materiality or knowledge, including for “material,” “in all material respects,” “Company Material Adverse Effect,” “Parent Material Adverse Effect,” or similar qualifications.

7.3 Indemnification by Parent. From and after the Closing, Parent agrees, subject to the limitations in this Article 7, to indemnify the Company Members and their Affiliates and each of their respective Representatives, successors and assigns (collectively, the “Company Indemnitees”) and hold each of them harmless from and against of any Loss which such Company Indemnitee suffers, sustains or becomes subject to, either directly or indirectly, as a result of, arising out of, relating to or in connection with (regardless of whether or not such Loss relates to any Third Party Claim) so long as such Company Indemnitee has in good faith made a claim for indemnification in accordance with Section 7.5, and, prior to the expiration of the applicable survival period under Section 7.1(a):

(a) any breach of or inaccuracy in any representation or warranty made by the Parent or Merger Sub in this Agreement or any certificate, agreement or instrument delivered in connection herewith or therewith;

(b) any breach or violation of any covenant or agreement of the Parent and/or Merger Sub contained in this Agreement or any certificate, agreement or instrument delivered in connection herewith or therewith; and

(c) any costs and expenses of enforcement to recover Losses due to any Company Indemnitee, and any Losses incurred by any Company Indemnitees to enforce any of Parent’s indemnification, compensation or reimbursement obligations, agreements and undertakings hereunder in connection with any indemnification Liability for Losses payable under this Article 7.

7.4 Limitations.

(a) No Company Member shall be obligated to indemnify any Parent Indemnitee for any claim for indemnification pursuant to a Representation Breach Claim unless and until the aggregate amount of all Losses of all Parent Indemnitees (whether or not resulting from a Representation Breach Claim) equal or exceed Fifty Thousand Dollars ($50,000) (the “Deductible”), at which time the Company Members shall indemnify the Parent Indemnitees for the amount of all Losses in excess of the Deductible.

(b) The Deductible shall not apply to Losses resulting from (x) any Representation Breach Claim regarding the Fundamental Representations, or (y) any claims other than Representation Breach Claims.

(c) The Company Members’ aggregate Liability for Representation Breach Claims shall not exceed Four Million Dollars ($4,000,000) (the “General Cap”); provided that the General Cap shall not apply with respect to the claims set forth in the following clauses (a) through (b) and the Company Members’ Liability for indemnification therefor shall not count for purposes of the General Cap: (a) Representation Breach Claims regarding any Fundamental Representations; and (b) any claims other than Representation Breach Claims.

(d) The Company Members’ aggregate Liability for all claims hereunder shall not exceed the lesser of (i) Fifteen Million Dollars ($15,000,000) or (ii) the Aggregate Consideration actually received by the Company Members (the “Maximum Cap,” together with the General Cap, each, an “Indemnity Cap”).

(e) Notwithstanding anything to the contrary in this Agreement, neither the Deductible nor any Indemnity Cap shall apply with respect to claims based on fraud, and the Company Members’ Liability for indemnification therefor shall not count for purposes of any Indemnity Cap. Notwithstanding the foregoing, no Company Member shall be liable for the fraud of any other Company Member.

(f) Nothing in this Section 7.4 shall limit Parent’s or the Surviving Corporation’s right to seek equitable relief (including an injunction) to enforce any rights under this Agreement.

(g) Notwithstanding anything herein to the contrary, for purposes of calculating or determining the amount of Losses incurred under Section 7.2 or Section 7.3, there shall be deducted from any Losses an amount of any Tax benefit, Tax refund, insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by any Company Indemnitees or Parent Indemnitees, as applicable, in connection with such Losses. Furthermore, upon notice of any Loss or event or condition that may give rise to any Loss, Parent or the Company Members, as applicable, shall, and shall cause all of its respective Affiliates to, (i) take any and all actions available to them to mitigate and minimize such Loss to the maximum extent possible and (ii) notify all of their respective applicable insurance carriers of such possible Loss and diligently seek to recover all possible insurance coverage, payments and proceeds relating to such Loss under any and all policies of insurance held by them.

(h) Notwithstanding anything to the contrary contained in this Agreement, under no circumstances will any Indemnified Party be entitled to recover exemplary, special, indirect or punitive damages under this Article 7 (except to the extent such damages are awarded to a third party or in the case of fraud).

(i) Any amounts payable pursuant to the indemnification obligations hereunder shall be paid without duplication.

7.5 Indemnification Procedures; Third Party Claims.

(a) Indemnification Procedures.

(i) As used herein, an “Indemnified Party” shall refer to a Parent Indemnitee or a Company Indemnitee, as applicable, the “Notifying Party” shall refer to the party hereto whose Indemnified Parties are entitled to assert a claim for indemnification hereunder and has given notice of such claim as required by this Section 7.5(a) (a “Claim Notice”) to the other Party, such other Party being referred to herein as the “Indemnifying Party”. In the event that an Indemnified Party has or claims to have incurred, paid, accrued, reserved or suffered, or believes in good faith that it may incur, pay, accrue, reserve or suffer, Losses for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed in accordance with the terms of this Article 7 in respect of an Indemnification Claim, Parent (on behalf of such other Parent Indemnitee, if applicable) or such Company Indemnitee shall deliver a Claim Notice to the Company Members or Parent, respectively. Each Claim Notice shall, with respect to each Indemnification Claim set forth therein, (i) specify in reasonable detail and in good faith the nature of the Indemnification Claim being made and (ii) contain a good faith, non-binding, preliminary estimate of the aggregate Dollar amount of Losses to which such Indemnified Party might be entitled (the aggregate amount of such estimate, as it may be modified by Parent in good faith from time to time, being referred to as the “Claim Amount”).

(ii) If the Parent (on behalf of a Parent Indemnifying Party) or the Company Members (on behalf of any Company Members Indemnifying Party) wishes to object to the allowance of some or all Indemnification Claims made in a Claim Notice, the Indemnifying Party must deliver a written objection to Parent or the Company Members, as applicable, within thirty (30) Business Days after receipt of such Claim Notice expressing such objection and explaining in reasonable detail and in good faith the basis therefor (an “Objection Notice”). Following receipt by Parent or Company Members, as applicable, of the Objection Notice, if any, Parent (on behalf of a Parent Indemnifying Party) and the Company Members shall promptly, and within ten (10) Business Days, meet to attempt to resolve the rights of the respective parties with respect to each Indemnification Claim that is the subject of the Objection Notice. If the Company Members and Parent (on behalf of a Parent Indemnifying Party) resolve the dispute that is the subject of the Objection Notice with respect to Indemnification Claims made by Parent Indemnitees, then as promptly as practicable (and in any event within five (5) Business Days) following the resolution of the Indemnification Claim, Parent and the Company Members shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay a certain amount (the “Stipulated Amount”). To the extent that the amount remaining in the Escrow Fund is insufficient to cover the full Stipulated Amount, then, subject to the limitations contained in Section 7.4, each Company Member shall, within ten (10) Business Days following the date of the joint written instructions, pay such Company Member’s Allocated Portion (as of the date of the joint instructions) of the amount of such shortfall to Parent. If the Company Members and Parent (on behalf of a Parent Indemnifying Party) resolve the dispute that is the subject of the Objection Notice with respect to Indemnification Claims made by Company Indemnitees, then as promptly as practicable (and in any event within five (5) Business Days) following the resolution of the Indemnification Claim, Parent shall pay by wire transfer of immediately available funds to an account designated by the Company Members such agreed upon amount.

(iii) If Parent or the Company Members, as applicable, do not receive an Objection Notice with respect to any Indemnification Claim set forth in a Claim Notice by such party at the end of the thirty (30) Business Day period referred to in Section 7.5(a)(ii), (i) the applicable Indemnifying Party shall be deemed to have irrevocably waived any right to object to such Indemnification Claim and to have agreed that Losses in the amount of the applicable Claim Amount (the “Agreed Amount”) are indemnifiable hereunder, (ii) as promptly as practicable (and in any event within five (5) Business Days) following the expiration of such thirty (30) Business Day period, Parent and the Company Members shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay the Agreed Amount to Parent from the Escrow Fund with respect to Indemnification Claims made by Parent Indemnitees; and (iii) if the amount remaining in the Escrow Fund is insufficient to cover the full Agreed Amount, then, subject to the limitations contained in Section 7.4, each Company Member shall, within ten (10) Business Days following the expiration of such thirty (30) Business Day period, pay such Company Member’s Allocated Portion (determined as of the seventh (7th) Business Day prior to the date when such indemnification Liability becomes payable under this Article 7) of the amount of such shortfall to Parent. If the Indemnification Claim was made by a Company Indemnitee, then upon the resolution of the Indemnification Claim, Parent, as promptly as practicable (and in any event within five (5) Business Days) following the expiration of such thirty (30) Business Day, shall pay by wire transfer of immediately available funds to an account designated by the Company Members such Agreed Amount.

(b) In the event that the parties do not execute any joint instructions or resolve an Objection Notice, as applicable, within thirty (30) Business Days of receipt by of the Objection Notice or the parties do not otherwise receive the Agreed Amount, then Parent or the Company Indemnitee may commence an Action to resolve such dispute and enforce its rights with respect thereto in any court available therefor (such Action, a “Litigated Dispute”). Upon the resolution of a Litigated Dispute:

(i) Parent and the Company Members shall, as promptly as practicable (and in any event within five (5) Business Days) following the entry of the final judgment of a court of competent jurisdiction, or such shorter period of time as may be set forth in such final judgment, (i) execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay the amount awarded to the Parent Indemnitee, if any, in such Litigated Dispute (the “Award Amount”) to Parent from the Escrow Fund with respect to amounts owing to Parent; or (ii) Parent shall, as promptly as practicable (and in any event within five (5) Business Days), pay to each Company Member its Allocated Portion of such Award Amount; and

(ii) if the amount remaining in the Escrow Fund is insufficient to cover the full Award Amount owing to Parent, then, subject to the limitations contained in Section 7.4, each Company Member shall, within ten (10) Business Days following the entry of such final judgment, or such shorter period of time as may be set forth in such final judgment, pay such Company Member’s Allocated Portion of the amount of such shortfall to Parent.

(iii) So long as, and solely to the extent that, any amount remains in the Escrow Fund, the Parent Indemnitees shall seek to recover amounts in respect of any Indemnification Claims from the Escrow Fund prior to seeking to recover amounts in respect of such claims directly from any Company Member; provided, however, that to the extent any Loss Amounts are released from the Escrow Fund with respect to Indemnification Claims that are not subject to the General Cap, such Loss Amounts shall not reduce the amount that the Parent Indemnitees may recover with respect to Indemnification Claims that are subject to the General Cap. The amount, if any, paid by the Company Members to a Parent Indemnitee or Parent to a Company Indemnitee in respect of any Indemnification Claim hereunder shall be comprised of a combination of Cash, Parent Common Stock, or any combination thereof as reasonably determined by each Company Member; provided that (i) such determination shall maintain and be in accordance with the Agreed Tax Treatment and (ii) no more than fifty percent (50%) of such amount may consist of Parent Common Stock. Any amounts paid to a Parent Indemnitee by the Company Members hereunder with respect to any Indemnification Claim asserted on behalf of a Parent Indemnitee other than Parent, shall be received by Parent on behalf of such other Parent Indemnitee.

(iv) Prior to the Expiration Date, Parent will notify the Company Members in writing of the amount that Parent determines in good faith to be necessary to satisfy all Indemnification Claims that are not fully and finally resolved (or if resolved, not fully paid in accordance with the resolution, if applicable) at or prior to 11:59 p.m. Colorado time on the Expiration Date in accordance with this Section 7.5 (such unresolved claims being referred to as the “Unresolved Claims” and such amount being referred to as the “Expiration Date Retained Escrow Amount”). Within five (5) Business Days after the Expiration Date, Parent and the Company Members shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Fund and shall deliver the amount, if positive, that is equal to: (i) the amount remaining in the Escrow Fund as of 11:59 p.m. Colorado time on the Expiration Date; less (ii) the Expiration Date Retained Escrow Amount.

(v) Following the Expiration Date, if an Unresolved Claim is finally resolved, then, Parent and the Company Members shall, within five (5) Business Days after the final resolution of such Unresolved Claim and the payment paid by the Company Member to Parent from the Escrow Fund for such Unresolved Claim, if applicable, execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Fund and deliver the amount, if positive, that is equal to: (i) the amount then held in the Escrow Fund following the date of such resolution and payment; less (ii) the aggregate amount that Parent determines in good faith to be necessary to satisfy all remaining Unresolved Claims (which amount will continue to be held in the Escrow Fund).

(c) Third-Party Claims.

(i) In the event an Indemnified Party becomes aware of a claim by a third party (a “Third Party Claim”) the Notifying Party shall give the Indemnifying Party prompt written notice of such Third Party Claim (a “Third Party Claim Notice”), which Third Party Claim Notice shall be in writing and shall set forth in reasonable detail: (i) the Losses asserted against, incurred, sustained or suffered by the Indemnified Party; (ii) specify in reasonable detail why the Indemnified Party is entitled to indemnification from the Indemnifying Party for such Losses; (iii) the facts giving rise to such Third Party Claim and the amount or the method of computation of the amount of Losses of such Third Party Claim (if then known) included in the amount so stated; (iv) the date insofar as practicable each such item that has been or may be paid, incurred or sustained; (v) the provisions of this Agreement to which such item is related; and (vi) the amount of consideration sought to be delivered to the Indemnified Party in compensation for such Losses as of the date of such Third Party Claim Notice, to the extent known. The failure to give such Third Party Claim Notice shall not affect any Indemnified Party’s ability to seek indemnification hereunder unless, and only to the extent that, such failure has materially prejudiced the Indemnifying Party’s ability to defend successfully a Third Party Claim. Thereafter, the Notifying Party will give the Indemnifying Party, promptly after the Notifying Party’s (or Indemnified Parties’, as applicable) receipt or delivery thereof, copies of all documents (including court papers) received or delivered by the Notifying Party (or Indemnified Party, as applicable) relating to any such Third Party Claim.

(ii) The Indemnifying Party shall respond, in writing, to such Third Party Claim Notice within fifteen (15) Business days after receipt of the Third Party Claim Notice (or within the shorter period, if any, during which a defense must be commenced for the preservation of rights), stating whether it agrees to assume the obligation to indemnify the Indemnified Party pursuant to the terms of this Agreement with respect to such Third Party Claim and will agree to contest and defend such Third Party Claim or whether it refuses to assume the obligation to indemnify the Indemnified Party with respect to such Third Party Claim and/or to contest and defend such Third Party Claim.

(iii) If Indemnifying Party agrees to accept the obligation to indemnify the Indemnified Party with respect to such Third Party Claim and defend and contest such Third Party Claim, then the Indemnifying Party shall be entitled to contest and defend such Third Party Claim by so stating in its response. Reputable attorneys reasonably acceptable to the Indemnified Party employed by the Indemnifying Party shall conduct such contest and defense. The Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute Losses), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Indemnified Party elects to participate in such defense, the Indemnified Party shall cooperate with the Indemnifying Party in the conduct of such defense and shall defer to the judgment of the attorneys employed by the Indemnifying Party. Notwithstanding the foregoing, if (i) the Indemnified Party reasonably determines that there is a conflict of interest that prevents the Indemnifying Party from adequately representing the Indemnified Party’s interests with respect to a Third Party Claim, (ii) a Third Party Claim seeks relief other than the payment of monetary damages, (iii) the subject matter of a Third Party Claim relates to the ongoing business of the Indemnified Party, which Third Party Claim, if decided against the Indemnified Party, would adversely affect the ongoing business or reputation of the Indemnified Party or (iv) the Indemnified Party would not be fully indemnified with respect to such Third Party Claim, then, in each such case, the Indemnified Party alone shall be entitled to contest, defend and settle such Third Party Claim in the first instance and the Indemnifying Party shall reimburse the Indemnified Party for its reasonable out of pocket costs and expenses (including reasonable fees of outside counsel) for such contest, defense or settlement of such Third Party Claim.

(iv) If the Indemnifying Party agrees to accept the obligation to indemnify the Indemnified Party with respect to Losses incurred in connection with such Third Party Claim but either does not elect to assume or is prevented from assuming the defense of such Third Party Claim within the time period set forth, the Indemnified Party shall defend such Third Party Claim through counsel chosen by it at its own expense (and with the right of the Indemnified Party for indemnification of such expenses in accordance with this Article 7), provided the Indemnified Party will not admit to any liability or concede, settle or compromise any such Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party does not assume the defense of a Third Party Claim, the Indemnifying Party shall, at its own expense, cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all witnesses, pertinent records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.

(v) If the Indemnifying Party assumes the defense of a Third Party Claim: (i) the Indemnified Party will not admit to any liability, or concede, settle or compromise any such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed; and (ii) the Indemnifying Party will not settle or compromise any Third Party Claim, without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed), if such compromise or settlement: (a) seeks relief other than the payment of monetary damages, (b) the subject matter of a Third Party Claim relates to the ongoing business of the Indemnified Party, which Third Party Claim, if decided against the Indemnified Party, would place a material limitation on the future operations of the Indemnified Party, (c) affects in a manner materially adverse to the Indemnified Party any other Third Party Claim that reasonably may be expected to be made against such Person or (d) does not release the Indemnified Party (including the Notifying Party) from all liability regarding such Third Party Claim, other than any liability being satisfied by the Indemnifying Party hereunder

7.6 No Contribution. No Indemnifying Party shall make any claim for subrogation, indemnification, contribution, reimbursement or right of advancement from the Indemnified Party with respect to any Losses claimed by any Indemnified Party, and all such Indemnifying Parties hereby waive any such right of subrogation, indemnification, contribution, reimbursement or right of advancement from the Indemnified Parties it has or may have in the future.

7.7 Effect of Investigation. Notwithstanding the rights of the Parent Indemnitees to recover Losses pursuant to Section 7.2, Parent and Merger Sub are not aware of any facts or circumstances that would serve as the basis for a claim by any Indemnified Party against Company or any Company Members based upon a breach of any representation or warranty of the Company contained in this Agreement or breach of any of Company’s covenants or agreement to be performed by it at or prior to Closing. Parent, Merger Sub and the Surviving Corporation, on behalf of themselves and all Parent Indemnitees, shall be deemed to have waived in full any breach of any of Company’s representations and warranties and any such covenants and agreements of which Parent and/or Merger Sub has such awareness at the Closing.

7.8 Exclusive Remedy. Following the Closing, except for (a) claims for actual fraud against any Indemnifying Party who committed, participated in or had actual knowledge of such fraud, (b) claims for equitable relief and (c) claims pursuant to any other agreement (other than this Agreement) entered into in connection with this Agreement and the Transactions contemplated hereby, the rights to indemnification, compensation or reimbursement under this Article 7 shall be the sole and exclusive remedy with respect to the subject matter of this Agreement.

Article 8
TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual agreement of the Company and Parent.

(b) By Parent or the Company if: (i) the Effective Time has not occurred before 5:00 p.m. Colorado time on the date which is twelve (12) months from the date hereof (provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose Willful Breach has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date), (ii) there shall be a final non-appealable Order of any Governmental Authority in effect preventing consummation of the Merger, (iii) there shall be any Applicable Law enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Authority that would make consummation of the Merger illegal; provided, however, that the violation of any Federal Cannabis Laws shall not be deemed to make consummation of the Merger illegal.

(c) By Parent if there shall be any action taken, or any Applicable Law or Order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Authority, which would: (i) prohibit Parent’s ownership or operation of all or any material portion of the business of the Company or (ii) compel Parent to dispose of or hold separate all or any material portion of the Assets of the Company, or materially limit its operation of the Company’s business, as a result of the Merger.

(d) By Parent if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and (i) the Company has not cured such breach within ten (10) Business Days after Parent delivers written notice of such breach to the Company (provided, however, that, no cure period shall be required for a breach which by its nature cannot reasonably be cured) and (ii) if not cured within such ten (10) Business Day period and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2, as the case may be, to be satisfied.

(e) By the Company if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent and (i) Parent has not cured such breach within ten (10) Business Days after Company delivers a written notice of such breach to Parent (provided, however, that no cure period shall be required for a breach which by its nature cannot be reasonably cured), and (ii) if not cured within such ten (10) Business Day period and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3, as the case may be, to be satisfied.

(f) By either Parent or the Company, if at any time prior to such time (i) trading in Parent Common Stock or other equity shall have been suspended by the SEC, Nasdaq or OTCQX, as applicable, or trading in securities generally on the New York Stock Exchange or the Nasdaq National Market shall have been suspended or limited or minimum prices shall have been established on such exchange, (ii) a banking moratorium shall have been declared either by Federal or Colorado State authorities or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of Parent, impractical or inadvisable to proceed with the Closing.

(g) By Parent, if between the date hereof and the Closing, a Company Material Adverse Effect has occurred.

(h) By the Company, if between the date hereof and the Closing, a Parent Material Adverse Effect has occurred.

(i) By the Company, if Parent fails to consummate any of the Third Party Transactions on or prior to the Closing.

8.2 Effect of Termination.

(a) Subject to Section 8.2(b), if this Agreement is terminated then all further obligations of the Parties under this Agreement will terminate and become void and of no further force and effect and there shall be no further liability or obligation on the part of any Party under this Agreement, except for the following:

(b) Notwithstanding anything herein to the contrary, if Parent completes one or more Third Party Transactions and if this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i) and all of the conditions to Closing set forth in Article VI (other than those other conditions that, by their nature, cannot be satisfied until the Closing Date, but, which conditions would be capable of satisfaction if the Closing Date were to occur on the date of such termination) have been satisfied or waived on or prior to the date of such termination, then such termination may be deemed to be a breach of this Agreement, and the Company Members (acting together) shall be entitled, at their sole election, to either (i) any remedies available in law or equity (including special and indirect damages); provided, however, that in no event shall such remedies include punitive, incidental, or consequential damages, or (ii) such Company Member’s Allocated Portion of the Reverse Termination Fee (which fee shall be payable within two (2) business days after written notice of such termination, by wire transfer of immediately available funds to an account designated in writing by the Company Members). If Parent fails to timely pay the Reverse Termination Fee when due pursuant to this Section 8.2, Parent shall pay to the Company Members interest on such amount at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made through the date such payment was actually received. Parent and Merger Sub acknowledge and agree that the Reverse Termination Fee constitutes liquidated damages, and not penalties, in lieu of the Company Members’ actual damages resulting from the termination described in this Section 8.2(b). If the Company Members elect to receive their Allocated Portion of the Reverse Termination Fee, payment by Parent of the Reverse Termination Fee shall be the Company Members’ exclusive remedy for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement by Parent or Merger Sub and the failure of the Transactions to be consummated, and upon payment of the Reverse Termination Fee in accordance with this Section 8.3(b), neither Parent nor Merger Sub shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(c) Sections 5.3, 5.4, 8.2, Article 9 and the applicable definitions set forth in Article 10 shall remain in full force and effect and survive any termination of this Agreement.

(d) Nothing herein shall relieve any party hereto from liability for any Willful Breach of any provision hereof.

Article 9
MISCELLANEOUS PROVISIONS

9.1 Subject to Approval of the MED. NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE TRANSFER OF THE CANNABIS PERMITS TO THE SURVIVING CORPORATION AS PROVIDED HEREUNDER IS CONTINGENT UPON AND SUBJECT TO THE PRIOR APPROVAL OF THE MED AND APPLICABLE LOCAL JURISDICTIONS.

9.2 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by email transmission or by nationally recognized overnight courier prepaid, to the parties at the following electronic or physical addresses:

If to Parent or Merger Sub, to:

Greenrose Acquisition Corp.

111 Broadway

Amityville, NY 11701

Attn: William F. Harley III

Email: mickey@greenrosecorp.com

with a copy (which shall not constitute notice) to:

Tarter Krinsky & Drogin LLP

1350 Broadway

11th Floor

New York, NY 10018

Attention: Guy N. Molinari, Esq.

Fax: (212) 216-8100

Email: gmolinari@tarterkrinsky.com

If to the Company prior to Closing, to:

Futureworks LLC

191 University Blvd. #300

Denver, CO 80206

Email: reagan@thchealth.com, chris@thchealth.com

with a copy (which shall not constitute notice) to:

Husch Blackwell, LLP

1801 Wewatta Street

Suite 1000

Denver, CO 80202

Attn: Steve Levine, Esq.

Email: steve.levine@huschblackwell.com

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 9.2, be deemed given upon delivery, (b) if delivered by email to the email address as provided for in this Section 9.2, be deemed given upon confirmation of successful completion of such email, and (c) if delivered by overnight courier to the address as provided in this Section 9.2, be deemed given on the earlier of the first Business Day following the date deposited with such overnight courier with the requisite payment and instructions to effect delivery on the next Business Day or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.2). Any party from time to time may change its address or other information for the purpose of notices to that party by giving notice specifying such change to the other parties.

9.3 Entire Agreement. This Agreement and the Exhibits and Schedules hereto, including the Company Disclosure Schedule and the Ancillary Agreements, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the confidentiality provisions of the Confidentiality Agreement and any other confidentiality agreement in existence between Parent, the Company and any other third party, which shall continue in full force and effect and shall survive any termination of this Agreement in accordance with their terms.

9.4 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of Parent and the Company and, with respect to Article 7 and Article 9 only, the Company Members, and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than the Parent Indemnitees entitled to indemnification under Article 7.

9.5 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) and any attempt to do so shall be void; provided, however that Parent or Merger Sub shall be entitled to assign its rights, duties and obligations hereunder, including Merger Sub’s obligation to merge with the Company, to any one or more Subsidiaries or Affiliates of Parent or Merger Sub, provided that no such assignment shall relieve Parent or Merger Sub from its duties and obligations under this Agreement. Subject to the foregoing sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties and their respective successors and assigns.

9.6 Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

9.7 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Applicable Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

9.8 Governing Law. This Agreement, and any claim, controversy or dispute arising under or related to this Agreement (whether based on contract, tort, equity or otherwise), shall be governed by and construed in accordance with the Applicable Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the law of any jurisdiction other than the State of Delaware; provided, however, that any claims, controversies, or disputes related to the Cannabis Permits held by the Company shall be governed by and construed in accordance with the Applicable Laws of the State of Colorado, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the law of any jurisdiction other than the State of Colorado.

9.9 Waiver of Trial by Jury. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.10 Jurisdiction. EACH OF THE PARTIES TO THIS AGREEMENT SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN THE STATE OF NEW YORK, IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO IN ANY OTHER COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. EACH PARTY AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE PARTY AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 9.2. NOTHING IN THIS SECTION 9.10, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY AGREES THAT A FINAL, NON-APPEALABLE JUDGMENT IN ANY ACTION BROUGHT IN ACCORDANCE WITH THIS SECTION 9.10 SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

9.11 Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or by electronic mail in Portable Document Format, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.12 Amendment and Modification. This Agreement may be amended, modified or supplemented by Parent, the Company and the Company Members at any time prior to the Closing, and by Parent and the Company Members at any time following the Closing (notwithstanding any stockholder or member approval); provided, however, that after approval of the Transactions by the Company Members, no amendment shall be made which pursuant to Applicable Laws requires further approval by such members without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by each of the parties.

9.13 Extension; Waiver. No failure or delay of a party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

9.14 Made Available. The parties agree that the words “made available” or words of similar import mean that, on or before 8:00 a.m. Colorado time on the third (3rd) Business Day immediately preceding the date of this Agreement, the Company has posted complete and correct copies of such materials to the Data Room and that Parent and its Representatives had continuous access to such materials in the Data Room during the three (3) Business Days prior to the date of this Agreement.

9.15 No Presumption Against Drafting Party. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Article 10
DEFINITIONS

10.1 Definitions. For the purposes of this Agreement, the following defined terms shall have the meanings indicated below (with correlative meanings for the singular or plural forms thereof):

“Acquisition Proposal” means, with respect to the Company, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Parent), or any public announcement of an intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (i) any sale, dividend, split or other disposition of any capital stock or other Equity Interests of the Company or any of the Company Subsidiaries representing more than ten percent (10%) of the total capital stock or Equity Interests of the Company or any of the Company Subsidiaries, as applicable, or any merger, consolidation, business combination or similar transaction involving the Company or any of the Company Subsidiaries; (ii) any sale, lease, mortgage, pledge, exchange, transfer, license, acquisition or disposition of any material properties or assets of the Company or any of the Company Subsidiaries (including by way of exclusive license or joint venture formation) in any single transaction or series of related transactions (other than in the ordinary course of business consistent with past practice); or (iii) any tender offer (including a self-tender), exchange offer, liquidation, dissolution, liquidation, recapitalization or other significant corporate reorganization of the Company or any of the Company Subsidiaries, or any extraordinary dividend, whether of cash or other property.

“Action” means any claim, action, cause of action, suit, demand, tender of indemnity, complaint, petition, investigation, proceeding, violation notice, notice of liability, enforcement, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Additional Consideration” has the meaning set forth in Section 1.6(c)-(e).

“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person. For the purposes of this definition, “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Aggregate Consideration” has the meaning set forth in Section 1.6.

“Agreed Amount” has the meaning set forth in Section 7.5(a)(iii).

“Agreed Tax Treatment” has the meaning set forth in Section 1.15.

“Agreement” has the meaning set forth in the Preamble.

“Allocated Portion” of any Base Cash Consideration, Base Stock Consideration, or Payback Amount means, with respect to each Company Member, the aggregate amount allocated to such Company Member based on its proportionate Company Interest held, less any portion to be held in escrow, if applicable.

“Ancillary Agreements” means the Consent, the Joinder Agreement, the Escrow Agreement, the Statement of Merger, the Certificate of Merger and each of the other agreements, certificates, documents and instruments contemplated hereby and thereby, including all Schedules, Annexes and Exhibits hereto and thereto.

“Annual Financial Statements” means the unaudited balance sheet of the Company as of December 31, 2019 and 2020, and the related unaudited statement of operations and statement of cash flows for the twelve-month period ended on such date.

“Applicable Laws” means, with respect to any Person, any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, Order, rule, ordinance or decree enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect, in each case as of the Effective Time, by any Governmental Authority that applies to such Person, its business and its properties; provided, however, the parties hereby acknowledge that under United States federal law, and more specifically the Controlled Substances Act, the possession, use, cultivation, marketing and transfer of marijuana is illegal and that, notwithstanding anything to the contrary, with respect to state regulated marijuana business activities, “Applicable Laws”, “law” or “federal law” shall only include such federal law, authority, agency, or jurisdiction as is not in conflict with the Applicable Laws, regulations, authority, agency, or jurisdiction of any state, local, municipal, or territory regarding such regulated marijuana business activities. For the avoidance of doubt, the Parties acknowledge and agree that Federal Cannabis Laws (as defined herein) shall not be deemed to be Applicable Laws.

“Approval” means any approval, authorization, consent, Permit, qualification or registration, clearance or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person, as applicable.

“Assets” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Assigned Contracts has the meaning set forth in Section 5.19.

“Attorney-Client Communications” has the meaning set forth in Section 5.14(b).

“Audited Financial Statements” means the Company’s financial statement that has been prepared in accordance with GAAP and that has been audited by an independent certified public accountant agreeable to Parent, in its reasonable discretion, in accordance with generally accepted auditing standards and includes notes to the financial statement.

“Award Amount” has the meaning set forth in Section 7.5(b)(i).

“Base Cash Consideration” means Seventeen Million Five Hundred Thousand Dollars ($17,500,000).

“Base Stock Consideration” means such number of Parent Common Stock based on the applicable Parent Common Stock Price equal to Fifteen Million Dollars ($15,000,000).

“Books and Records” means all files, documents, instruments, papers, books and records, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, unit certificates and books, unit transfer ledgers, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Colorado are authorized or obligated to close.

“Cannabis Permits” means, with respect to any Person, any Permit required by Applicable Law or any Cannabis Regulatory Authority for the cultivation, harvesting, production, manufacturing, processing, marketing, distribution, sale, and possession of cannabis, marijuana, or related substances or products containing cannabis, marijuana, or related substances.

“Cannabis Regulatory Authority” means any Governmental Authority with regulatory authority over the cultivation, harvesting, production, manufacturing, processing, marketing, distribution, sale, or possession of cannabis, marijuana, or related substances or products containing cannabis, marijuana, or related substances, including the issuance and granting of Cannabis Permits, pursuant to any Applicable Law. For the avoidance of doubt, Cannabis Regulatory Authority includes the MED.

“Capitalization Table” has the meaning set forth in Section 2.3(c).

“Capital Expenditure Reimbursement” means amounts jointly loaned by Chris Schonbachler and Reagan Yeomans to the Company and the Company Subsidiaries for reasonable capital expenditures.

“Capital Expenditure Statement” has the meaning set forth in Section 1.9(a)(vii).

“Cash” means all cash, cash equivalents and liquid instruments of a Person.

“Cash Flow from Operating Activities” means, as of any period of time, the operating income (loss) before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on sale of assets of the Company and all of its Subsidiaries during such period of time, calculated on a consolidated basis in accordance with GAAP, and determined by reference to Parent’s audited financial statements for such Fiscal Year.

“Certificate” has the meaning set forth in Section 1.14(b).

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Charter Documents” means, as applicable, the (a) articles or certificate of incorporation, certificate of formation, articles of organization or certificate of limited partnership and (b) bylaws, limited liability company agreement or limited partnership agreement of any Person, as in effect as of the date hereof.

“Claim Amount” has the meaning set forth in Section 7.5(a)(i).

“Claim Notice” has the meaning set forth in Section 7.5(a)(i).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Payment Certificate” has the meaning set forth in Section 1.8(a).

“Closing Working Capital Adjustment” has the meaning set forth in Section 1.11.

“CO Act” has the meaning set forth in the Recitals.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Ancillary Agreement” has the meaning set forth in Section 2.2.

“Company Charter” means the Company’s Articles of Organization and Company Operating Agreement as in effect as of the date hereof.

“Company Disclosure Schedule” has the meaning set forth in Article 2.

“Company Financials” means the Interim Financial Statements and the Annual Financial Statements.

“Company Interests” has the meaning set forth in Section 2.3(a).

“Company Material Adverse Effect” means a change, effect, event, occurrence or circumstance, whether known or unknown, that is, individually or in the aggregate, materially adverse to the business, financial condition, operations, results of operations, Assets of the Company and the Company Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company Material Adverse Effect with respect to such entity (except to the extent, in the case of clauses (i) through (iii) below, they have a disproportionate effect on such entity and the Company Subsidiaries, taken as a whole, as compared to the other companies in the industry in which such entity and its Subsidiaries operate): (i) changes in conditions in the U.S. or global economy, capital or financial markets generally, including, without limitation, changes in interest or exchange rates, (ii) changes in legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company and the Company Subsidiaries conducts business, (iii) changes in GAAP, (iv) the negotiation, execution, announcement or performance of this Agreement or the Transactions contemplated hereby or the consummation of the Transactions contemplated by this Agreement, including, without limitation, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, landlords, tenants, lenders, investors or employees, (v) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism that do not disproportionately affect the Company or Company Subsidiaries, (vi) any pandemic, epidemic or any publicly declared health emergency; (vii) any action taken by the Company or any Company Subsidiary at the request of Parent or (viii) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying changes, events, circumstances, conditions or effects that contributed to such failure may be being taken into account in determining whether such failure has resulted in a Company Material Adverse Effect).

“Company Members” mean Reagan Yeomans and Tiffany Goldman.

“Company Note” has the meaning set forth in Section 2.3(g).

“Company-Owned Intellectual Property Rights” means all Intellectual Property and Intellectual Property Rights that are owned or purported to be owned by the Company and each Company Subsidiary, including the Company Registered Intellectual Property.

“Company Operating Agreement” means the Company’s Amended and Restated Operating dated as of March 1, 2018.

“Company Option” means any security, right, subscription, warrant, option, “phantom” equity right or other Contract that gives the right to (a) purchase or otherwise receive or be issued any capital equity or other Equity Interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any capital stock or other Equity Interests of such Person or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of capital equity or other Equity Interests of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person.

“Company Parties” has the meaning set forth in Section 5.14(a).

“Company Products” means all products or service offerings of the Company and each Company Subsidiary that are being marketed, sold, or distributed, including any products or service offerings under development.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned by, filed in the name of, assigned to or applied for by, the Company or any Company Subsidiary.

“Company Subsidiaries” has the meaning set forth in Section 2.4(a).

“Company Transaction Expenses” means, to the extent unpaid as of the Last Balance Sheet Date and whether or not due and payable as of the Closing or in the future, (a) all fees, costs and expenses (including, fees, costs and expenses of legal counsel, accountants, investment bankers, brokers or other Representatives and consultants and appraisal fees, costs and expenses) incurred by the Company, any Company Subsidiary, or any Company Member (to the extent that the Company is responsible for the payment thereof) in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of its obligations hereunder and thereunder, and the consummation of the Transactions; (b) any such amounts required to be paid to any third party in connection with obtaining any consent, waiver or Approval required to be obtained in connection with the consummation of the Transactions, other than those that are to be borne by Parent pursuant to the terms of this Agreement); and (c) all amounts (excluding any associated withholding) payable by the Company or any Company Subsidiary, solely or partially as a result of the consummation of the Transactions or a termination of employment or engagement that occurs on or prior to the Closing, pursuant to any Contract or Applicable Laws and any payments under any “change of control,” retention, bonus, termination, compensation, severance or other similar arrangements payable to any current or former or retired employee, director, consultant or independent contractor of the Company or any Company Subsidiary or the beneficiary or dependent of such Person (including severance and similar payments that are subject to “single trigger” or “double trigger” payment conditions requiring a “change of control”.

“Company Closing Transaction Expenses” means any Company Transaction Expenses not paid as of the delivery of the Closing Payment Certificate pursuant to Section 1.8(a).

“Confidentiality Agreement” has the meaning set forth in Section 5.3.

“Consent” has the meaning set forth in the Recitals.

“Continuing Personnel” has the meaning set forth in Section 5.10(a).

“Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding, commitment, arrangement, or undertaking of any nature, whether express or implied, in each case as amended and supplemented from time to time.

“Data Room” means the virtual data room managed by the Company in connection with the Transactions.

“Deductible” has the meaning set forth in Section 7.4(a).

“Dispute Notice” has the meaning set forth in Section 1.11(a).

“DGCL” has the meaning set forth in the Recitals.

“Earnout Payment” means up to such number of shares of Parent Common Stock calculated pursuant to Section 1.14; provided, however, that such amount shall not in any event exceed Ten Million Dollars ($10,000,000).

“Earnout Payment Date” means the date after the Earnout Period on which Parent has determined the shares of Parent Common Stock to be issued as the Earnout Payment; provided, however, that such calculation be made no later than ninety (90) days following the end of the Earnout Period.

“Earnout Period” means the period beginning on March 1, 2021 and ending on March 1, 2022.

“Earnout Target EBITDA Margin” means an EBITDA Margin during the applicable period of time equal to eighteen percent (18%).

“Earnout Threshold” means that, for the Earnout Period, (i) the EBITDA Margin is no less than the Earnout Target EBITDA Margin, and (ii) the Surviving Corporation’s Cash Flow from Operating Activities is greater than Zero Dollars ($0).

“EBITDA” means, for any given period of time, earnings before interest, Taxes, depreciation, amortization, and non-recurring expenses (including Company Transaction Expenses) of a given entity and all of its Subsidiaries on a consolidated basis, calculated in accordance with GAAP as consistently applied in accordance with such entity’s audited financial statements.

“EBITDA Margin” means the EBITDA of the Surviving Corporation divided by the net revenues of the Surviving Corporation for the applicable period of time.

“Effective Time” has the meaning set forth in Section 1.2.

“Employment Agreements” has the meaning set forth in Section 6.3(o).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any Person or entity alleging potential Liability (including potential Liability for investigatory costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, release or threatened release of any hazardous materials or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means any federal, state, local or foreign environmental, health and safety worker safety, or other Applicable Laws (including common law) relating to hazardous materials, or pertaining to restrictions on hazardous materials in products, requirements to take-back or recycle used products or wastes, or product packaging or labeling.

“Equipment Leases” means those equipment leases and equipment subleases set forth in Section 2.21(a)(vii)(10)-(15) of the Company Disclosure Schedule.

“Equity Awards” has the meaning set forth in Section 2.3(b).

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into such.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means with respect to the Company, each Company Subsidiary and any trade or business (whether or not incorporated) which is treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Continental Stock Transfer & Trust Company, or such other Person as Parent and the Company may mutually agree to serve in such capacity.

“Escrow Agreement” means the agreement in substantially the form attached as Exhibit E.

“Escrow Amount” means the Escrow Cash and the Escrow Stock.

“Escrow Cash” means One Million Six Hundred Twenty-Five Thousand Dollars ($1,625,000).

“Escrow Fund” means the escrow fund established by deposit of the Escrow Amount with the Escrow Agent in accordance with the terms of this Agreement.

“Escrow Stock” means such number of shares of Parent Common Stock with an aggregate value, based on the applicable Parent Common Stock Price, of One Million Six Hundred Twenty-Five Thousand Dollars ($1,625,000).

“Estimated Closing Working Capital” has the meaning set forth in Section 1.11(a).

“Exchange Act” has the meaning set forth in Section 2.23.

“Expiration Date” has the meaning set forth in Section 7.1(a).

“Expiration Date Retained Escrow Amount” has the meaning set forth in Section 7.5(b)(iv).

“Federal Cannabis Laws” means any U.S. federal Applicable Laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.

“Final Working Capital” has the meaning set forth in Section 1.11(a).

“Fiscal Year” or “FY” means, for any particular year the 12-month period beginning on January 1 and ending on December 31 of such year.

“Fundamental Representations” has the meaning set forth in Section 6.2(a).

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“General Cap” has the meaning set forth in Section 7.4(c).

“Governmental Authority” means any governmental authority, quasi-governmental authority (including, but not limited to the Securities and Exchange Commission), court, tribunal, arbitral or judicial body (including any grand jury), arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, province, county, city or other political subdivision, and shall include any stock exchange or quotation service on which the Parent Common Stock is listed or quoted, including Nasdaq and OTCQX. For the avoidance of doubt, Governmental Authority includes any Cannabis Regulatory Authority.

“Higher Target Working Capital” means One Million Eight Hundred Thousand Dollars ($1,800,000).

“Husch Blackwell” has the meaning set forth in Section 5.14(a).

“Identified Employees” shall mean Chris Schonbachler and Tiffany Goldman.

“Inbound License” has the meaning set forth in Section 2.20(c).

“Incentive Plan” has the meaning set forth in Section 5.12(a).

“Indebtedness” means all indebtedness for borrowed money.

“Indemnification Claim” has the meaning set forth in Section 7.1(c).

“Indemnified Party” has the meaning set forth in Section 7.5(a)(i).

“Indemnity Cap” has the meaning set forth in Section 7.4(d)).

“Independent Accountant” has the meaning set forth in Section 1.11(a).

“Independent Contractor” has the meaning set forth in Section 2.20(j).

“Initial Consideration” shall mean the Base Cash Consideration (subject to adjustment as provided in Section 1.6(a)) and the Base Stock Consideration (subject to adjustment as provided in Section 1.6(b)).

“Intellectual Property” means any and all technology, Software, technical documentation, specifications, designs, bills of material, build instructions, test reports, schematics, algorithms, application programming interfaces, user interfaces, routines, formulae, tools, databases, lab notebooks, invention disclosures, materials, inventions (whether patentable or not), improvements, trade secrets, proprietary information, know-how, databases and data collections, invention disclosures, technical data and customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories, business plans, product roadmaps, works of authorship, and documentation relating to any of the foregoing, and any other tangible embodiments of Intellectual Property Rights, whether in electronic, written or other form.

“Intellectual Property Rights” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) rights in trade secrets, confidential information, or proprietary information related to Intellectual Property; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) rights in domain names and uniform resource locators; (v) rights in industrial designs; (vi) rights in trademark and service mark registrations and applications for registration therefor, trade names, logos, common law trademarks and service marks, and related goodwill; (vii) all rights in databases and data collections; (viii) all moral and economic rights of authors and inventors, however denominated; and (ix) any similar or equivalent rights to any of the foregoing.

“Interim Financial Statements” means the unaudited balance sheet of the Company as of January 31, 2021, and the related unaudited statement of operations and statement of cash flows for the one (1) month period ended on such date.

“Inventory” means all of the inventory of supplies, accessories and any other items of personal property used in the operation of the business of the Company and the Company Subsidiaries, including any branded merchandise; non-expired, merchantable quality marijuana products, including, without limitation, any marijuana seeds, plants, flowers, trim, concentrate, or infused product; and ingredients.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company.

“Ironton” means Nuhi, LLC, a Colorado limited liability company.

“Ironton Material Contracts” means all Contracts related to the Medical Cultivation facility located at 4929 Ironton St., Denver, Colorado 80239 including, but not limited to those contracts listed on Schedule A-3 hereto.

“Ironton Target EBITDA” means an EBIDTA amount equal to One Million Eight Hundred Fifty Thousand Dollars ($1,850,000).

“Joinder Agreement” has the meaning set forth in the Recitals.

“Knowledge of Parent” or similar phrase means the actual knowledge of a particular fact, circumstance, event or other matter in question of any of the individuals set forth in Schedule A-2. Any such Person will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such Person would reasonably be expected to obtain such knowledge while performing his or her duties to Parent and/or Merger Sub, as applicable.

“Knowledge of the Company” or similar phrase means the actual knowledge of a particular fact, circumstance, event or other matter in question of any of the individuals set forth in Schedule A-1. Any such Person will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such Person would reasonably be expected to obtain such knowledge while performing his or her duties to the Company and/or its Company Subsidiaries, as applicable.

“Last Balance Sheet” means the consolidated balance sheet of the Company as of the Last Balance Sheet Date and included in the Company Financials.

“Last Balance Sheet Date” means December 31, 2020.

“Leased Real Property” has the meaning set forth in Section 2.17(a).

“Liability” means all Indebtedness, obligations and other liabilities of a Person, whether absolute or contingent (or based upon any contingency), known or unknown, fixed or otherwise, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, due or to become due, whether or not accrued or paid, executory, determined, determinable or otherwise and whether required or not required to be reflected in financial statements under GAAP or the Company’s applicable accounting principles.

“License” means any Contract, commitment, agreement or other arrangement that grants a Person the right to use, practice or otherwise enjoy the benefits of any Intellectual Property or Intellectual Property Rights (including any covenants not to sue or non-assertion covenants with respect to any Intellectual Property Rights).

“Lien” means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for a Permitted Encumbrance or restrictions on transfer generally arising under any federal or state Applicable Law with regard to securities.

“Litigated Dispute” has the meaning set forth in Section 7.5(b)

“Loss” or “Losses” means any and all direct out of pocket losses in connection with any deficiencies, judgments, settlements, Action, assessments, Liabilities, losses, damages, interest, fines, penalties, Taxes, costs, charges, assessments, defaults and other losses, whether arising from a Third Party Claim or otherwise, and fees and expenses (including legal, accounting and other costs and expenses of professionals) incurred in connection with investigating, defending, settling or otherwise satisfying any of the foregoing or matters arising out of or relating to the foregoing, and in seeking indemnification, compensation or reimbursement therefor, and interest on any of the foregoing from the date incurred until paid at the prime rate published from time to time by the Wall Street Journal. For the avoidance of doubt Losses shall not include any indirect, incidental, consequential or punitive damages or diminution in value or lost profits.

“Loss Amounts” means any recoverable Losses that are determined by an agreement, a settlement or a court judgment or award (regardless of whether the court judgment or award is or may be appealable) binding on the Company Members and Parent in accordance with Article 7.

“Lower Target Working Capital” means Eight Hundred Thousand Dollars ($800,000).

“Material Contracts” has the meaning set forth in Section 2.21(a).

“Maximum Cap” has the meaning set forth in Section 7.4(d).

“MED” means the Colorado Department of Revenue – Marijuana Enforcement Division.

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 3.8(h).

“Nasdaq” means The Nasdaq Stock Market LLC.

“Notifying Party” has the meaning set forth in Section 7.5(a)(i).

“Objection Notice” has the meaning set forth in Section 7.5(a)(ii).

“Off-the-Shelf Software” means software that (i) is generally commercially available from a third party under a standard non-exclusive end-user license, (ii) is and has not been distributed with or incorporated in any Company Product, (iii) is and has been used exclusively for internal purposes, and (iv) was licensed to Company or a Company Subsidiary on a perpetual, non-exclusive basis (a) for all users and work stations of the Company or a Company Subsidiary for fixed payments of less than One Hundred Thousand Dollars ($100,000) in the aggregate, or (b) for a single user or work station of the Company or a Company Subsidiary for fixed payments of less than Ten Thousand Dollars ($10,000) in the aggregate.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

“OTCQX” means the OTCQX® Best Market.

“Outbound License” has the meaning set forth in Section 2.20(c).

“Parent” has the meaning set forth in the Preamble.

“Parent Charter Documents” means the Parent’s Certificate of Incorporation and bylaws.

“Parent Common Stock” means the common stock of Parent, par value $0.0001 per share.

“Parent Common Stock Price” means the volume weighted average price per share of Parent Common Stock (rounded down to the nearest cent) on the OTCQX for the twenty (20) consecutive trading days ending on (and including) the last full trading day immediately prior to, (i) the Closing Date, (ii) March 31, 2022, or (iii) such date as Parent Common Stock Price is required to be paid or issued hereunder, as appliable, as reported by the Wall Street Journal for each such trading day, or, if not reported by the Wall Street Journal, any other authoritative source mutually agreed by Parent and the Company, provided that the Parent Common Stock Price for the shares of Parent Common Stock to be issued on the Closing Date shall be subject to a minimum price of Twelve Dollars ($12.00) per share of Parent Common Stock and a maximum price of Fifteen Dollars ($15.00) per share of Parent Common Stock.

“Parent Convertible Securities” has the meaning set forth in Section 3.8(b).

“Parent Disclosure Schedule” has the meaning set forth in Article 2.

“Parent Employer” has the meaning set forth in Section 5.10(a).

“Parent Indemnitees” has the meaning set forth in Section 7.2.

“Parent Material Adverse Effect” means (i) a change, effect, event, occurrence or circumstance, whether known or unknown, that is, or is reasonably likely to, individually or in the aggregate, be, materially adverse to the business, condition (financial or other), operations, results of operations, Assets or Liabilities of Parent and its Subsidiaries, taken as a whole, or (ii) a change, effect, event, occurrence or circumstance that is materially adverse to the Parent’s ability to timely consummate the Transactions.

“Parent Stock” has the meaning set forth in Section 3.8(a).

“Parent Stock Option” has the meaning set forth in Section 3.8(b).

“Parent Stockholder Approval Matters” has the meaning set forth in Section 5.12(a).

“Parent Warrants” has the meaning set forth in Section 3.8(b).

“Payback Amount” means any amount due to Parent or Parent Indemnitees, as applicable, on account of (i) the Company Post-Closing Working Capital Adjustment, to the extent the amount of the Lower Target Working Capital, as finally determined pursuant to Section 1.11, is less than the Estimated Closing Working Capital, or (ii) indemnity payments pursuant to Section 7.3, to the extent not otherwise paid from the Escrow Fund or offset against any Earnout Payment.

“Permits” has the meaning set forth in Section 2.14(a).

“Permitted Encumbrance” means (i) any statutory Lien for Taxes (a) not yet due and payable or (b) the validity or amount of which is being contested in good faith by appropriate proceedings; provided, that in the case of clause (b), adequate reserves have been established therefor on the Company Financials; (ii) any mechanics’, carriers’, workers’, repairers’ or other similar Lien arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company (or Company Subsidiary) or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established therefor on a basis consistent with prior periods and are reflected on the Company Financials; (iii) any pledge, deposit or other Lien securing the performance of bids, trade Contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); and (iv) with respect to any real property leased by the Company (a) any encumbrance on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising therefrom or benefiting or created by any superior estate, right or interest, (b) any encumbrance that would be set forth in any title policies, endorsements, title commitments, title certificates and/or title reports and any zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, and (c) any minor encroachment; provided, however, that none of the foregoing encumbrances or encroachments described in clause (iv) does, or would reasonably be expected to, individually or in the aggregate, impair, in any material respect, the continued use and operation of the property to which they relate in the Company’s business.

“Person” means any individual, Entity, or Government Authority.

“Personal Information” means any information in the possession of the Company about an identifiable individual other than the name, title or business address or telephone number of an employee.

“PIPE Investment” means the purchase of an aggregate of up to Two Hundred Million Dollars ($200,000,000), of which One Hundred Fifty Million Dollars ($150,000,000) shall be debt, and up to Fifty Million Dollars ($50,000,000) shall be Parent Common Stock in a private placement to be consummated in connection with the Transactions and the Third Party Transactions.

“Plan” means any of the following which covers current or former employees, directors or consultants of the Company or any Company Subsidiary: (i) each employment, consulting, noncompetition, nondisclosure, non-solicitation, severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, transaction and change in control plan, program, arrangement, agreement, policy or commitment, (ii) each stock option, restricted stock, deferred stock, performance stock, stock appreciation, stock unit or other equity or equity-based plan, program, arrangement, agreement, policy or commitment, (iii) each savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, other welfare fringe benefit and other employee compensation plan, program, arrangement, agreement, policy or commitment, including in each case, each “employee benefit plan” as defined in Section 3(3) of ERISA and any trust, escrow, funding, insurance or other agreement related to any of the foregoing.

“Post-Closing Working Capital Adjustment” has the meaning set forth in Section 1.11(c).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Products Liability Event” shall mean any accident, happening or event which occurs or has occurred at any time on or prior to the Closing Date that is caused or allegedly caused by any hazard or defect in manufacture, design, materials or workmanship including any failure or alleged failure to warn or any breach or alleged breach of express or implied warranties or representations with respect to a product manufactured, shipped, sold or delivered by or on behalf of the Company or any Company Subsidiary which results or is alleged to have resulted in injury or death to any Person or damage to or destruction of property (including damage to or destruction of the product itself) or other consequential damages, at any time.

“Proxy Statement” has the meaning set forth in Section 5.12(a).

“PTO” means the United States Patent and Trademark Office.

“Reagan Yeomans Indebtedness” means all amounts, including principal and interest, outstanding under the Reagan Yeomans Note as of the Closing Date.

“Reagan Yeomans Note” means that certain Promissory Note, dated November 1, 2020, between Reagan Yeomans and Futureworks, LLC, in the amount of approximately One Million Eight Hundred Ninety-Two Thousand Twelve and 68/100 Dollars ($1,892,012.68).

“Recall” has the meaning a product recall, market withdrawal, rework or post sale warning or similar action.

“Redemption” has the meaning set forth in Section 5.12(a).

“Registered Intellectual Property” shall mean all United States Intellectual Property Rights that have been recorded or registered in any applicable jurisdiction or are otherwise the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Authority.

“Related Parties” has the meaning set forth in Section 2.23.

“Related Persons” has the meaning given to such term under the Securities Act.

“Representation Breach Claim” has the meaning set forth in Section 7.2(a).

“Representatives” means, with respect to a Person, its Affiliates and its and their respective officers, directors (or members of any governing body), equityholders, managers, principals, attorneys, financial advisers, auditors, and other representatives and agents.

“Reverse Termination Fee” means an amount equal to Company’s documented out-of-pocket expenses expended in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions, including all legal, accounting, financial advisory or other investment banking, broker, finder, consulting and all other fees and expenses of third parties, in an amount not to exceed One Million Dollars ($1,000,000).

“Sale Engagement” has the meaning set forth in Section 5.14(a).

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 3.9.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Software” means computer software, firmware, programs and databases in any form, including Internet web sites, web content and links, source code, executable code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons, and forms, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations related thereto.

“Special Meeting” has the meaning set forth in Section 5.12(a).

“Statement of Merger” has the meaning set forth in Section 1.2.

“Stipulated Amount” has the meaning set forth in Section 7.5(a)(ii).

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means any Person, whether or not existing on the date hereof, in which the Company or Parent, as the context requires, directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the Equity Interest, or voting power of or in such Person.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Target Working Capital” means an amount equal to the difference between the Company’s (a) cash and other immediately available funds, accounts receivables, prepaid expenses, inventory, and work in progress, and (b) accounts payable, sales and exercise tax payable, payroll liabilities, accrued expenses, capital lease obligations, and other current liabilities, which amount shall equal One Million and Three Hundred Thousand Dollars ($1,300,000), as calculated in accordance with the methodology set forth on Exhibit C.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, capital gain, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, and any other levy, impost, contribution, duty, liability or charge in the nature of tax of any kind whatsoever, including related withholdings or deductions of any nature and including any interest, penalty, charge, fine or addition thereto, whether disputed or not.

“Tax Authority” means any taxing or other governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Matter” has the meaning set forth in Section 5.9(e).

“Tax Return” means any return, report, information return, estimated return, schedule, certificate, statement or other document (including (i) any amendments or supplements thereto, or (ii) any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Tax Authority, the statement or other document issued by, a Tax Authority in connection with any Tax.

“Third Party Claim” has the meaning set forth in Section 7.5(c)(i).

“Third Party Claim Notice” has the meaning set forth in Section 7.5(c)(i).

“Third Party Transactions” has the meaning set forth in the Recitals.

“Transactions” means the transactions by and among the, Company, Parent, and their respective Affiliates as contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” has the meaning set forth in Section 5.9(f).

“Trust Account” has the meaning set forth in Section 3.5.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of February 11, 2020, as it may be amended, by and between Parent and Continental Stock Transfer & Trust Company (“Continental”), as well as any other agreements entered into, related to, or governing the Trust Account.

“Unresolved Claims” has the meaning set forth in Section 7.5(b)(iv).

“Willful Breach” shall mean, with respect to any representation, warranty, agreement or covenant, an action or omission that the breaching party knows is or would constitute a breach of such representation, warranty, agreement or covenant.

“Working Capital” means an aggregate dollar amount equal to the Cash, accounts receivable, prepaid expenses and the value of the Inventory Amount, as determined on a consolidated basis in accordance with the methodology set forth on Exhibit C.

“Yeomans Guaranty Contracts” has the meaning set forth in Section 5.18.

10.2 Construction. Unless the context of this Agreement otherwise requires, (i) words of either gender or the neuter include the other gender and the neuter, (ii) words using the singular number also include the plural number and words using the plural number also include the singular number, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of the Company, (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (vii) when a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated, and (viii) when a statement herein with respect to a particular matter is qualified by the phrase “in all material respects,” materiality shall be determined solely by reference to, and solely within the context of, the specified matter and not with respect to the entirety of this Agreement or the entirety of the Transactions. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. When used herein, the terms “party” or “parties” refer to Parent, on the one hand, and the Company, on the other, and the terms “third party” or “third parties” refers to Persons other than Parent or the Company. When used herein, all references to $ or dollars shall mean the legal currency of the United States.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

GREENROSE ACQUISITION CORP.

By:	/s/ William F. Harley III
Name:	William F. Harley III
Title:	Chief Executive Officer

FUTUREWORKS HOLDINGS, INC.

By:	/s/ William F. Harley III
Name:	William F. Harley III
Title:	Chief Executive Officer

FUTUREWORKS LLC

By:	/s/ Reagan Yeomans
Name:	Reagan Yeomans
Title:	Manager

[Signature Page to Agreement and Plan of Merger]

EXHIBITS

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Statement of Merger
Exhibit C	Calculation of Closing Working Capital Adjustment
Exhibit D	Form of Company Officer’s Certificate
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Assumption Agreement
Exhibit G	Form of Lock-Up Agreement
Exhibit H	Form of Registration Rights Agreement
Exhibit I	Form of Accredited Investor Certification
Exhibit J	Form of Parent Officer’s Certificate
Exhibit K	Form of Employment Agreement
Exhibit L	Form of Non-Competition Agreement

EXHIBIT A

FORM OF CERTIFICATE OF MERGER

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

DOMESTIC CORPORATION AND

FOREIGN LIMITED LIABILITY COMPANY

Pursuant to Title 8, Section 264(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Futureworks Holdings, Inc., a Delaware Corporation, and the name of the limited liability company being merged into this surviving corporation is Futureworks LLC, a Colorado limited liability company.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by the surviving corporation and the merging limited liability company.

THIRD: The name of the surviving corporation is Futureworks Holdings, Inc.

FOURTH: The merger is to become effective on _____________, 2021.

FIFTH: The Agreement of Merger is on file at 111 Broadway, Amityville, NY 11701, the place of business of the surviving corporation.

SIXTH: A copy of the Agreement of Merger will be furnished by the corporation on request, without cost, to any stockholder of any constituent corporation or member of any constituent limited liability company.

SEVENTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, this day of __________, 2021.

FUTUREWORKS HOLDINGS, INC.

By:
Name:	William F. Harley III
Title:	Chief Executive Officer

EXHIBIT B

FORM OF STATEMENT OF MERGER

STATE OF COLORADO

STATEMENT OF MERGER OF

DOMESTIC LIMITED LIABILITY COMPANY AND

FOREIGN CORPORATION

Pursuant to Title 7, Section 7-90-203 of the Colorado Corporations and Associations Act, the undersigned limited liability company executed the following Statement of Merger:

FIRST: The name of the surviving corporation is Futureworks Holdings, Inc., a Delaware Corporation (the “Surviving Entity”), and the name of the limited liability company being merged into this surviving corporation is Futureworks LLC, a Colorado limited liability company (the “Merging Entity”).

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by the Surviving Entity and the Merging Entity.

THIRD: The name of the Surviving Entity is Futureworks Holdings, Inc.

FOURTH: The merger is to become effective on _____________, 2021.

FIFTH: The Agreement of Merger is on file at 111 Broadway, Amityville, NY 11701, the place of business of the Surviving Entity.

SIXTH: A copy of the Agreement of Merger will be furnished by the corporation on request, without cost, to any stockholder of any constituent corporation or member of any constituent limited liability company.

SEVENTH: The Certificate of Incorporation of the Surviving Entity shall be its Certificate of Incorporation.

[Signature Page Follows]

IN WITNESS WHEREOF, said Merging Entity has caused this certificate to be signed by an authorized officer, this day of __________, 2021.

FUTUREWORKS LLC

By:
Name: Reagan Yeomans
Title: Manager

EXHIBIT C

CALCULATION OF WORKING CAPITAL ADJUSTMENT

OMITTED

EXHIBIT D

FORM OF COMPANY OFFICER’S CERTIFICATE

FUTUREWORKS LLC

OFFICER’S CERTIFICATE

_________________, 2021

This Officer’s Certificate is delivered pursuant to Section 6.2(d) of that certain Agreement and Plan of Merger, dated March 12, 2021 (the “Agreement”), by and among Futureworks LLC, a Colorado limited liability company (the “Company”), Greenrose Acquisition Corp. (the “Parent”) and Futureworks Holdings, Inc. a Delaware corporation and wholly owned subsidiary of Parent (the “Merger Sub”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

Reagan Yeomans certifies that she is the Manager of Company, and that, as such, she is authorized to execute this certificate on behalf of Company pursuant to Section 6.2(d) of the Agreement and DOES HEREBY FURTHER CERTIFY on behalf of Company, and not in her individual capacity, that:

1.	The representations and warranties in Sections 2.1 (Organization and Qualification), 2.2 (Authorization), 2.3 (Company Interests), 2.4 (Subsidiaries), 2.6 (No Conflicts; Approvals), and 2.24 (Brokers) of the Agreement are true, correct and complete in all respects as of the date of the Agreement and as of the Closing Date as if made on and as of the Closing Date (other than, in each case, such representations which by their express terms are made solely as of a specified earlier date, which shall be true, correct and complete in all respects as of such specified earlier date) other than inaccuracies that in the aggregate are de minimis.

2.	The other representations and warranties of the Company contained in the Agreement are true, correct and complete in all material respects as of the date of the Agreement and as of the Closing Date as if made on and as of the Closing Date (other than, in each case, such representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be true, correct and complete in all material respects as of such specified earlier date), except for inaccuracies of representations and warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to have, a Company Material Adverse Effect; provided, however, that for purposes of determining the accuracy of any representations and warranties, any update of or modification to the Company Disclosure Schedule made pursuant to Section 5.7 of the Agreement shall be either included or disregarded as provided in Section 5.7 of the Agreement.

3.	The Company has performed and complied with, in all material respects, each agreement, covenant and obligation required by the Agreement and the Ancillary Agreements to be so performed or complied with by the Company on or before the Closing Date.

4.	Since the date of the Agreement, no Company Material Adverse Effect has occurred.

5.	The other conditions set forth in Section 6.2 of the Agreement have been satisfied.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned hereby executes this Officer’s Certificate as of the date first written above.

FUTUREWORKS LLC

By:
Name: Reagan Yeomans
Title: Manager

EXHIBIT E

FORM OF ESCROW AGREEMENT

FORM OF ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [       ], 2021 by and among Reagan Yeomans and Tiffany Goldman (each, a “Company Member” and collectively, the “Company Members”), Futureworks LLC, a Colorado limited liability company (the “Company”), Greenrose Acquisition Corp., a Delaware corporation (the “Parent”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”) pursuant to the Merger Agreement (as defined below). The Company Members, the Company, the Parent and the Escrow Agent may hereinafter be referred to individually as a “Party” and collectively as, the “Parties”. Capitalized but undefined terms used herein shall have the meaning set forth in the Merger Agreement.

RECITALS

WHEREAS, Parent, Futureworks Holdings, Inc., a Delaware corporation and subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger dated as of March 12, 2021 (the “Merger Agreement”), pursuant to which, among other things, the Company will merge with and into Merger Sub and the Company will survive the merger as a wholly owned subsidiary of Parent;

WHEREAS, the Company Members have executed a Joinder Agreement pursuant to which they have agreed to be parties to the Merger Agreement with respect to the indemnification obligations of Article 7 thereof; and

WHEREAS, the Merger Agreement contemplates the execution and delivery of this Agreement and the deposit by Parent with the Escrow Agent of cash and shares of Parent’s common stock in order to provide a source of funding for certain indemnification obligations and net working capital requirements of the Company as described in the Merger Agreement and the Parties wish such deposit to be subject to the terms and conditions set forth herein and in the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Escrow.

Appointment; Cash and Shares Placed in Escrow. Parent, Merger Sub and the Company Members hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein. Contemporaneously with the execution and delivery of this Agreement, Parent shall deliver or cause to be delivered to the Escrow Agent (a) $1,625,000 in cash (the “Escrow Cash”) and (b) one or more newly issued certificates representing such number of shares of Parent’s common stock with an aggregate value, based on the applicable Parent Common Stock Price, of $1,625,000 (the “Escrow Shares”), registered in the name of the Escrow Agent.

Escrow Fund. The Escrow Cash and Escrow Shares being held in escrow pursuant to this Agreement shall collectively constitute an escrow fund (the “Escrow Fund”) securing the indemnification, compensation and reimbursement rights of Parent, Merger Sub and the other indemnitees under the Merger Agreement.

Voting of Escrow Shares. Each Company Member shall be entitled to exercise all voting rights with respect to such Company Member’s Escrow Shares.

Investments. Unless otherwise instructed by the parties in accordance herewith, the Escrow Agent shall hold the Escrow Cash in one or more demand deposit accounts. While on deposit, the Escrow Agent can earn bank credits or other consideration.

Interest. The Escrow Cash shall be held in a non-interest bearing account.

Dividends, Etc. The Parties agree that any equity shares of Parent (“Parent Shares”) or other property (including ordinary cash dividends) distributable or issuable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrow Shares (including pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Parent) shall not be distributed or issued to the beneficial owners of such Escrow Shares, but rather shall be distributed or issued to and held by the Escrow Agent as part of the Escrow Fund. Any securities or other property received by the Escrow Agent in respect of any Escrow Shares held in escrow as a result of any stock split or combination of Parent Shares, payment of a stock dividend or other stock distribution in or on Parent Shares, or change of Parent Shares into any other securities pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Parent, or otherwise, shall be held by the Escrow Agent as part of the Escrow Fund.

Trust Fund. The Escrow Fund shall be held in trust and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of Parent or Company Member. The Escrow Agent shall hold and safeguard the Escrow Fund until the Termination Date (as defined in Section 5) or earlier distribution in accordance with this Agreement.

Release of Escrow Fund.

The Parties shall act in accordance with, and the Escrow Agent shall hold and release the Escrow Fund as provided in, this Section 2 as follows:

Working Capital. If the Final Closing Net Working Capital, as finally determined, is less than the Lower Target Working Capital then no later than the fifth (5th) calendar day following the earlier of acceptance of the Final Closing Net Working Capital or the resolution by the Independent Accountant of any disputed amounts, the Escrow Agent shall pay to Parent out of the Escrow Cash equal to the difference between the Closing Working Capital Adjustment and the Lower Target Working Capital in accordance with Section 1.11 of the Merger Agreement, based on a Joint Instruction (as defined herein).

Indemnification. The Escrow Agent shall make disbursements as provided in this Section 2.2 from the Escrow Fund to satisfy the Company Members’ indemnification obligations.

At any time prior to the Escrow Distribution Date (as defined below), as promptly as practicable, but in any event within five (5) Business Days after receiving (i) joint written instructions from the Parties (“Joint Instructions”) or (ii) written instruction from Parent attaching a final non-appealable court order from a court of competent jurisdiction (a “Court Order”) setting forth the indemnification amount and relating to the release of any Escrow Cash or Escrow Shares from the Escrow Fund, which shall be in equal proportion between Escrow Cash and Escrow Shares. The Escrow Agent shall release or cause to be released any such Escrow Cash and Escrow Shares in the amounts, to the Persons, and in the manner set forth in such Joint Instructions or Court Order.

On ________________, 20XX (the “Escrow Distribution Date”), the Escrow Agent shall, upon receipt of Joint Instructions, release the Escrow Cash and Escrow Shares then remaining in the Escrow Fund to the Company Members, less the amount in Escrow Cash and number of Escrow Shares equal to the Unresolved Claims. Following the Escrow Distribution Date, if an Unresolved Claim is finally resolved, then, Parent and the Company Members shall, within five (5) Business Days after the final resolution of such Unresolved Claim and the payment paid by the Company Member to Parent from the Escrow Fund for such Unresolved Claim, if applicable, execute and deliver Joint Instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Fund and deliver the amount, if positive, that is equal to: (i) the amount then held in the Escrow Fund following the date of such resolution and payment; less (ii) the aggregate amount that Parent determines in good faith to be necessary to satisfy all remaining Unresolved Claims (which amount will continue to be held in the Escrow Fund).

For purposes hereof, each Escrow Share shall be valued at the Parent Common Stock Price as set forth in the Merger Agreement.

Distributions. Whenever a distribution of a number of Escrow Shares is to be made pursuant to the terms of this Agreement, the Escrow Agent shall requisition the appropriate number of shares from Parent’s stock transfer agent, delivering to the transfer agent the appropriate stock certificates accompanied by the respective stock powers that have been Medallion Guaranteed, and any other information or documents requested by the stock transfer agent together with the specific transfer instructions, as appropriate. Any distributions to Parent or the Company Members pursuant to the terms of this Agreement shall be made to the addresses set forth in Section 8.2 or to the bank accounts as provided by Parent or the Company Members.

Instruction is delivered to the Escrow Agent, whether in writing, by telecopier, email or otherwise, the Escrow Agent is authorized to seek confirmation of such instruction by telephone call back to the person or persons designated in Exhibits A-1 and or A-2 annexed hereto (the “Call Back Authorized Individuals”), and the Escrow Agent may rely upon the confirmations of anyone purporting to be a Call Back Authorized Individual. To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all such issues have been resolved. The persons and telephone numbers for call backs may be changed only in writing actually received and acknowledged by the Escrow Agent.

Fees and Expenses. The Escrow Agent shall be entitled to receive, from time to time, fees in accordance with Schedule 1. In accordance with Schedule 1, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement.

Limitation of Escrow Agent’s Liability.

Duties and Limitation of Liability. The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own gross negligence or willful misconduct. In all questions arising under this Agreement and/or its interpretation hereof in conjunction with the Merger Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone. In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

The Parties hereby agree to indemnify the Escrow Agent and its officers, directors, employees and agents jointly and severally for, and hold it and them harmless against, any loss, liability or expense (including reasonable attorneys’ fees) incurred without gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with the Escrow Agent’s carrying out its duties hereunder. This right of indemnification shall survive the termination of this Agreement and the resignation of the Escrow Agent.

Termination. This Agreement shall terminate upon the release by the Escrow Agent of the final amounts held in the Escrow Fund in accordance with Section 2 (the date of such release being referred to as the “Termination Date”).

Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the Parties. Such resignation shall take effect not less than thirty (30) days after it is given to all the other parties hereto. In such event, Parent may appoint a successor Escrow Agent (acceptable to the Company Members, acting reasonably). If Parent fails to appoint a successor Escrow Agent within fifteen (15) days after receiving the Escrow Agent’s written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The Escrow Agent shall act in accordance with written instructions from Parent and the Company Members as to the transfer of the Escrow Fund to a successor Escrow Agent.

INTENTIONALLY OMITTED.

Miscellaneous.

Attorneys’ Fees. In any action at law or suit in equity to enforce or interpret this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by email or facsimile, on the date of transmission to such recipient, (c) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Parent:	Greenrose Acquisition Corp.
111 Broadway
Amityville, NY 11701
Attention: Chief Executive Officer
Email: mickey@greenrosecorp.com

With a copy, which shall not constitute notice, to:	Tarter Krinsky & Drogin LLP
1350 Broadway, 11th Fl
New York, NY 10018
Attention: Guy N. Molinari, Esq.
Email: gmolinari@tarterkrinsky.com

If to Company Members:	Reagan Yeomans and Tiffany Goldman 191 University Blvd. #300 Denver, CO 80206 Email:regan@thchealth.com, tiffany@thchealth.com

If to Continental Stock Transfer & Trust Company in its capacity as Escrow Agent:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Escrow Administration

Attn: Fran Wolf / Patrick Small

E-mail: fwolf@continentalstock.com

psmall@continentalstock.com

Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth. Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt. If any notice or other document is required to be delivered to the Escrow Agent and any other Person, the Escrow Agent may assume without inquiry that notice or other document was received by such other Person on the date on which it was received by the Escrow Agent.

Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Counterparts. This Agreement may be executed in one or more counterparts (including by means of electronic mail or facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Governing Law. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the domestic laws of the State of New York.

Waiver of Jury Trial. THE PARTIES EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

Succession and Assignment. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any.

Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

Entire Agreement. This Agreement and the Merger Agreement set forth the entire agreement among the parties hereto relating to the subject matter hereof and supersede any prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.

Cooperation. Each Party agrees to cooperate fully with each other and to execute and deliver such further documents, certificates, agreements, stock powers and instruments and to take such other actions as may be reasonably requested by a Party to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

Construction.

For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include masculine and feminine genders.

The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

Except as otherwise indicated, all references in this Agreement to “Sections” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement.

[Remainder of page intentionally left blank]

In Witness Whereof, the parties hereto have duly caused this Agreement to be executed as of the day and year first above written.

Greenrose Acquisition Corp.

By:
Name:
Title:

Futureworks LLC

By:
Name:
Title:

Reagan Yeomans

Tiffany Goldman

Continental Stock Transfer & Trust Company
As Cash Escrow Agent

By:
Name:
Title:

Continental Stock Transfer & Trust Company
As Stock Escrow Agent

By:
Name:
Title:

EXHIBIT F

FORM OF ASSUMPTION AGREEMENT

FORM OF ASSUMPTION AGREEMENT

[_________________], 2021

This ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of [______________], 2021, by and among Futureworks LLC, a Colorado limited liability company (“Company”), [________________], a [________________] (“Borrower”), [_________________], a [___________] ([collectively,] “Guarantor”), Futureworks Holdings, Inc., a Delaware corporation (“Merger Sub”), and Greenrose Acquisition Corp., a Delaware corporation (“Parent”).

RECITALS

WHEREAS, Company is a party to that certain Agreement and Plan of Merger dated as of March 12, 2021 (the “Merger Agreement”), by and among Company, Merger Sub and Parent, pursuant to which, inter alia, Company will merge with and into Merger Sub, with Merger Sub being the surviving entity and a wholly owned subsidiary of Parent;

WHEREAS, Borrower is a wholly owned subsidiary of Company and Guarantor owns directly or indirectly an interest in Borrower; and

WHEREAS, pursuant to Section 5.19 of the Merger Agreement and upon the terms and conditions hereinafter set forth, (i) Borrower and Guarantor desire to transfer, convey and assign to Merger Sub and Parent, as applicable, all of their rights, liabilities and obligations under the documents described in Exhibit A attached hereto (the “Assumed Loan Documents”), and (ii) Merger Sub and Parent, as applicable, desire to assume the Assumed Loan Documents.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the receipt and sufficiency of which is acknowledged by the parties hereto, the parties intending to be legally bound, agree as follows:

1. Assignment.

(a)	Borrower hereby transfers, conveys and assigns to Merger Sub all of Borrower’s rights, duties and obligations as “Grantor”, “Tenant” and/or “Maker” under and with respect to the Assumed Loan Documents, including the obligations of repayment under the Assumed Loan Documents. As of the date hereof after giving effect to this Agreement, Merger Sub is and shall be the “Grantor”, “Tenant” and/or “Maker” for all purposes as defined in the Assumed Loan Documents.

(b)	Guarantor hereby transfers, conveys and assigns to Parent all of Guarantor’s rights, duties and obligations as “Guarantor” under and with respect to the Assumed Loan Documents, including the guaranty of the obligations of repayment under the Assumed Loan Documents. As of the date hereof after giving effect to this Agreement, Parent is and shall be the “Guarantor” for all purposes as defined in the Assumed Loan Documents.

2. Assumption. Merger Sub and Parent, as applicable, hereby assume all of Borrower’s and Guarantor’s rights, duties and obligations under and with respect to the Assumed Loan Documents, including the obligations of repayment and the guaranty of such obligations of repayment under the Assumed Loan Documents, and agree to be bound by all of the provisions of the Assumed Loan Documents, all the same as if Merger Sub was the original “Grantor”, “Tenant” and/or “Maker”, and Parent was the original “Guarantor”, under the Assumed Loan Documents.

3. Agreement to Perform by Merger Sub and Parent. Merger Sub and Parent, as applicable, hereby agree and covenant to perform and discharge all of Borrower’s and Guarantor’s obligations, duties and liabilities under the Assumed Loan Documents, including the obligations of repayment and the guaranty of such obligations under the Assumed Loan Documents, all the same as if Merger Sub was the original “Grantor”, “Tenant” and/or “Maker”, and Parent was the original “Guarantor”, under the Assumed Loan Documents.

4. Grantor, Tenant, Maker and Guarantor Under Assumed Loan Documents. For the period from and after the date of this Agreement, (a) Merger Sub shall be the “Grantor”, “Tenant” and/or “Maker” under the Assumed Loan Documents, (b) Parent shall be the “Guarantor” under the Assumed Loan Documents, and (c) all references in the Assumed Loan Documents to “Grantor”, “Tenant” and/or “Maker” shall refer to Merger Sub and all references in the Assumed Loan Documents to “Guarantor” shall refer to Parent.

5. No Further Borrower or Guarantor Rights. Borrower and Guarantor agree that neither Borrower nor Guarantor has any further right, title, obligation or interest in, to and under the Assumed Loan Documents.

6. Holder Acknowledgment.

(a)	Holder hereby agrees and consents to the transfer, conveyance, assignment and assumption as described in this Agreement, to the extent required under the Assumed Loan Documents.

(b)	Holder hereby releases Borrower and Guarantor from any and all of their obligations under the Assumed Loan Documents, including Borrower’s obligation to repay the principal and interest under the Assumed Loan Documents and Guarantor’s guaranty of such obligations, and each of Borrower and Guarantor shall cease to be a party to the Assumed Loan Documents.

(c)	To the extent Borrower has granted a security interest in favor of Holder under the Assumed Loan Documents, Holder hereby acknowledges and agrees that such security interest as to Borrower (and the security agreement evidencing such security interest) is hereby terminated and of no further effect, and that Holder will terminate any financing statement filed against Borrower perfecting such security interest grant.

7. Further Assurances. Subject to the terms of this Agreement, the parties hereto shall take all reasonable and lawful action and deliver such additional instruments, documents, consents and approvals as may be necessary or appropriate to cause the Assumed Loan Documents to be conveyed, transferred to, and assumed by Merger Sub and Parent, as applicable, in accordance with the terms of this Agreement, and otherwise cause the intent of this Agreement to be carried out.

8. Entire Agreement; Interpretation. This Agreement, along with the Merger Agreement and the other documents delivered thereto, constitutes the entire agreement and supersedes all other agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10. Governing Law. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the date first written above.

COMPANY

FUTUREWORKS LLC

By:
Name: Reagan Yeomans
Title: Manager

BORROWER

By:
Name:
Title:

GUARANTOR

[___________________]

MERGER SUB

FUTUREWORKS HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

PARENT

GREENROSE ACQUISITION CORP.

By:
Name: William F. Harley III
Title: Chief Executive Officer

[Signature Page to Assumption Agreement]

The undersigned Holder has executed this Agreement as of the date first above written to indicate acknowledgment and consent to the terms of this Agreement.

HOLDER:

[___________________]

By:
Name:
Title:

[Signature Page to Assumption Agreement]

EXHIBIT A

1.	That certain Promissory Note in the original principal amount of $[___________] dated as of [__________], executed by Borrower, in favor of [___________] (“Holder”), as amended, in the current principal amount of $[___________], and that certain [_____________] dated as of [_____________], executed by Guarantor in favor of Holder, as amended.

2.	[That certain Security Agreement dated as of [____________], executed by Borrower in favor of Holder.]

3.	All other document evidencing, securing and/or guaranteeing the Assumed Loan Documents described herein.

EXHIBIT G

FORM OF LOCK-UP AGREEMENT

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [●] by and among Greenrose Acquisition Corp., a Delaware corporation (together with its successors, “Parent”) and the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement (as defined below).

WHEREAS, Parent is a party to that certain that Agreement and Plan of Merger, dated as of March 12, 2021 (as amended from time to time in accordance with the terms thereof, the “Merger Agreement;” capitalized but undefined terms used in this Agreement shall have the meaning set forth in the Merger Agreement), by and among (i) Parent, (ii) Futureworks Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and (iii) Futureworks LLC, a Colorado limited liability company (the “Company”), and pursuant to which, among other things, the Company will merge with and into Merger Sub, with the Merger Sub continuing as the surviving entity (the “Merger”, and, collectively with the other transactions contemplated by the Merger Agreement, the “Transactions”);

WHEREAS, equity holders of the Company may be eligible to receive shares of Parent’s common stock, par value $0.0001 (the “Parent Common Stock”), and as a result of the Merger the Company will become a wholly-owned subsidiary of Parent, all upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the DGCL and the CO Act;

WHEREAS, immediately prior to the Closing, Holder is a holder of the Company equity in such amounts as set forth underneath Holder’s name on the signature page hereto; and

WHEREAS, pursuant to the Merger Agreement, and in view of the valuable consideration to be received by Holder thereunder, the parties desire to enter into this Agreement, pursuant to which Holder may be eligible to receive shares of Parent Common Stock in the Transactions (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1.	Lock-Up Provisions.

(a) Holder hereby agrees not to, during the period commencing from the Closing Date and ending on the six (6) months anniversary of the Closing Date (the “Lock-Up Period”): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by Holder (I) by gift, will or intestate succession upon the death of Holder, (II) to any Permitted Transferee or (III) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; provided, however, that in any of cases (I), (II) or (III) it shall be a condition to such transfer that the transferee executes and delivers to Parent an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (1) the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), including pursuant to operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or by virtue of the laws of descent and distribution upon death, (2) any trust for the direct or indirect benefit of Holder or the immediate family of Holder, (3) if Holder is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (4) if Holder is an entity, as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in Holder or (5) to any affiliate of Holder. Holder further agrees to execute such agreements as may be reasonably requested by Parent that are consistent with the foregoing or that are necessary to give further effect thereto.

(b) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and Parent shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Parent may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(c) During the Lock-Up Period, each certificate evidencing any Restricted Securities, to the extent certificates are issued, shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), AND THE HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d) For the avoidance of any doubt, (i) Holder shall retain all of its rights as a shareholder of Parent with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities, but subject to the obligations under the Merger Agreement and (ii) the foregoing restrictions on transfer will not relate to any transactions involving shares of Parent Common Stock acquired in open market transactions after completion of the Transactions.

(e) Holder acknowledges and agrees that the issuance of the shares of Parent Common Stock are subject to the terms and provisions of the Merger Agreement and nothing in this Agreement shall be construed as a guarantee that any shares of Parent Common Stock shall be issued to Holder.

2.	Miscellaneous.

(a) Termination of Merger Agreement. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. In the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time. Parent may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate courts thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 2(g). Nothing in this Section 2(d) shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(e).

(f) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent: Greenrose Acquisition Corp. 111 Broadway Amityville, NY 11701 Attn: William F. Harley III Email: mickey@greenrosecorp.com with a copy to (which shall not constitute notice):

Tarter Krinsky & Drogin LLP

1350 Broadway, 11th Floor

New York, New York 10018

Attn: Guy N. Molinari, Esq.

Facsimile: (212) 216-8001

Telephone: (212) 216-1188

Email: gmolinari@tarterkrinsky.com

If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

(h) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Parent, the Selling Securityholder’s Representative and Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(i) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(j) Specific Performance. Holder acknowledges that his/hers/its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and Parent will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, Parent shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Parent or any of the obligations of Holder under any other agreement between Holder and Parent or any certificate or instrument executed by Holder in favor of Parent, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Parent or any of the obligations of Holder under this Agreement.

(l) Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

PARENT

GREENROSE ACQUISITION CORP.

By:
Name:
Title:

[Holder Signature on the Following Page]

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

Name of Holder: [                       ]

By:
Name:
Title:

Number and Type of Company Equity:

Company Units:

Address for Notice:

Address:

Facsimile:

Telephone:

Email:

EXHIBIT H

FORM OF REGISTRATION RIGHTS AGREEMENT

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of [____], 2021 among Greenrose Acquisition Corp., a Delaware corporation (the “Company”), each of the individuals listed on the signature pages hereto (collectively, the “Holders”), and each other Person who executes a Joinder as an “Other Holder” (collectively, the “Other Holders”). Except as otherwise specified herein, all capitalized terms used in this Agreement are defined in Exhibit A attached hereto. Capitalized but undefined terms used in this Agreement shall have the meaning set forth in the Merger Agreement (as defined below).

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger (the “Merger Agreement,” dated as of March 12, 2021, by and among the Company, Futureworks Holdings, Inc. (“Merger Sub”), and Futureworks LLC (“Futureworks”) pursuant to which, inter alia, Futureworks will merge with and into Merger Sub, with Merger Sub being the surviving entity and a wholly owned subsidiary of the Company;

WHEREAS, in connection with the Merger, the Company will issue the Holders shares of the Company’s Common Stock as further set forth in the Merger Agreement; and

WHEREAS, the Company has agreed to provide the Holders with registration rights with respect to their shares of the Company’s Common Stock as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1 Demand Registrations.

(a) Requests for Registration. Subject to the terms and conditions of this Agreement, at any time after the expiration of any applicable lock-up period in the Lock-Up Agreement, the Majority Holders may request registration under the Securities Act of all or any portion of their Registrable Securities on Form S-1 or any similar long-form registration (“Long-Form Registrations”) or on Form S-3 or any similar short-form registration (“Short-Form Registrations”), if available (any such requested registration, a “Demand Registration”). Each request for a Demand Registration must specify the approximate number or dollar value of Registrable Securities requested to be registered by the requesting Holders and (if known) the intended method of distribution.

(b) Notice to Other Holders. Within ten (10) days after receipt of any such request, the Company will give written notice of the Demand Registration to all other Holders and, subject to the terms of Section 1(e), will include in such Demand Registration (and in all related registrations and qualifications under state blue sky laws and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within fifteen (15) days after the receipt of the Company’s notice; provided that, with the consent of the Majority Holders, the Company may instead provide notice of the Demand Registration to all other Holders within three (3) business days following the non-confidential filing of the registration statement with respect to the Demand Registration so long as such registration statement is not an Automatic Shelf Registration Statement.

(c) Form of Registrations. Demand Registrations will be Short-Form Registrations whenever the Company is permitted to use any applicable short form. The Company will use its reasonable best efforts to make Short-Form Registrations available for the sale of Registrable Securities.

(d) Shelf Registrations.

(i) For so long as a registration statement for a Shelf Registration (a “Shelf Registration Statement”) is and remains effective, the Holders will have the right at any time or from time to time to elect to sell pursuant to an offering (including an underwritten offering) Registrable Securities available for sale pursuant to such registration statement (“Shelf Registrable Securities”). A Holder may elect to sell Registrable Securities under a Shelf Registration Statement by delivering to the Company a written notice (a “Shelf Offering Notice”) specifying the number of Shelf Registrable Securities that the Holder desires to sell (the “Shelf Offering”). As promptly as practicable, but in no event later than five (5) business days after receipt of a Shelf Offering Notice, the Company will give written notice of such Shelf Offering Notice to all other Holders of Shelf Registrable Securities that have been identified as selling stockholders in such Shelf Registration Statement and are otherwise permitted to sell in such Shelf Offering. The Company, subject to Section 1(e) and Section 7, may include in such Shelf Offering any number of shares of Common Stock the Company desires to sell in such Shelf Offering and will include in such Shelf Offering all Shelf Registrable Securities with respect to which the Company has received written requests for inclusion (which request will specify the maximum number of Shelf Registrable Securities intended to be disposed of by such Holder) within seven (7) days after the receipt of the Shelf Offering Notice. The Company will, as expeditiously as possible (and in any event within thirty (30) days after the receipt of a Shelf Offering Notice), but subject to Section 1(e), use its reasonable best efforts to facilitate such Shelf Offering.

(ii) All determinations as to whether to complete any Shelf Offering and as to the timing, manner, price and other terms of any Shelf Offering contemplated by this Section 1(d) shall be determined by the Majority Participating Holders, and the Company shall use its reasonable best efforts to cause any Shelf Offering to occur as promptly as practicable.

(iii) The Company will, at the request of the Majority Participating Holders, file any prospectus supplement or any post-effective amendments and otherwise take any action necessary to include therein all disclosure and language deemed necessary or advisable by the Majority Participating Holders to effect such Shelf Offering.

(e) Priority on Demand Registrations and Shelf Offerings.

(i) The Company will not include in any Demand Registration any securities which are not Registrable Securities (other than securities to be included by the Company for its own account, securities issued by the Company to the PIPE Investors in connection with the PIPE Offering or securities issued to other stockholders of the Company pursuant to the terms of any merger agreement entered into by the Company on or about the date of the Merger Agreement) without the prior written consent of the Majority Participating Holders. If a Demand Registration or a Shelf Offering is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and (if permitted hereunder) other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities (if any), which can be sold therein without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, then the Company will include in such offering (prior to the inclusion of any securities which are not Registrable Securities): (i) first, the number of Registrable Securities requested by the Holders to be included, which, in the opinion of such underwriters, can be sold, without any such adverse effect, pro rata among the respective Holders on the basis of the number of Registrable Securities owned by each such Holder; (ii) second, the securities that the Company proposes to sell; and (iii) third, the number of Registrable Securities requested to be included by the PIPE Holders which, in the opinion of such underwriters, can be sold, without any such adverse effect, pro rata among the respective PIPE Holders on the basis of the number of Registrable Securities owned by each such PIPE Holder.

(f) Restrictions on Demand Registration and Shelf Offerings.

(i) The Company shall not be obligated to effect any Demand Registration or underwritten Shelf Offering within one-hundred eighty (180) days after the effective date of a previous Demand Registration or a previous registration in which Registrable Securities were included pursuant to Section 3.

(ii) The Company may postpone, for up to ninety (90) days from the date of the request (the “Suspension Period”), the filing or the effectiveness of a registration statement for a Demand Registration or suspend the use of a prospectus that is part of a Shelf Registration Statement (and therefore suspend sales of the Shelf Registrable Securities) by providing written notice to the Holders if the Company determines that the offer or sale of Registrable Securities would reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any Subsidiary to engage in any material acquisition of assets or stock (other than in the ordinary course of business) or any material merger, consolidation, tender offer, recapitalization, reorganization, financing or other transaction involving the Company and upon advice of counsel, the sale of Registrable Securities pursuant to the registration statement would require disclosure of material non-public information not otherwise required to be disclosed under applicable law, and (x) the Company has a bona fide business purpose for preserving the confidentiality of such transaction, (y) disclosure would have a material adverse effect on the Company or the Company’s ability to consummate such transaction, or (z) such transaction renders the Company unable to comply with SEC requirements, in each case under circumstances that would make it impractical or inadvisable to cause the registration statement (or such filings) to become effective or to promptly amend or supplement the registration statement on a post-effective basis, as applicable. The Company may delay or suspend the effectiveness of a Demand Registration or Shelf Registration Statement pursuant to this Section 1(f)(i) only once in any twelve (12)-month period (for avoidance of doubt, in addition to the Company’s rights and obligations under Section 4(a)(vi)).

(iii) In the case of an event that causes the Company to suspend the use of a Shelf Registration Statement as set forth in paragraph (f)(ii) above or pursuant to Section 4(a)(vi) (a “Suspension Event”), the Company will give a notice to the Holders whose Registrable Securities are registered pursuant to such Shelf Registration Statement (a “Suspension Notice”) to suspend sales of the Registrable Securities and such notice must state generally the basis for the notice and that such suspension will continue only for so long as the Suspension Event or its effect is continuing. Each Holder agrees not to effect any sales of its Registrable Securities pursuant to such Shelf Registration Statement (or such filings) at any time after it has received a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice. A Holder may recommence effecting sales of the Registrable Securities pursuant to the Shelf Registration Statement (or such filings) following further written notice to such effect (an “End of Suspension Notice”) from the Company, which End of Suspension Notice will be given by the Company to the Holders promptly following the conclusion of any Suspension Event.

(g) Selection of Underwriters. The Majority Participating Holders, with the consent of the Company, not to be unreasonably withheld or delayed, will have the right to select the investment banker(s) and manager(s) to administer any underwritten offering in connection with a Demand Registration or Shelf Offering.

(h) Revocation of Demand Notice or Shelf Offering Notice. At any time prior to the effective date of the registration statement relating to a Demand Registration or the “pricing” of any offering relating to a Shelf Offering Notice, the Majority Participating Holders may revoke such notice of a Demand Registration or Shelf Offering Notice on behalf of all Holders participating in such Demand Registration or Shelf Offering without liability to such Holders, in each case by providing written notice to the Company.

(i) Confidentiality. Each Holder agrees to treat as confidential the receipt of any notice hereunder (including notice of a Demand Registration, a Shelf Offering Notice and a Suspension Notice) and the information contained therein, and not to disclose or use the information contained in any such notice (or the existence thereof) without the prior written consent of the Company until such time as the information contained therein is or becomes available to the public generally (other than as a result of disclosure by such Holder in breach of the terms of this Agreement).

Section 2 Piggyback Registrations.

(a) Right to Piggyback. Whenever the Company proposes to register any of its equity securities under the Securities Act (including primary and secondary registrations, and other than pursuant to an Excluded Registration) (each, a “Piggyback Registration”), the Company will give prompt written notice to all Holders of its intention to effect such Piggyback Registration and, subject to the terms of Section 2(b) and Section 2(c), will include in such Piggyback Registration (and in all related registrations or qualifications under blue sky laws and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) days after delivery of the Company’s notice.

(b) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company will include in such registration (i) first, the number of Registrable Securities requested by the Holders to be included, which, in the opinion of such underwriters, can be sold, without any such adverse effect, pro rata among the respective Holders on the basis of the number of Registrable Securities owned by each such Holder; (ii) second, the securities that the Company proposes to sell; (iii) third, the number of Registrable Securities requested to be included by the PIPE Holders which, in the opinion of such underwriters, can be sold, without any such adverse effect, pro rata among the respective PIPE Holders on the basis of the number of Registrable Securities owned by each such PIPE Holder and (iv) fourth, other securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect.

(c) Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s equity securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company will include in such registration (i) first, the number of Registrable Securities requested by the Holders to be included, which, in the opinion of such underwriters, can be sold, without any such adverse effect, pro rata among the respective Holders on the basis of the number of Registrable Securities owned by each such Holder; (ii) second, the securities that the Company proposes to sell; and (iii) third, the number of Registrable Securities requested to be included by the PIPE Holders which, in the opinion of such underwriters, can be sold, without any such adverse effect, pro rata among the respective PIPE Holders on the basis of the number of Registrable Securities owned by each such PIPE Holder; and (iv) fourth, other securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect.

(d) Right to Terminate Registration. The Company will have the right to terminate or withdraw any registration initiated by it under this Section 2, whether or not any holder of Registrable Securities has elected to include securities in such registration.

Section 3 Stockholder Lock-Up Agreements and Company Holdback Agreement.

(a) Stockholder Lock-up Agreements. In connection with any underwritten Public Offering, each Holder will enter into any lock-up, holdback or similar agreements (which shall be identical in form and substance for all Holders) requested by the underwriter(s) managing such offering, in each case with such modifications and exceptions as may be approved by the Majority Participating Holders. Without limiting the generality of the foregoing, each Holder hereby agrees that in connection with any Demand Registration, Shelf Offering or Piggyback Registration that is an underwritten Public Offering, not to (i) offer, sell, contract to sell, pledge or otherwise dispose of (including sales pursuant to Rule 144), directly or indirectly, any equity securities of the Company (including equity securities of the Company that may be deemed to be owned beneficially by such Holder in accordance with the rules and regulations of the SEC) (collectively, “Securities”), or any securities, options or rights convertible into or exchangeable or exercisable for Securities (collectively, “Other Securities”), (ii) enter into a transaction which would have the same effect as described in clause (i) above, (iii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences or ownership of any Securities or Other Securities, whether such transaction is to be settled by delivery of such Securities or Other Securities, in cash or otherwise (each of (i), (ii) and (iii) above, a “Sale Transaction”), or (iv) publicly disclose the intention to enter into any Sale Transaction, commencing on the date on which the Company gives notice to the Holders that a preliminary prospectus has been circulated for such underwritten Public Offering or the “pricing” of such offering and continuing to the date that is ninety (90) days following the date of the final prospectus in the case of any underwritten Public Offering (each such period, or such shorter period as agreed to by the managing underwriters, a “Holdback Period”), in each case with such modifications and exceptions as may be approved by the Majority Participating Holders. The Company may impose stop-transfer instructions with respect to any Securities or Other Securities subject to the restrictions set forth in this Section 3(a) until the end of such Holdback Period.

(b) Company Holdback Agreement. The Company (i) will not file any registration statement for a Public Offering or cause any such registration statement to become effective, or effect any public sale or distribution of its Securities or Other Securities during any Holdback Period (other than as part of such underwritten Public Offering, or a registration on Form S-4 or Form S-8 or any successor or similar form which is (x) then in effect or (y) shall become effective upon the conversion, exchange or exercise of any then outstanding Other Securities) and (ii) will use commercially reasonable efforts to cause each holder of Securities and Other Securities (including each of its directors and executive officers) to agree not to effect any Sale Transaction during any Holdback Period, except as part of such underwritten registration (if otherwise permitted), unless approved in writing by the Majority Participating Holders and the underwriters managing the Public Offering and to enter into any lock-up, holdback or similar agreements requested by the underwriter(s) managing such offering, in each case with such modifications and exceptions as may be approved by the Majority Participating Holders.

Section 4 Registration Procedures.

(a) Company Obligations. Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement or have initiated a Shelf Offering, the Company will use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:

(i) prepare and file with (or submit confidentially to) the SEC a registration statement, and all amendments and supplements thereto and related prospectuses, with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, all in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder (provided that before filing or confidentially submitting a registration statement or prospectus or any amendments or supplements thereto, the Company will furnish to the counsel selected by the Majority Participating Holders copies of all such documents proposed to be filed or submitted, which documents will be subject to the review and comment of such counsel);

(ii) notify each Holder of (A) the issuance by the SEC of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose, (B) the receipt by the Company or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (C) the effectiveness of each registration statement filed hereunder;

(iii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period ending when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of distribution by the sellers thereof set forth in such registration statement (but not in any event before the expiration of any longer period required under the Securities Act or, if such registration statement relates to an underwritten Public Offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sale of Registrable Securities by an underwriter or dealer) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(iv) furnish, without charge, to each seller of Registrable Securities thereunder and each underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) (in each case including all exhibits and documents incorporated by reference therein), each amendment and supplement thereto, each Free Writing Prospectus and such other documents as such seller or underwriter, if any, may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller (the Company hereby consenting to the use in accordance with all applicable laws of each such registration statement, each such amendment and supplement thereto, and each such prospectus (or preliminary prospectus or supplement thereto) or Free Writing Prospectus by each such seller of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such registration statement or prospectus);

(v) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph or (B) consent to general service of process in any such jurisdiction or (C) subject itself to taxation in any such jurisdiction);

(vi) notify each seller of such Registrable Securities (A) promptly after it receives notice thereof, of the date and time when such registration statement and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a registration statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (B) promptly after receipt thereof, of any request by the SEC for the amendment or supplementing of such registration statement or prospectus or for additional information, (C) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event or of any information or circumstances as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, subject to Section 1(f), if required by applicable law or to the extent requested by the Majority Participating Holders, the Company will use its reasonable best efforts to promptly prepare and file a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading and (D) if at any time the representations and warranties contemplated by any underwriting agreement, securities sale agreement, or other similar agreement, relating to the offering shall cease to be true and correct;

(vii) (A) use reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on a securities exchange and, without limiting the generality of the foregoing, to arrange for at least two market markers to register as such with respect to such Registrable Securities with FINRA, and (B) comply (and continue to comply) with the requirements of any self-regulatory organization applicable to the Company, including without limitation all corporate governance requirements;

(viii) use reasonable best efforts to provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(ix) enter into and perform such customary agreements (including, as applicable, underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, participating in “road shows,” investor presentations, marketing events and other selling efforts and effecting a stock or unit split or combination, recapitalization or reorganization);

(x) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition or sale pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate and business documents and properties of the Company as will be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors, employees, agents, representatives and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement and the disposition of such Registrable Securities pursuant thereto;

(xi) take all reasonable actions to ensure that any Free-Writing Prospectus utilized in connection with any Demand Registration or Piggyback Registration or Shelf Offering hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, prospectus supplement and related documents, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(xii) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(xiii) to the extent that any Holder, in its sole and exclusive judgment, might be deemed to be an underwriter of any Registrable Securities or a controlling person of the Company, permit such Holder to participate in the preparation of such registration or comparable statement and to allow such Holder to provide language for insertion therein, in form and substance satisfactory to the Company, which in the reasonable judgment of such Holder and its counsel should be included;

(xiv) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or the issuance of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in such registration statement for sale in any jurisdiction, use reasonable best efforts to promptly obtain the withdrawal of such order;

(xv) use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;

(xvi) cooperate with the Holders covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement, or the removal of any restrictive legends associated with any account at which such securities are held, and enable such securities to be in such denominations and registered in such names as the managing underwriter, or agent, if any, or such Holders may request;

(xvii) if requested by any managing underwriter, include in any prospectus or prospectus supplement updated financial or business information for the Company’s most recent period or current quarterly period (including estimated results or ranges of results) if required for purposes of marketing the offering in the view of the managing underwriter;

(xviii) take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, however, that to the extent that any prohibition is applicable to the Company, the Company will take such action as is necessary to make any such prohibition inapplicable;

(xix) cooperate with each Holder covered by the registration statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with the preparation and filing of any applications, notices, registrations and responses to requests for additional information with FINRA, NYSE American or any other national securities exchange on which the shares of Common Stock are or are to be listed, and (B) to the extent required by the rules and regulations of FINRA, retain a Qualified Independent Underwriter acceptable to the managing underwriter;

(xx) in the case of any underwritten offering, use its reasonable best efforts to obtain, and deliver to the underwriter(s), in the manner and to the extent provided for in the applicable underwriting agreement, one or more cold comfort letters from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters;

(xxi) use its reasonable best efforts to provide a legal opinion of the Company’s outside counsel, dated the effective date of such registration statement addressed to the Company, (i) on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a Demand Registration or Shelf Offering, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the closing date of the applicable sale, (A) one or more legal opinions of the Company’s outside counsel, dated such date, in form and substance as customarily given to underwriters in an underwritten public offering or, in the case of a non-underwritten offering, to the broker, placement agent or other agent of the Holders assisting in the sale of the Registrable Securities and (B) one or more “negative assurances letters” of the Company’s outside counsel, dated such date, in form and substance as is customarily given to underwriters in an underwritten public offering or, in the case of a non-underwritten offering, to the broker, placement agent or other agent of the Holders assisting in the sale of the Registrable Securities, in each case, addressed to the underwriters, if any, or, if requested, in the case of a non-underwritten offering, to the broker, placement agent or other agent of the Holders assisting in the sale of the Registrable Securities and (ii) customary certificates executed by authorized officers of the Company as may be requested by any Holder or any underwriter of such Registrable Securities;

(xxii) if the Company files an Automatic Shelf Registration Statement covering any Registrable Securities, use its reasonable best efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the period during which such Automatic Shelf Registration Statement is required to remain effective;

(xxiii) if the Company does not pay the filing fee covering the Registrable Securities at the time an Automatic Shelf Registration Statement is filed, pay such fee at such time or times as the Registrable Securities are to be sold; and

(xxiv) if the Automatic Shelf Registration Statement has been outstanding for at least three (3) years, at the end of the third year, refile a new Automatic Shelf Registration Statement covering the Registrable Securities, and, if at any time when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, use its reasonable best efforts to refile the Shelf Registration Statement on Form S-3 and, if such form is not available, Form S-1 and keep such registration statement effective during the period during which such registration statement is required to be kept effective.

(b) Automatic Shelf Registration Statements. If the Company files any Automatic Shelf Registration Statement for the benefit of the holders of any of its securities other than the Holders, the Company agrees that, at the request of the Majority Holders, it will include in such Automatic Shelf Registration Statement such disclosures as may be required by Rule 430B in order to ensure that the Holders may be added to such Shelf Registration Statement at a later time through the filing of a prospectus supplement rather than a post-effective amendment. If the Company has filed any Automatic Shelf Registration Statement for the benefit of the holders of any of its securities other than the Holders, the Company shall, at the request of the Majority Holders, file any post-effective amendments necessary to include therein all disclosure and language necessary to ensure that the holders of Registrable Securities may be added to such Shelf Registration Statement.

(c) Additional Information. The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish the Company such information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request in writing, as a condition to such seller’s participation in such registration.

(d) In-Kind Distributions. If a Holder seeks to effectuate an in-kind distribution of all or part of their Registrable Securities to their respective direct or indirect equityholders, the Company will, subject to any applicable lock-ups, work with the foregoing Persons to facilitate such in-kind distribution in the manner reasonably requested and consistent with the Company’s obligations under the Securities Act.

(e) Suspended Distributions. Each Person participating in a registration hereunder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(a)(vi), such Person will immediately discontinue the disposition of its Registrable Securities pursuant to the registration statement until such Person’s receipt of the copies of a supplemented or amended prospectus as contemplated by Section 4(a)(vi), subject to the Company’s compliance with its obligations under Section 4(a)(vi).

Section 5 Registration Expenses.

Except as expressly provided herein (including, without limitation, Section 1(a)), all out-of-pocket expenses incurred by the Company in connection with the performance of or compliance with this Agreement and/or in connection with any Demand Registration, Piggyback Registration or Shelf Offering, whether or not the same shall become effective, shall be paid by the Company, including, without limitation, (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or FINRA, (ii) all fees and expenses in connection with compliance with any securities or “blue sky” laws, (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company or other depositary and of printing prospectuses and Company Free Writing Prospectuses), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company (including the expenses of any special audit and cold comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange on which similar securities of the Company are then listed (or on which exchange the Registrable Securities are proposed to be listed in the case of the Company’s initial Public Offering), (vii) all applicable rating agency fees with respect to the Registrable Securities, (viii) all reasonable fees and disbursements of one legal counsel for selling Holders selected by the Majority Participating Holders, (ix) any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (x) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration (xi) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties) and (xii) all expenses of the Company related to the “road-show” for any underwritten offering, including all travel, meals and lodging. All such expenses are referred to herein as “Registration Expenses.” The Company shall not be required to pay, and each Person that sells securities pursuant to a Demand Registration, Shelf Offering or Piggyback Registration hereunder will bear and pay, all underwriting discounts and commissions applicable to the Registrable Securities sold for such Person’s account and all transfer taxes (if any) attributable to the sale of Registrable Securities.

Section 6 Indemnification and Contribution.

(a) By the Company. The Company will indemnify and hold harmless, to the fullest extent permitted by law and without limitation as to time, each Holder, such Holder’s officers, directors employees, agents, fiduciaries, stockholders, partners, members, affiliates, consultants and representatives, and any successors and assigns thereof, and each Person who controls such holder (within the meaning of the Securities Act) (the “Indemnified Parties”) against all losses, claims, actions, damages, liabilities and expenses (including with respect to actions or proceedings, whether commenced or threatened, and including reasonable attorney fees and expenses) (collectively, “Losses”) caused by, resulting from, arising out of, based upon or related to any of the following (each, a “Violation”) by the Company: (i) any untrue or alleged untrue statement of material fact contained in (A) any registration statement, prospectus, preliminary prospectus or Free-Writing Prospectus, or any amendment thereof or supplement thereto or (B) any application or other document or communication (in this Section 6, collectively called an “application”) executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such registration under the “blue sky” or securities laws thereof, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance. In addition, the Company will reimburse such Indemnified Party for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Losses. Notwithstanding the foregoing, the Company will not be liable in any such case to the extent that any such Losses result from, arise out of, are based upon, or relate to an untrue statement, or omission, made in such registration statement, any such prospectus, preliminary prospectus or Free-Writing Prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished in writing to the Company by such Indemnified Party expressly for use therein or by such Indemnified Party’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such Indemnified Party with a sufficient number of copies of the same. In connection with an underwritten offering, the Company will indemnify such underwriters, their officers and directors, and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Indemnified Parties or as otherwise agreed to in the underwriting agreement executed in connection with such underwritten offering. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of such securities by such seller.

(b) By Holders. In connection with any registration statement in which a Holder is participating, each such Holder will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify the Company, its officers, directors, employees, agents and representatives, and each Person who controls the Company (within the meaning of the Securities Act) against any Losses resulting from (as determined by a final and appealable judgment, order or decree of a court of competent jurisdiction) any untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided that the obligation to indemnify will be individual, not joint and several, for each holder and will be limited to the net amount of proceeds received by such Holder from the sale of Registrable Securities pursuant to such registration statement.

(c) Claim Procedure. Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice will impair any Person’s right to indemnification hereunder only to the extent such failure has prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicted indemnified parties will have a right to retain one separate counsel, chosen by the Majority Holders, at the expense of the indemnifying party.

(d) Contribution. If the indemnification provided for in this Section 6 is held by a court of competent jurisdiction to be unavailable to, or is insufficient to hold harmless, an indemnified party or is otherwise unenforceable with respect to any Loss referred to herein, then such indemnifying party will contribute to the amounts paid or payable by such indemnified party as a result of such Loss, (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such Loss as well as any other relevant equitable considerations or (ii) if the allocation provided by clause (i) of this Section 6(d) is not permitted by applicable law, then in such proportion as is appropriate to reflect not only such relative fault but also the relative benefit of the Company on the one hand and of the sellers of Registrable Securities and any other sellers participating in the registration statement on the other in connection with the statement or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided that the maximum amount of liability in respect of such contribution will be limited, in the case of each seller of Registrable Securities, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party will be determined by reference to, among other things, whether the untrue (or, as applicable alleged) untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if the contribution pursuant to this Section 6(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account such equitable considerations. The amount paid or payable by an indemnified party as a result of the Losses referred to herein will be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any action or claim which is the subject hereof. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e) Release. No indemnifying party will, except with the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(f) Non-exclusive Remedy; Survival. The indemnification and contribution provided for under this Agreement will be in addition to any other rights to indemnification or contribution that any indemnified party may have pursuant to law or contract (and the Company and its Subsidiaries shall be considered the indemnitors of first resort in all such circumstances to which this Section 6 applies) and will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of Registrable Securities and the termination or expiration of this Agreement.

Section 7 Cooperation with Underwritten Offerings. No Person may participate in any underwritten registration hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, without limitation, pursuant to the terms of any over-allotment or “green shoe” option requested by the underwriters; provided that no Holder will be required to sell more than the number of Registrable Securities such Holder has requested to include in such registration) and (ii) completes, executes and delivers all questionnaires, powers of attorney, stock powers, custody agreements, indemnities, underwriting agreements and other documents and agreements required under the terms of such underwriting arrangements or as may be reasonably requested by the Company and the lead managing underwriter(s). To the extent that any such agreement is entered into pursuant to, and consistent with, Section 3, Section 4 and/or this Section 7, the respective rights and obligations created under such agreement will supersede the respective rights and obligations of the Holders, the Company and the underwriters created thereby with respect to such registration.

Section 8 Subsidiary Public Offering. If, after an initial Public Offering of the common equity securities of one of its Subsidiaries, the Company distributes securities of such Subsidiary to its equityholders, then the rights and obligations of the Company pursuant to this Agreement will apply, mutatis mutandis, to such Subsidiary, and the Company will cause such Subsidiary to comply with such Subsidiary’s obligations under this Agreement as if it were the Company hereunder.

Section 9 Joinder; Additional Parties; Transfer of Registrable Securities.

(a) Joinder. The Company may from time to time (with the prior written consent of the Majority Holders) permit any Person who acquires Common Stock (or rights to acquire Common Stock) to become a party to this Agreement and to be entitled to and be bound by all of the rights and obligations as a Holder by obtaining an executed joinder to this Agreement from such Person in the form of Exhibit B attached hereto (a “Joinder”). Upon the execution and delivery of a Joinder by such Person, the Common Stock held by such Person shall become Registrable Securities, and such Person shall be deemed a Holder.

(b) Restrictions on Transfers. Prior to transferring any Registrable Securities to any Person (including, without limitation, by operation of law), the transferring Holder must first cause the prospective transferee to execute and deliver to the Company a Joinder, except that such consent and Joinder shall not be required in the case of (i) a transfer to the Company, (ii) a Public Offering, (iii) a sale pursuant to Rule 144 and/or (iv) a transfer in connection with a Sale of the Company. Any transfer or attempted transfer of Registrable Securities in violation of any provision of this Agreement will be void, and the Company will not record such transfer on its books or treat any purported transferee of such Registrable Securities as the owner thereof for any purpose (but the Company will be entitled to enforce against such Person the obligations hereunder).

Section 10 General Provisions.

(a) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the Majority Holders; provided that no such amendment, modification or waiver that would treat a specific Holder in a manner materially and adversely different than any other Holder will be effective against such Holder without the consent of such Holder; provided further that the foregoing provision shall not apply to any amendments or modifications otherwise expressly permitted by this Agreement, including any required to add a party hereto. The failure or delay of any Person to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such Person thereafter to enforce each and every provision of this Agreement in accordance with its terms. A waiver or consent to or of any breach or default by any Person in the performance by that Person of his, her or its obligations under this Agreement will not be deemed to be a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person under this Agreement.

(b) Remedies. The parties to this Agreement will be entitled to enforce their rights under this Agreement specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to any other rights and remedies existing hereunder, any party will be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

(c) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited, invalid, illegal or unenforceable in any respect under any applicable law or regulation in any jurisdiction, such prohibition, invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such prohibited, invalid, illegal or unenforceable provision had never been contained herein.

(d) Entire Agreement. Except as otherwise provided herein, this Agreement contains the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

(e) Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit and be enforceable by the Company and its successors and permitted assigns and the Holders and their respective successors and permitted assigns (whether so expressed or not).

(f) Notices. Any notice, demand or other communication to be given under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered personally to the recipient, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; but if not, then on the next Business Day, (iii) one (1) Business Day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) three (3) Business Days after it is mailed to the recipient by first class mail, return receipt requested. Such notices, demands and other communications will be sent to the Company at the address specified on the signature page hereto or any Joinder and to any holder, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Any party may change such party’s address for receipt of notice by giving prior written notice of the change to the sending party as provided herein. The Company’s address is:

Greenrose Acquisition Corp.

111 Broadway

Amityville, NY 11701

Attention: Chief Executive Officer

(g) Business Days. If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period will automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday.

(h) Governing Law. All issues and questions concerning the construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules hereto will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

(i) MUTUAL WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

(j) CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE WILL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(k) No Recourse. Notwithstanding anything to the contrary in this Agreement, the Company and each Holder agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement, will be had against any current or future director, officer, employee, general or limited partner or member of any Holder or any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Holder or any current or future member of any Holder or any current or future director, officer, employee, partner or member of any Holder or of any Affiliate or assignee thereof, as such for any obligation of any Holder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

(l) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” in this Agreement will be by way of example rather than by limitation.

(m) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.

(n) Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together will constitute one and the same agreement.

(o) Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

(p) Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Holder agrees to execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

(q) Dividends, Recapitalizations, Etc.. If at any time or from time to time there is any change in the capital structure of the Company by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment will be made in the provisions hereof so that the rights and privileges granted hereby will continue.

(r) No Third-Party Beneficiaries. No term or provision of this Agreement is intended to be, or shall be, for the benefit of any Person not a party hereto, and no such other Person shall have any right or cause of action hereunder, except as otherwise expressly provided herein.

(s) Current Public Information. At all times after the Company has filed a registration statement with the SEC pursuant to the requirements of either the Securities Act or the Exchange Act, the Company will file all reports required to be filed by it under the Securities Act and the Exchange Act and will take such further action as the Majority Holders may reasonably request, all to the extent required to enable such Holders to sell Registrable Securities (or securities that would be Registrable Securities but for the final sentence of the definition of Registrable Securities) pursuant to Rule 144.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

COMPANY

GREENROSE ACQUISITION CORP.

By:
Name:
Title:

HOLDER

By:
Name:
Title:

Address:

EXHIBIT A

DEFINITIONS

Capitalized terms used in this Agreement have the meanings set forth below.

“Affiliate” of any Person means any other Person controlled by, controlling or under common control with such Person and, in the case of an individual, also includes any member of such individual’s Family Group; provided that the Company and its Subsidiaries will not be deemed to be Affiliates of any holder of Registrable Securities. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) will mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise).

“Agreement” has the meaning set forth in the recitals.

“Automatic Shelf Registration Statement” has the meaning set forth in Section 1(a).

“Common Stock” means the Company’s common stock, par value $0.0001 per share.

“Company” has the meaning set forth in the preamble and shall include its successor(s).

“Demand Registrations” has the meaning set forth in Section 1(a).

“End of Suspension Notice” has the meaning set forth in Section 1(f)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

“Excluded Registration” means any registration (i) pursuant to a Demand Registration (which is addressed in Section 1(a)), (ii) in connection with registrations on Form S-4 or S-8 promulgated by the SEC or any successor or similar forms) or (iii) on any form that does not permit the registration of Registrable Securities.

“FINRA” means the Financial Industry Regulatory Authority.

“Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405.

“Holdback Period” has the meaning set forth in Section 3(a).

“Holder” means a holder of Registrable Securities who is a party to this Agreement (including by way of Joinder).

“Indemnified Parties” has the meaning set forth in Section 6(a).

“Joinder” has the meaning set forth in Section 9(a).

“Long-Form Registrations” has the meaning set forth in Section 1(a).

“Losses” has the meaning set forth in Section 6(c).

“Majority Holders” means the holders of a majority of the aggregate Registrable Securities.

“Majority Participating Holders” means the holders of a majority of the aggregate Registrable Securities to be included in a Public Offering.

“Other Holders” has the meaning set forth in the recitals.

“Piggyback Registrations” has the meaning set forth in Section 2(a).

“PIPE Investor” means any Person who purchased any of the Company’s equity in the PIPE Offering.

“PIPE Offering” means the private investment offering consummated by the Company in connection with the Merger.

“Public Offering” means any sale or distribution by the Company, one of its Subsidiaries and/or Holders to the public of Common Stock or other securities convertible into or exchangeable for Common Stock pursuant to an offering registered under the Securities Act.

“Registrable Securities” means: (i) any Common Stock issued to a Holder pursuant to the Merger Agreement, and (ii) any equity securities of the Company issued or issuable with respect to the securities referred to in clause (i) above by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities will cease to be Registrable Securities when they have been (a) sold or distributed pursuant to a Public Offering, (b) sold in compliance with Rule 144, or (c) repurchased by the Company or a Subsidiary of the Company. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities, and the Registrable Securities will be deemed to be in existence, whenever such Person has the right to acquire, directly or indirectly, such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Person will be entitled to exercise the rights of a holder of Registrable Securities hereunder (it being understood that a holder of Registrable Securities may only request that Registrable Securities in the form of Common Stock be registered pursuant to this Agreement). Notwithstanding the foregoing, any Registrable Securities held by any Person that may be sold under Rule 144(b)(1)(i) without limitation under any of the other requirements of Rule 144 will not be deemed to be Registrable Securities.

“Registration Expenses” has the meaning set forth in Section 5.

“Rule 144”, “Rule 158”, “Rule 405”, “Rule 415”, “Rule 430B” and “Rule 462” mean, in each case, such rule promulgated under the Securities Act (or any successor provision) by the SEC, as the same will be amended from time to time, or any successor rule then in force.

“Sale Transaction” has the meaning set forth in Section 3(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities” has the meaning set forth in Section 3(a).

“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

“Shelf Offering” has the meaning set forth in Section 1(d)(i).

“Shelf Offering Notice” has the meaning set forth in Section 1(d)(i).

“Shelf Registrable Securities” has the meaning set forth in Section 1(d)(i).

“Shelf Registration” means the offer and sale of the Company’s securities pursuant to Rule 415 under the Securities Act.

“Shelf Registration Statement” has the meaning set forth in Section 1(d).

“Short-Form Registrations” has the meaning set forth in Section 1(a).

“Subsidiary” means, with respect to the Company, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or will be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

“Suspension Event” has the meaning set forth in Section 1(f)(iii).

“Suspension Notice” has the meaning set forth in Section 1(f)(iii).

“Suspension Period” has the meaning set forth in Section 1(f)(i).

“Violation” has the meaning set forth in Section 6(a).

“WKSI” means a “well-known seasoned issuer” as defined under Rule 405.

EXHIBIT B

The undersigned is executing and delivering this Joinder pursuant to the Registration Rights Agreement dated as of __________________, 2021 (as amended, modified and waived from time to time, the “Registration Agreement”), among Greenrose Acquisition Corp., a Delaware corporation (the “Company”), and the other persons named as parties therein (including pursuant to other Joinders). Capitalized terms used herein have the meaning set forth in the Registration Agreement.

By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of, the Registration Agreement as a Holder in the same manner as if the undersigned were an original signatory to the Registration Agreement, and the undersigned will be deemed for all purposes to be a Holder, and the undersigned’s _________ shares of Common Stock will be deemed for all purposes to be Registrable Securities under the Registration Agreement.

Accordingly, the undersigned has executed and delivered this Joinder as of the ___ day of ____________, 20___.

Signature

Print Name

Address:

Agreed and Accepted as of

______________, 20___:

GREENROSE ACQUISITION CORP.

By:
Name:
Title:

EXHIBIT I

FORM OF ACCREDITED INVESTOR CERTIFICATION

FORM OF ACCREDITED INVESTOR CERTIFICATION

Greenrose Acquisition Corp.

111 Broadway

Amityville, NY 11701

Attention: Chief Executive Officer

To whom it may concern:

Reference is made to that certain Agreement and Plan of Merger (the “Agreement.”) dated as of March 12, 2021, by and between, inter alia, Futureworks LLC, a Colorado limited liability company (the “Company”) and Greenrose Acquisition Corp., a Delaware corporation (“Parent”). Capitalized but undefined terms used herein shall have the meaning set forth in the Agreement.

The undersigned is submitting this Accredited Investor Certification (the “Certification”) in connection with the issuance of shares of Parent’s common stock, par value $0.0001 per share (the “Shares”) as part of the consideration of the Merger. I understand that the Shares are being issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and will be issued only to accredited investors (“Accredited Investors”) as defined in Rule 501(a) of Regulation D of the Securities Act.

The undersigned represents to Parent that (i) the information contained in this Certification is complete and accurate and may be relied upon by Parent, and (ii) the undersigned will notify Parent immediately of any change in any of such information.

Please print or type:

I.	FOR INDIVIDUALS

1.	NAME IN WHICH SHARES ARE TO BE HELD:

2.	SOCIAL SECURITY NUMBER(S):

3.	MANNER IN WHICH TITLE TO BE HELD (Please Check One):

________	Individual Ownership

________	Community Property

________	Tenants in Common

________	Joint Tenants with Rights of Survivorship

________	Partnership

________	Corporation

 ________ As Custodian, Executor or Trustee for _________________________

Accredited Investor Certification.

Please INITIAL where appropriate:

A.	_____ I certify that I have a net worth (excluding primary residence) of at least $1 million either individually or through aggregating my individual holdings and those in which I have a joint, community property or other similar shared ownership interest with my spouse.

The above net worth takes into account my current assets and other assets diminished by my current liabilities and other liabilities including contingent liabilities, such as threatened or pending lawsuits and proceedings.

B.	_____ I certify that I have had an annual gross income for the past two calendar years of at least $200,000 (or $300,000 jointly with my spouse) and expect my income (or joint income, as appropriate) to reach the same level in the current calendar year.

II.	FOR CERTAIN QUALIFIED ORGANIZATIONS:

Additional information for corporate, partnership, LLC or trust subscribers:

A.	Name and type of organization or entity:_________________________________________________

B.	Business address:__________________________________________________________________

C.	Telephone: (_____) ________________________________________________________________

D.	Send communications to the attention of:________________________________________________

E.	Date of organization:________________________________________________________________

F.	State of organization:_______________________________________________________________

G.	Tax identification no.:_______________________________________________________________

H.	Form of organization:_______________________________________________________________

Corporation ________ Partnership ____________ LLC ____________

Trust ______________ Other (Describe) ________

I.	If a corporation, the organization has _____ has not _____ elected to be taxed as a small business corporation for federal income tax purposes under the provisions of Subchapter S of the Internal Revenue Code of 1986, as amended.

The corporate, partnership, limited liability company or trust subscriber represents and warrants that it is (check one):

_______a. A corporation, partnership, Massachusetts or similar business trust, or organization described in Section 501(c)(3) of the Internal Revenue Code (tax exempt organization), not formed for the specific purpose of acquiring the Units, having total assets in excess of $5,000,000.

_______b. A bank, savings and loan association or other similar institution (as defined in Sections 3(a)(2) and 3(a)(5)(A) of the Securities Act).

_______c. An insurance company (as defined in Section 2(13) of the Securities Act).

_______d. An investment company registered under the Investment Company Act of 1940.

_______e. A business development company (as defined in Section 2(a)(48) of the Investment Company Act of 1940) or a private business development company (as defined in Section 202(a)(22) of the Investment Advisers Act of 1940).

_______f. A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

_______g. A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended.

_______h. A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, which plan has total assets in excess of $5,000,000.

_______i. An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a “Plan Fiduciary,” as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company or registered investment advisor.

_______j. An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 having total assets in excess of $5,000,000.

_______k. A self-directed employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, with investment decisions made solely by persons who are accredited investors as defined in Rule 501(a) of Regulation D.

_______l. A trust with total assets in excess of $5,000,000 not formed for the specific purpose of acquiring the units offered, whose purchase is directed by a sophisticated person (i.e., a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Units).

_______m. An entity in which all of the equity owners are accredited investors as defined in Rule 501(a) of Regulation D. (If subsection m. is checked, each equity owner must complete an investor questionnaire).

[SIGNATURE PAGE FOLLOWS]

The foregoing statements are true and accurate to the best of my information and belief, and I will notify Parent of any change in the foregoing answers.

FOR INDIVIDUALS	FOR CORPORATE, PARTNERSHIP, LLC OR TRUSTS

Name [Please Print]	Name

Signature	Authorized Signatory [Please Sign]

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Date:____________________________________

EXHIBIT J

FORM OF PARENT OFFICER’S CERTIFICATE

FORM OF PARENT OFFICER’S CERTIFICATE

GREENROSE ACQUISITION CORP.

OFFICER’S CERTIFICATE

_________________, 2021

This Officer’s Certificate is delivered pursuant to Section 6.3(d) of that certain Agreement and Plan of Merger, dated March 12, 2021 (the “Agreement”), by and among Futureworks LLC, a Colorado limited liability company (the “Company”), Greenrose Acquisition Corp. (the “Parent”) and Futureworks Holdings, Inc. a Delaware corporation and wholly owned subsidiary of Parent (the “Merger Sub”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

William F. Harley III certifies that he is the Chief Executive Officer of Parent, and that, as such, he is authorized to execute this certificate on behalf of Parent pursuant to Section 6.3 of the Agreement and DOES HEREBY FURTHER CERTIFY on behalf of Parent, and not in his individual capacity, that:

6.	The representations and warranties of Parent contained in the Agreement are true, correct and complete in all material respects as of the date of the Agreement and as of the Closing Date as if made on and as of the Closing Date (other than, in each case, such representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be true, correct and complete in all material respects as of such specified earlier date; provided, however, that for purposes of determining the accuracy of any representations and warranties, all materiality, Parent Material Adverse Effect and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

7.	Parent and Merger Sub have performed or complied with, in all material respects, each agreement, covenant and obligation required by the Agreement and the Ancillary Agreements to be so performed or complied with by Parent or Merger Sub on or before the Closing Date.

8.	Since the date of the Agreement, no Parent Material Adverse Effect has occurred.

9.	The conditions set forth in Section 6.3 of the Agreement have been satisfied.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned hereby executes this Officer’s Certificate as of the date first written above.

GREENROSE ACQUISITION CORP.

By:
Name:	William F. Harley III
Title:	Chief Executive Officer

EXHIBIT K

FORM OF EMPLOYMENT AGREEMENT

OMITTED

EXHIBIT L

FORM OF NON-COMPETITION AGREEMENT

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SCHEDULE A-1

COMPANY EMPLOYEES WITH KNOWLEDGE

OMITTED

SCHEDULE A-2

PARENT EXECUTIVES WITH KNOWLEDGE

OMITTED

SCHEDULE A-3

IRONTON MATERIAL CONTRACTS

OMITTED

SCHEDULE 1.5

OFFICERS OF THE SURVIVING CORPORATION

OMITTED

SCHEDULE 5.14

DIRECTORS OF PARENT

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SCHEDULE 5.19

ASSIGNED CONTRACTS

OMITTED

SCHEDULE 5.20

YEOMANS GUARANTY CONTRACTS

OMITTED